    As filed with the Securities and Exchange Commission on February 4, 1997.

                                                           Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                            ------------------------

                         MARINE MANAGEMENT SYSTEMS, INC.
                 (Name of small business issuer in its charter)

         Delaware                                   7300                           06-0886588
(State or other jurisdiction of             (Primary Standard Industry          (I.R.S. Employer
incorporation or organization)              Classification Code Number)        Identification No.)

                                 470 West Avenue
                           Stamford, Connecticut 06902
                                 (203) 327-6404
              (Address and telephone number of principal executive
                    offices and principal place of business)
                            ------------------------
                                 Eugene D. Story
                                    President
                         Marine Management Systems, Inc.
                                 470 West Avenue
                           Stamford, Connecticut 06902
                                 (203) 327-6404
            (Name, address and telephone number of agent for service)
                            ------------------------
                                   Copies to:

 Frank J. Marco, Esq.                          Robert J. Mittman, Esq.
 Shipman & Goodwin LLP                         Tenzer Greenblatt LLP
 One American Row                              405 Lexington Avenue
 Hartford, Connecticut 06103                   New York, New York 10174
 Telephone No.: (860) 251-5000                 Telephone No.: (212) 885-5000
 Facsimile No.: (860) 251-5900                 Facsimile No.: (212) 885-5001
                            ------------------------

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box.    |_|
                            ------------------------

                         CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------------
                                                            Proposed              Proposed
                                                            Maximum               Maximum
     Title of Each Class               Amount               Offering             Aggregate                Amount of
     of Securities to be               to be               Price per              Offering              Registration
          Registered                 Registered           Security (1)             Price                     Fee
----------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
$.002 per share .............         1,380,000(2)           $5.00               $6,900,000               $2,090.91
----------------------------------------------------------------------------------------------------------------------------
Warrants, each to purchase
one share of Common Stock             1,380,000(2)           $0.10                $138,000                 $41.82
(3)............
----------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
$.002 per share, issuable
upon exercise of the Warrants         1,380,000(2)           $5.00               $6,900,000               $2,090.91
(3)..........................
----------------------------------------------------------------------------------------------------------------------------
Underwriter's Warrants, each
to purchase one share of              120,000                $.001                  $120                     (5)
Common Stock (4)...........
----------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.002
per share (6)..............           120,000                $7.25                $870,000                 $263.64
----------------------------------------------------------------------------------------------------------------------------
Underwriter's Warrants, each
to purchase one warrant (4)           120,000                $.0001                 $12                      (5)
----------------------------------------------------------------------------------------------------------------------------
Warrants, each to purchase
one share of Common Stock (6)         120,000                $.145                $17,400                   $5.27
----------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.002
per share (6)..............           120,000                $7.25                $870,000                 $263.64
----------------------------------------------------------------------------------------------------------------------------
      Total                             ---                   ---                   ---                   $4,756.19
----------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee.

(2) Assumes the Underwriter's over-allotment option to purchase up to 180,000 additional shares of Common Stock and/or 180,000 Warrants is exercised in full.

(3) Pursuant to Rule 416, there are also being registered such indeterminable additional shares of Common Stock as may become issuable pursuant to anti-dilution provisions contained in the Warrants and the Underwriter's Warrants.

(4) Represents warrants to be issued by the Company to the Underwriter at the time of delivery and acceptance of the securities to be sold by the Company to the public hereunder.

(5) None, pursuant to Rule 457(g).

(6) Issuable upon exercise of the Underwriter's Warrant and/or the warrants issuable thereunder.

-------------------------------------------------------------------------------

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

===============================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                 PRELIMINARY PROSPECTUS, DATED FEBRUARY 4, 1997
                              SUBJECT TO COMPLETION

                         MARINE MANAGEMENT SYSTEMS, INC.

                      1,200,000 Shares of Common Stock and
        Redeemable Warrants to Purchase 1,200,000 Shares of Common Stock

     Marine Management Systems, Inc. (the "Company") is offering hereby 1,200,000 shares (the "Shares") of the common stock, par value $.002 per share, of the Company (the "Common Stock") and redeemable warrants to purchase 1,200,000 shares of Common Stock (the "Warrants"). The Shares and Warrants may be purchased separately. Each Warrant entitles the registered holder thereof to purchase one share of Common Stock at a price of $5.00, subject to adjustment in
certain circumstances, for a period of four years commencing       , 1998. The
Warrants are redeemable by the Company, upon the consent of the Underwriter, at
any time commencing                                , 1998, upon notice of not
less than 30 days, at a price of $.10 per Warrant, provided that the closing bid quotation of the Common Stock for the period of 20 consecutive trading days ending on the third day prior to the day on which the Company gives notice has been at least 150% (currently $7.50, subject to adjustment) of the then effective exercise price of the Warrants. See "Description of Securities."

     Prior to this offering, there has been no public market for the Common Stock or Warrants and there can be no assurance that such a market will develop. It is anticipated that the Shares and Warrants will be quoted on the Nasdaq SmallCap Market ("Nasdaq") under the symbols "MMSI" and "MMSIW", respectively. The offering prices of the Shares and Warrants and the exercise price of the Warrants were determined pursuant to negotiations between the Company and the Underwriter and do not necessarily relate to the Company's book value or any other established criteria of value. For a discussion of the factors considered in determining the offering prices of the Shares and Warrants, see "Underwriting."

THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION AND SHOULD NOT BE PURCHASED BY INVESTORS WHO CANNOT AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" COMMENCING ON PAGE 10 AND "DILUTION" ON PAGE 23.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------------------------------------------
                                                                         Underwriting
                                                      Price to           Discounts and           Proceeds to
                                                       Public           Commissions(1)            Company(2)
--------------------------------------------------------------------------------------------------------------------
Per Share..............................                 $5.00                $.50                   $4.50
--------------------------------------------------------------------------------------------------------------------
Per Warrant............................                 $.10                 $.01                    $.09
--------------------------------------------------------------------------------------------------------------------
Total(3)...............................              $6,120,000            $612,000               $5,508,000
--------------------------------------------------------------------------------------------------------------------

(1) In addition, the Company has agreed to pay the Underwriter a 3% nonaccountable expense allowance, to grant the Underwriter warrants (the "Underwriter's Warrants") to purchase up to 120,000 shares of Common Stock and/or 120,000 warrants, to retain the Underwriter as a financial consultant and to grant the Underwriter a right of first refusal in connection with future financings. The Company has also agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting expenses payable by the Company, including the Underwriter's nonaccountable expense allowance in the amount of $183,600 ($211,140 if the Underwriter's over-allotment option is exercised in full), estimated at $753,600.
(3) The Company has granted the Underwriter an option, exercisable within 45 days from the date of this Prospectus, to purchase up to 180,000 additional Shares and/or 180,000 additional Warrants on the same terms set forth above, solely for the purpose of covering over-allotments, if any. If the Underwriter's over-allotment option is exercised in full, the total price to public, underwriting discounts and commissions and proceeds to Company will be $7,038,000, $703,800 and $6,334,200, respectively. See
     "Underwriting."

                                 ---------------

     The Shares and Warrants are being offered, subject to prior sale, when, as and if delivered to and accepted by the Underwriter and subject to the approval of certain legal matters by counsel and to certain other conditions. The Underwriter reserves the right to withdraw, cancel or modify the offering and to reject any order in whole or in part. It is expected that delivery of certificates representing the Shares and Warrants will be made against payment therefor at the offices of the Underwriter, 650 Fifth Avenue, New York, New York
10019, on or about                , 1997.
                           Whale Securities Co., L.P.

                The date of this Prospectus is           , 1997.

                              AVAILABLE INFORMATION

As of the date of this Prospectus, the Company will become subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, will file reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). The Company intends to furnish its stockholders with annual reports containing audited financial statements and such other periodic reports as the Company deems appropriate or as may be required by law.

                          ----------------------------


IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS, ON NASDAQ OR OTHERWISE, WHICH STABILIZE OR MAINTAIN THE MARKET PRICES OF THE COMMON STOCK AND WARRANTS AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Each prospective investor is urged to read this Prospectus in its entirety. Except as otherwise noted, all information contained in this Prospectus, including per share data and information relating to the number of shares outstanding, gives retroactive effect to the 1-for-2.7 reverse split of the Common Stock effected on August 20, 1996 and assumes no exercise of the Underwriter's over-allotment option to purchase up to 180,000 additional shares of Common Stock and/or 180,000 additional Warrants. See "Underwriting" and Note 9 of Notes to Financial Statements.

     This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."

                                   The Company

     The Company develops, markets, sells and supports software systems, and sells and supports associated hardware and communications systems, for the management of commercial ships in the international maritime industry. The Company's products are designed to enable its customers to operate their ocean-going ships in a safer and more efficient manner through the use of shipboard and shore-based computer applications and networks connected by wireless communications. The Company sells its products in the international shipping market to operators of all types of ships, including crude oil and product tankers, gas carriers, container ships, cruise liners, bulk carriers and other specialty ships. The Company has 27 years of experience in the maritime industry and has an established international market presence and a significant installed customer base of over 1,500 installations at over 500 shipboard and shore-based sites worldwide.

     The international maritime market is primarily an open, free market, allowing ships of any country to compete for business. The broad nature of this market, coupled with the fact that there are over 80,000 vessels in the world's commercial fleet competing for business, has generated growing pressure on shipowners/operators to operate their ships more efficiently. In addition, a significant expansion of international maritime regulations has occurred in recent years requiring shipowners/operators to operate their ships in a safer and more environmentally protective manner or face major liability exposure. At the same time, however, the economic pressures of the industry are leading to smaller-sized crews on ships, which is increasing the burdens associated with efficient ship operation and safety and environmental regulation compliance. The Company believes that these factors have created an environment where productivity aids, such as those provided by the Company's information technology systems, can offer large benefits to shipowners/operators.

     The Company's core business currently centers around its existing Fleet Manager Series products, a multifaceted line of software applications for the management of ship operations. These applications include: FleetWORKS, a systems package for shipboard inventory and maintenance management; FleetLINK, a marine data communications and e-mail systems package for high speed data transmission over satellite, cellular and/or terrestrial links; and FleetWATCH, a shipboard reporting and administrative systems package. This suite of integrated applications allows shipowners/operators to manage costs, manage resources and comply with both internal and externally mandated safety and environmental issues, while combining ease of use and broad-based functionality with low implementation costs and full scalability. The Company has also developed services to support its Fleet Manager Series products, ranging from database development and validation to the supply of shipboard computer hardware, related engineering, integration and training services and maintenance support. The Fleet Manager Series versions currently being shipped are DOS-based; however, the Company is in the process of developing Windows-based versions, the initial modules of which are expected to be available during the first quarter of 1997.

     While many shipowners/operators are just beginning to implement information technology systems within their enterprises, others have already made significant investment in their information technology infrastructures. Due to the increasing proliferation of available technology, more and more of these infrastructures are incorporating a variety of software environments, computing platforms and communications protocols and applications supplied by a variety of vendors, and such variety often results in incompatible systems and applications within and among an enterprise's many locations. As a result, demand is increasing for systems that offer shipowners/operators a standard interface, transparent communications and the ability to integrate enterprise and ship specific productivity applications for local and remote enterprise users. In response, the Company has designed, and is currently developing, an Integrated Shipboard Information Technology ("ISIT") platform (a computer operating environment standard) for the maritime industry. This platform is designed to permit the integration of a myriad of ship equipment and informational systems, including proposed ISIT-complaint versions of the Company's Fleet Manager Series products currently under development, under a common protocol and to provide a standard interface to shore-based systems. When completed, the ISIT platform is intended to provide users with a common communication path for all of their ISIT-compliant software applications, enabling them to use most satellite services and a variety of telephone networks and services, including the Internet. It is also intended to provide a means for collecting and storing a ship's operating data (for instance, the data found in the various control systems on the ship's bridge and engine room which operate with their own proprietary protocols) in a common database and format. The Company believes it is the only software company developing a systems operating environment compliant with recently created American Society for Testing and Materials ("ASTM") standards and proposed International Standards Organization ("ISO") standards, which standards are expected to dictate the software operating systems standard for the industry.

     The Company is developing the ISIT platform as part of a project chosen for shared expense funding by the United States government. Certain other companies involved in various technologies and services associated with international ship operations, design and information technologies are participating in various related aspects of the project. Upon completion of the project, the Company will retain all rights to the ISIT platform, subject only to a value added reseller agreement (and a sharing of a portion of any revenues derived from the commercialization of the ISIT platform) with the other project members and to agreements with certain of the Company's sales agents. The Company expects to complete initial development and to begin initial testing of the ISIT platform in the second quarter of 1997 and to commence initial marketing of the ISIT platform and ISIT-complaint versions of its Windows-based Fleet Manager Series products by the fourth quarter of 1997.

     As part of its strategic plan, the Company also intends to expand its operations in order to provide its customers with satellite communication services. Currently, the Company provides software solutions for ship-to-shore communications, but the actual wireless communications services must be procured by the Company's customers from other vendors. The Company intends to contract with communications service providers and to resell their communication services to shipowners/operators as part of a bundled offering with its other products and services, enabling it to serve as a single-source provider for ship-to-shore data communications.

     The Company believes that once it has completed the ISIT platform and its negotiation of reseller agreements with one or more satellite communication service providers, the Company will be in the unique position of being able to provide shipowners/operators with one-stop shopping for their fleet management requirements, including application software, platform software, hardware, systems integration and engineering services and associated communications services. In addition, the Company believes that the development of the ISIT platform could be a major breakthrough for the commercial shipping business and that it represents a strategic opportunity for the Company to significantly increase its market share position within the maritime industry. Thus, the Company intends to expand its marketing efforts to focus not only on direct sales of its products and services to shipowners/operators but also on the marketing of the ISIT platform to a variety of maritime organizations, including shipboard control system suppliers and hardware and software vendors, who will be able to bundle the ISIT platform with their respective product lines.

     The Company incurred operating losses of $213,602 and $667,156 for the fiscal year ended December 31, 1995 and the nine months ended September 30, 1996, respectively, and, at September 30, 1996, had an accumulated deficit of $4,897,776. The Company expects that it will continue at a loss until, at the earliest, the Company generates sufficient revenues to offset the cost of its operations. There can be no assurance that the Company will ever achieve profitability. See "Risk Factors."

     The Company was incorporated in Ohio in 1969 and reincorporated in Delaware in February 1996. The Company's principal executive offices are located at 470 West Avenue, Stamford, Connecticut 06902, and its telephone number is (203) 327-6404. Third-party trademarks or tradenames referred to in this Prospectus are the property of their respective owners.

                               Recent Developments
     Fall 1996 Borrowings

     In October and November 1996, the Company borrowed an aggregate of $410,000 from six persons, including $100,000 from Lyman C. Hamilton, Jr., a director of the Company, $50,000 from a trust for the benefit of the mother of Donald F. Logan, Jr., an executive officer and director of the Company, and $5,000 each from the brother and niece of Eugene D. Story, an executive officer and director of the Company (the "Fall 1996 Borrowings"). All of such indebtedness bears interest at the rate of 10% per annum and matures on the consummation, and will be paid out of the proceeds, of this offering. See "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources" and "Certain Transactions."

     December 1996 Borrowings

     In September and December 1996, the Company borrowed an aggregate of $166,000 ($50,000 in September 1996 and $116,000 in December 1996) from five persons, consisting of $29,000 from Eugene D. Story, $10,000 from Robert D. Ohmes, $15,000 from Mark E. Story, $22,000 from Donald F. Logan, Jr. and $90,000 from Scott R. Ohmes (the "December 1996 Borrowings"). Messrs. Eugene D. Story, Robert D. Ohmes, Mark E. Story and Logan are executive officers and directors of the Company and Scott R. Ohmes is the son of Robert D. Ohmes. All of such indebtedness bears interest at the rate of 9% per annum and matures on December 2, 1998. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources" and "Certain Transactions."

     Strategic Alliance with Sperry Marine Inc.

     In December 1996, the Company and Sperry Marine Inc. ("Sperry"), a worldwide leader in providing advanced electronic navigation and guidance systems to commercial and military customers for marine and aircraft applications and a wholly-owned subsidiary of Litton Industries Inc. ("Litton"), a $3.6 billion aerospace, defense and commercial electronics company publicly traded on the New York Stock Exchange, entered into a strategic alliance for the sale of the Company's products (the "Sperry Alliance"). Sperry has indicated to the Company that it intends to make its commercial marine electronic navigation and guidance systems compliant with the Company's proposed ISIT platform. Consequently, as part of the Sperry Alliance, the Company and Sperry have entered into a marketing and distribution agreement (the "Sperry Agreement") pursuant to which Sperry has: (i) the sole right to distribute to the United States government the Company's proposed ISIT platform products as a part of and/or within a related Sperry product or system ("Bundled") and the Company's software application products, whether or not they are Bundled; (ii) the sole right to distribute all of the Company's software application products and ISIT platform products which are Bundled and sold under the "Sperry" name; and (iii) the non-exclusive right to distribute all of the Company's software application products and ISIT platform products which are Bundled and sold under the Company's name, subject, in the case of (ii) and (iii), to certain territorial limitations. In addition, as part of the Sperry Alliance, Sperry agreed to provide $500,000 in financing to the Company (the "Sperry Financing"). Such financing was consummated on December 12, 1996 and consisted of a 9% promissory note of the Company in the principal amount of $250,000, which note will convert, upon the consummation of this offering, into an aggregate of 100,000 shares of Common Stock (the "Sperry Convertible Note"), a 9% promissory note of the Company in the principal amount of $250,000, maturing upon the consummation, and payable out of the proceeds, of this offering (the "Sperry Non-Convertible Note" and, together with the Sperry Convertible Note, the "Sperry Notes"), and warrants to purchase 125,000 shares of Common Stock at an exercise price of $5.00 per share (the "Sperry Warrants"). See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources" and "Business - Sales and Marketing."

     January Bridge Financing

     In January 1997, the Company completed the sale of seven investment units (the "Bridge Units") to six private investors at a price of $50,000 per Bridge Unit for total gross proceeds of $350,000 (the "January Bridge Financing"). Each Bridge Unit consisted of a 9% promissory note of the Company in the principal amount of $50,000, maturing upon the consummation and payable out of the proceeds, of this offering (each, a "Bridge Note") and 10,000 shares of Common Stock (the "Bridge Shares"). Immediately prior to the January Bridge Financing, Eugene D. Story and Robert D. Ohmes contributed 45,000 and 25,000 of their shares of Common Stock, respectively, to the Company's treasury, which treasury shares were then issued by the Company to the investors in the January Bridge Financing as the Bridge Shares. After the payment of $35,000 in placement fees to the Underwriter, who acted as placement agent for the Company with respect to the sale of the Bridge Units, and other offering expenses of approximately $20,000, the Company received net proceeds of approximately $295,000 in connection with the January Bridge Financing. See "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources" and "Description of Securities - Registration Rights."

     Executive Stock Repurchase

     Immediately prior to the date of this Prospectus, Eugene D. Story, Robert
D. Ohmes, Donald F. Logan, Jr. and Mark E. Story (each an executive officer and director of the Company) delivered and transferred to the Company for cancellation 27,085, 26,910, 14,627 and 9,145 shares of Common Stock, respectively, and the Company accepted such shares, in full payment and satisfaction of the Company's outstanding loans to such officers in the amounts of $135,426, $134,550, $73,137 and $45,724, respectively (the "Executive Stock
Repurchase"). Because it was expected that such loan amounts would be satisfied with shares of Common Stock prior to the date of this Prospectus, the $388,837 in loans receivable was presented as a component of stockholders' equity in the Company's financial statements commencing as of December 31, 1995. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources," "Certain Transactions" and Note 15(b) of Notes to Financial Statements.

     Pending CII Transactions

     The Company and Connecticut Innovations Incorporated ("CII"), an agency of the State of Connecticut and a principal stockholder of the Company, have agreed that, immediately prior to the consummation of this offering, all 7,500 shares of the redeemable preferred stock, par value $100 per share, of the Company (the "Preferred Stock") will convert into an aggregate of 277,777 shares of Common Stock (the "Preferred Stock Conversion"). All of such shares of Preferred Stock were purchased from the Company by CII in August 1996. In addition, the remaining $236,924 principal amount plus accrued interest outstanding under the Company's March 1995 promissory note to CII (the "Senior Note") is due upon, and will be paid out of the proceeds of, this offering. Simultaneous with the consummation of this offering, the Company will also use $75,000 of the proceeds from this offering to buy back from CII warrants (the "CII Warrants") currently exercisable to purchase 129,944 shares of Common Stock at an exercise price of $2.31 per share (the "CII Warrant Redemption") and such amount will be charged to operations. See "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources," "Certain Transactions" and "Description of Securities."

                                  The Offering

 Securities offered..........................................    1,200,000   shares  of  Common  Stock  and  warrants  to
                                                                 purchase   1,200,000   shares  of  Common   Stock.   See
                                                                 "Description of Securities."

 Common Stock to be outstanding after this offering..........    4,201,120 shares (1) (2)

 Warrants (3)
    Number to be outstanding after this offering.............    1,200,000 Warrants

    Exercise terms...........................................    Exercisable  for  a  period  of  four  years  commencing
                                                                               ,  1998,  each to  purchase  one  share of
                                                                 Common   Stock  at  a  price  of   $5.00,   subject   to
                                                                 adjustment in certain  circumstances.  See  "Description
                                                                 of Securities - Public Warrants."

    Expiration date..........................................                           ,  2002  (five  years   following
                                                                 the date of this Prospectus).

    Redemption...............................................    Redeemable  by the  Company,  upon  the  consent  of the
                                                                 Underwriter,  at any time  commencing one year following
                                                                 the date of this  Prospectus,  upon  notice  of at least
                                                                 30 days,  at a price of $.10 per Warrant,  provided that
                                                                 the closing bid  quotation  of the Common Stock has been
                                                                 at least 150% (currently  $7.50,  subject to adjustment)
                                                                 of the then  effective  exercise  price of the  Warrants
                                                                 for a period of 20  consecutive  trading  days ending on
                                                                 the  third  day  prior to the day on which  the  Company
                                                                 gives  notice  of  redemption.   The  Warrants  will  be
                                                                 exercisable  until  the  close of  business  on the date
                                                                 fixed for  redemption.  See  "Description  of Securities
                                                                 - Public Warrants."

 Use of Proceeds.............................................    The  Company  intends to apply the net  proceeds of this
                                                                 offering  for the  repayment of debt and  retirement  of
                                                                 warrants,  software  development,  sales and  marketing,
                                                                 entrance  into  the  communications  business,   capital
                                                                 equipment  and  the  balance  for  working  capital  and
                                                                 general corporate purposes.   See "Use of Proceeds."

 Risk Factors................................................    The  securities   offered  hereby  are  speculative  and
                                                                 involve   a  high   degree   of   risk   and   immediate
                                                                 substantial  dilution  and  should not be  purchased  by
                                                                 investors  who cannot  afford  the loss of their  entire
                                                                 investment.  See "Risk Factors" and "Dilution."

 Proposed Nasdaq symbols.....................................    Common Stock - MMSI
                                                                 Warrants - MMSIW


--------

(1) Includes (i) the 70,000 Bridge Shares (which were previously contributed back to the Company's treasury by two of its officers for issuance in the January Bridge Financing) and (ii) an aggregate of 377,777 shares of Common Stock which will be issued in connection with the Preferred Stock Conversion and the conversion of the Sperry Convertible Note (the "Sperry Note Conversion") immediately prior to the consummation of this offering. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(2) Does not include (i) 1,200,000 shares of Common Stock reserved for issuance upon exercise of the Warrants, (ii) an aggregate of 240,000 shares of Common Stock reserved for issuance upon exercise of the Underwriter's Warrants and the warrants included therein, (iii) the 77,767 shares of Common Stock which were cancelled by the Company in connection with the Executive Stock Repurchase, (iv) 129,944 shares of Common Stock reserved for issuance upon exercise of the CII Warrants which are being relinquished by CII in connection with the CII Warrant Redemption, (v) 347,219 shares of Common Stock reserved for issuance upon exercise of other outstanding warrants, (vi) 71,290 shares of Common Stock reserved for issuance upon exercise of outstanding options granted under the Company's 1996 Key Employees' Stock Option Plan (the "Stock Option Plan"), (vii) up to 153,750 shares of Common Stock reserved for issuance upon exercise of options available for future grant under the Stock Option Plan and (viii) an indeterminable number of shares of Common Stock reserved for issuance in the event the Company fails under certain circumstances to register, or to maintain an effective registration statement with respect to, the Bridge Shares issued in the January Bridge Financing. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources," "Management - Stock Option Plan," "Certain Transactions," "Description of Securities" and "Underwriting."

(3) Does not include any of the warrants referred to in clauses (ii), (iv) and (v) of footnote (2) above.

                          Summary Financial Information
                      (In thousands, except per share data)

     Set forth below is certain summary financial information for the periods and as of the dates indicated. This information is derived from and should be read in conjunction with, the financial statements of the Company, including the notes thereto, appearing elsewhere in this Prospectus.

Statement of Operations Data:

                                         Years Ended December 31,        Nine Months Ended September 30,
                                        -------------------------        -------------------------------
                                         1994               1995           1995                1996
                                        ------             ------         ------              ------
Revenues...........................     $2,386             $4,329          $2,998              $3,505
Gross profit.......................      1,067              1,114             676                 962
Income (loss) from operations......         39               (214)           (281)               (667)
Net loss...........................        (71)              (326)           (384)               (789)
Net loss per share.................       (.03)              (.14)           (.17)               (.32)
Weighted average shares
   outstanding.....................       2323               2323            2323                2472(1)


Balance Sheet Data:

                                                                            September 30, 1996
                                                           -------------------------------------------------
                                    December 31, 1995      Actual       Pro Forma (2)     As Adjusted (2)(3)
                                    -----------------      ------       -------------     ------------------

Working capital (deficit)..........    $  (615)           $  (892)         $  (645)            $3,865
Total assets.......................      2,381              3,128            4,480              7,823
Total liabilities..................      2,905              2,576            3,797              2,455
Redeemable Preferred Stock.........          -                750              750                  -
Stockholders' equity (deficit).....       (524)(1)           (198)(1)          (67)             5,368

----------

(1) As of December 31, 1995 and September 30, 1996, (i)the 77,767 shares of Common Stock returned for cancellation to the Company by certain executive officers (in satisfaction of $388,837 in loans outstanding from the Company to such officers) immediately prior to the date of this Prospectus, in connection with the Executive Stock Repurchase, were not included in the weighted average shares outstanding and (ii)the $388,837 in loans receivable from such officers which were satisfied in connection with the Executive Stock Repurchase were included as a component of stockholders' equity, since it was expected that such Executive Stock Repurchase would be consummated immediately prior to the date of this Prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources," "Certain Transactions" and Note 15(b) of Notes to Financial Statements.

(2) Adjusted to give retroactive effect to (i) the Fall 1996 Borrowings, (ii) the December portion of the December 1996 Borrowings, (iii) the Sperry Financing, (iv) the January Bridge Financing and (v) the Executive Stock Repurchase. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources."

(3) Adjusted to give retroactive effect to the Preferred Stock Conversion and the Sperry Note Conversion which will occur immediately prior to the consummation of this offering and to the sale of the 1,200,000 Shares and 1,200,000 Warrants offered hereby and the anticipated application of the estimated net proceeds therefrom, including for the repayment of (i) the Sperry Non-Convertible Note, (ii) the Fall 1996 Borrowings, (iii) the Bridge Notes, and (iv) the Senior Note to CII and for the purchase of the CII Warrants in connection with the CII Warrant Redemption. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources."

                                  RISK FACTORS

     The securities offered hereby are speculative and involve a high degree of risk including, but not necessarily limited to, the risk factors described below. Each prospective investor should carefully consider the following risk factors inherent in and affecting the business of the Company and this offering prior to making an investment decision.

     Going Concern Qualification in the Report of Independent Certified Public Accountants; History Of Operating Losses; Anticipated Future Losses. The report of independent certified public accountants on the Company's financial statements for all periods presented contains an explanatory paragraph stating that there is substantial doubt as to the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of such uncertainty. The Company incurred operating losses of $213,602 and $667,156 for the fiscal year ended December 31, 1995 and the nine months ended September 30, 1996, respectively, and, at September 30, 1996, had an accumulated deficit of $4,897,776. The Company expects that its operating losses for the fiscal year ended December 31, 1996 will substantially exceed its operating losses for the prior fiscal year and that the Company will continue at a loss until, at the earliest, the Company generates sufficient revenues to offset the cost of its operations, including its continuing product development efforts. Although the Company experienced a significant growth in sales during the fiscal year ended December 31, 1995 and the nine months ended September 30, 1996, approximately 34% and 35%, respectively, of its revenues for such periods were generated from sales of computer hardware to non-industry related customers and approximately 9% and 23%, respectively, of its revenues for such periods represented government funding relating to the Company's ISIT platform development project, which funding is expected to terminate by the end of 1997. The Company's future level of sales and potential profitability depend on many factors, including an increased demand for the Company's existing products, the ability of the Company to develop and sell new products and product versions to meet customers' needs, the ability of management to control costs and successfully implement the Company's strategy and the ability of the Company to develop and deliver products in a timely manner. There can be no assurance that the Company will experience any significant growth in sales (or even sustain historic sales levels) in the future or that the Company will ever achieve profitability. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Financial Statements.

     Significant Capital Requirements; Working Capital Deficit; Continuing Need for Additional Financing. The Company's capital requirements have been and will continue to be significant, and recently its cash requirements have been exceeding its cash flow from operations (at September 30, 1996, the Company had a working capital deficit of $891,669) due to, among other things, costs associated with its product development efforts. Since July 1, 1996, the Company has raised capital of approximately $1,926,000 through the private placement of its debt and equity securities and has been dependent on those private financings to fund a portion of its capital requirements. In addition, based on the Company's current product development plans and its anticipated expansion into the satellite communications services business, the Company's capital requirements are expected to increase. As a result, the Company is dependent upon the proceeds of this offering to complete the development of its proposed products and fund its business strategies. Although the Company anticipates, based on its currently proposed plans and assumptions relating to its operations (including assumptions regarding the progress and timing of its new product development efforts), that the net proceeds of this offering, together with anticipated revenues from operations and its current cash and cash equivalent balances, will be sufficient to fund the Company's operations and capital requirements for at least 18 months following the consummation of this offering, there can be no assurance that such funds will not be expended prior thereto due to unanticipated changes in economic conditions or other unforeseen circumstances. In the event the Company's plans change or its assumptions change or prove to be inaccurate, the Company could be required to seek additional financing sooner than currently anticipated. The Company has no current arrangements with respect to, or potential sources of, any additional financing, and it is not anticipated that existing stockholders will provide any portion of the Company's future financing requirements. Consequently, there can be no assurance that any additional financing will be available to the Company when needed, on commercially reasonable terms, or at all. Any inability to obtain additional financing when needed would have a material adverse effect on the Company. In addition, any additional equity financing may involve substantial dilution to the interests of the Company's then existing stockholders. See "Use of Proceeds," "Capitalization," and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Significant Outstanding Indebtedness; Consequences of Default and Covenants under Loans. As of September 30, 1996, the Company had a term loan of approximately $216,667 and a $400,000 demand line of credit with a bank, both of which bear interest at 1 1/2% over the bank's prime rate. The term loan is payable in equal monthly installments of $5,833, plus interest, until June 1998, at which time the balance of approximately $100,000, plus interest, will be due in full. Pursuant to an agreement between the Company and the bank, the bank has agreed to amend the terms of the demand line of credit to provide for its expiration on April 1, 1998, provided that the Company completes this offering by May 15, 1997 and the Company maintains an account with the bank with a minimum balance of $800,000 as additional security for repayment of the loan. As of September 30, 1996, the Company had no further availability under such facility. All of the foregoing indebtedness is subject to various financial and operating covenants, including requirements to maintain certain financial ratios and a minimum net worth. Since September 30, 1996, the Company has incurred, and currently has outstanding, an additional $75,000 principal amount of indebtedness under a note to the bank, bearing interest at 1 1/2% over the bank's prime rate, which the bank has agreed to amend to reflect a maturity date of April 1, 1998 provided the Company satisfies the same conditions referred to above with respect to the extension of the demand line of credit. Although the Company intends to use approximately $1,305,000 of the proceeds from this offering to repay the balances due under its Senior Note to CII, the Fall 1996 Borrowings, the Bridge Notes and the Sperry Non-Convertible Note immediately following the consummation of this offering, the Company will still have, in addition to its bank indebtedness, an aggregate of $166,000 principal amount of indebtedness outstanding under notes issued by the Company to certain affiliates of the Company in connection with the December 1996 Borrowings, which notes bear interest at the rate of 9% per annum and mature on December 2, 1998, and an aggregate of $500,000 principal amount of indebtedness outstanding under the subordinated notes issued by the Company to two of its executive officers in July 1994, which notes bear interest at 2% over prime. The Company's ability to meet its debt service obligations will depend on the Company's future operations, which are subject to prevailing industry conditions and other factors, many of which are beyond the Company's control. Because both the Company's bank term loan and note and its operating line of credit bear interest at rates that fluctuate with prevailing interest rates, increases in such prevailing rates would increase the Company's interest payment obligations and could adversely effect the Company's financial condition and results of operations. Further, the Company's bank indebtedness is secured by substantially all of the Company's assets. In the event of a violation by the Company of any of its loan covenants or any other default by the Company on its obligations relating to its indebtedness, the lenders could declare such indebtedness to be immediately due and payable and, in certain cases, the bank could then foreclose on the Company's assets. The Company was in violation of certain of its bank loan covenants as of September 30, 1996, including covenants regarding its net worth and cash flow ratios, but was subsequently able to secure waivers from the bank relating to such violations until March 31, 1997. In addition, as of September 30, 1996, the Company was in default in payment under its Senior Note to CII, but CII subsequently waived all payments of principal and interest under the Senior Note through the consummation of this offering, at which time the Senior Note is to be repaid in full. Although the Company expects that it will be in compliance with all of its loan covenants upon the consummation of this offering, there can be no assurance that the Company will be able to maintain such compliance in the future. There can also be no assurance that, in the event the Company either fails to achieve compliance prior to the expiration of its current waivers or violates its loan covenants in the future, the Company will be able to secure additional waivers from the bank. A default relating to the Company's indebtedness, in the absence of a waiver, could have a material adverse effect upon the Company's business and financial condition. Moreover, to the extent that all of the Company's assets continue to be pledged to secure its outstanding bank indebtedness, such assets will not be available to secure additional indebtedness, which may adversely affect the Company's ability to borrow in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Certain Transactions" and Notes 4 and 6 of Notes to Financial Statements.

     Dependence on Fleet Manager Series; Need to Develop Windows-Based Product Versions. A majority of the Company's revenues to date have been derived from its Fleet Manager Series software applications products and from the related computer hardware and system integration and engineering services provided by the Company to its Fleet Manager Series customers. Further, the Company anticipates that these products and services will, and is in fact relying upon them to, continue to account for a significant portion of its revenues for the foreseeable future. If sales of the Fleet Manager Series were to decline significantly for any reason, the Company's business, results of operations and financial condition would be materially adversely affected. Consequently, potential investors should be aware that the Fleet Manager Series is currently comprised solely of DOS-based applications and that the market for marine software applications products has recently begun to shift from DOS-based applications toward Windows-based applications. The Company, in response to the shifting trend, is in the midst of developing Windows-based versions of all of its Fleet Manager Series products (the first modules of which it expects to have commercially available during the first quarter of 1997 and the balance by the end of 1997). Nonetheless, previous introductions of Windows-based products by the Company's competitors or additional such introductions prior to the Company's completion of its new product versions, could exert downward price pressure on the Company's existing Fleet Manager Series products or could render them obsolete and unmarketable. Moreover, there can be no assurance that the Company will be able to successfully develop its proposed Window-based products within anticipated time-frames, or at all, or that, if developed, its new Windows-based versions will achieve market acceptance. See "Business - The Fleet Manager Series," "- Research and Development" and "- Competition."

     Uncertainties Relating to Development and Commercialization of the Company's ISIT Platform and ISIT-Compliant Products; Dependence Upon ISIT Platform Development Project Members. The Company's ISIT platform development project was chosen for shared expense funding under the United States government's DARPA/MARITECH program in July 1995. The Company is responsible for the development of the ISIT platform while certain other companies involved in various technologies and services associated with international ship operations, design and information technologies are responsible for various related aspects of the project. The costs relating to the ISIT platform project have been budgeted at approximately $3.9 million, of which the Company's expenses have been estimated at approximately $2 million (before giving effect to the government's reimbursement funding described below). The total government expense reimbursement commitment is defined in the cooperative agreement between the government and the project members (the "Cooperative Agreement") but is limited to the lower of approximately $2 million and 50% of the project's costs. The government makes payments to the Company as the project leader upon the completion of various milestones defined in the Cooperative Agreement, after which the payments are allocated among the project members according to the project budget and their expenditures thereunder. Through September 30, 1996, the Company had expended a total of $1,457,200 in connection with the project and recognized grant revenues from the government for such project in the amount of $728,600. The success of the ISIT platform development effort is dependent upon the project members working together to complete the development project within scheduled timeframes as the government has the right to terminate the Cooperative Agreement in the event certain milestones are not met by designated dates. Pursuant to the Cooperative Agreement, development of the ISIT platform was originally to be completed by the end of 1996, but it was subsequently amended to provide for a completion date of June 1997. The Company and the other project members have recently determined that a further extension, through the third quarter of 1997, is now required. In keeping with the newly proposed schedule, the Company expects to begin initial testing of the platform in the second quarter of 1997 and to commence marketing of the platform by the fourth quarter of 1997. There can be no assurance, however, that the government will grant the proposed extension or any further extensions or that even these revised timetables will be met. Thus, any further delays in the project's completion could have a material adverse effect on the Company's business. The Company is also engaged in the development of upgrades of its Fleet Manager Series software products to make them ISIT-compliant, and its future operating results will likely depend to a considerable extent upon its ability to also develop and implement additional ISIT-compliant products. There can be no assurance that the development of the ISIT platform or of ISIT-compliant versions of the Fleet Manager Series or other products will be completed, or that any product resulting from such development will adequately meet the requirements of the marketplace, be of acceptable quality or achieve market acceptance. The success of the Company in developing, introducing, selling and supporting the ISIT platform, ISIT-compliant versions of the Fleet Manager Series or additional ISIT platform-related products will depend on a variety of factors in addition to the timely and successful completion of product design and development, including timely and efficient implementation of manufacturing processes, effective sales, marketing and customer support service, and the absence of performance problems or other difficulties that may require design modifications and related expenses and hinder or damage market acceptance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business - The ISIT Platform Development Project."

     Uncertainty of Market Acceptance for the Company's ISIT Platform; Need to Overcome Industry Bias. The Company's future growth and profitability will depend, in large part, on the success of its personnel and agents in fostering acceptance among maritime companies of the ISIT platform and ISIT-compliant versions of the Fleet Manager Series, the demand and market acceptance for which are currently untested. Such acceptance will be substantially dependent on educating these companies as to the distinctive characteristics and perceived benefits of the ISIT platform. While the Company believes that there exists a strong industry interest in the ISIT platform, the Company also believes that many maritime companies have a bias against the use of any information technology on ships. Accordingly, even if the Company is successful in demonstrating the efficacy of the ISIT platform, future revenues from the ISIT platform and the Company's ISIT-compliant products will be dependent upon the Company overcoming such biases. The Company believes that in order for the ISIT platform, ISIT-compliant versions of the Fleet Manager Series and additional ISIT platform-related products to meet with widespread market acceptance, the ISIT platform must become the industry standard. In other words, additional application software must be developed by the Company and by third-party software vendors to interface with the ISIT platform. The creation of an industrial standard is difficult even for companies with substantially greater resources than the Company and, accordingly, there can be no assurance that the ISIT platform will become accepted as the industry standard or that application software which is ISIT-compliant will become commercially available. Moreover, the potential market for the ISIT platform is a developing market subject to a high degree of uncertainty. There can be no assurance that the ISIT platform will receive the necessary acceptance by the maritime community. If the market for the ISIT platform fails to develop, develops more slowly than anticipated, or if ISIT-compliant products do not achieve market acceptance, the Company's business, results of operations and financial condition will be materially adversely affected. See "Business - The ISIT Platform Development Project."

     Rapid Technological Changes. The market for the Company's products and products under development is relatively new and is characterized by rapid technological change, evolving industry standards, changes in end-user requirements and new product introductions and enhancements. As a result, the Company and others may, from time to time, announce new or planned products, capabilities or technologies that have the potential to replace or shorten the life cycle of, and cause customers to defer purchasing, existing Company products. In addition, the introduction of products embodying new technologies and the emergence of new industry standards could render the Company's existing products and products currently under development obsolete and unmarketable. For instance, while the Company believes that the Windows NT and Windows 95 operating systems (which will be used by both the ISIT platform and the new versions of the Fleet Manager Series products currently under development) will become and remain the industry's operating standards for the next several years, there can be no assurance that they will not be replaced by new or enhanced operating systems that obviate the need for the products currently under development by the Company. If any new or enhanced operating systems were to gain widespread use and the Company failed to develop and/or adapt its products for these operating systems on a timely basis, the Company's competitive position, sales and operating results would be materially adversely affected. Moreover, the Company's future success will depend, in general, upon its ability to continually enhance its products and to develop and introduce new products that keep pace with technological developments and respond to evolving end-user requirements. There can be no assurance that the Company will be successful in developing and marketing new products or product enhancements on a timely basis or that any new products or product enhancements developed by the Company will achieve market acceptance. See "Business - Research and Development."

     Potential for Undetected Errors. Software products as complex as those offered and being developed by the Company may contain undetected errors or failures when first introduced or as new versions are released. There can be no assurance that, despite significant testing by the Company and by current and potential customers, errors will not be found in new products after commencement of commercial shipments. In addition, the third-party products upon which the Company's products and products under development are, or are expected to be, dependent, such as the Windows 95 and Windows NT operating systems, as well as certain software products licensed from others and offered by the Company as system choices with its Fleet Manager Series products, such as the Cargomax System for ship loading and the Orion and Polaris weather routing software, and the various computer hardware components used by the Company's customers in connection with their computer operations, may contain defects which could reduce the performance of the Company's products or render them useless. Although the Company has not experienced material adverse effects resulting from any such errors or defects to date, there can be no assurance that errors or defects will not be discovered in the future, causing delays in product introduction and shipments or requiring design modifications that could materially adversely affect the Company's competitive position, business, results of operations and financial condition. See "Business - Research and Development" and "- Intellectual Property."

     Risks Relating to Establishment of Satellite Communications Services Business. The Company intends to use approximately $200,000 of the proceeds from this offering and to expend significant personnel resources to establish a satellite communications services business and expects to begin offering satellite communications services to its customers (bundled with the software products, hardware components and associated integration and engineering services already provided by the Company) by the end of 1997. However, although the Company was one of the first companies to use satellite communications for ship-to-shore fleet management systems, it has no prior experience relating to the establishment and operation of a satellite communications services business. Consequently, there can be no assurance that the Company will be able to successfully negotiate required reseller agreements with service providers by such date, or at all, or that it will be able to effectively package its proposed satellite communications services with its existing products and services or successfully market and sell these services to its customer base. There can also be no assurance that, in an industry such as the satellite communications services industry, which is, in general, characterized by low margins, the Company will be able to achieve acceptable margins relating to its proposed services. The Company's prospects relating to its new business venture must, therefore, be considered in light of the risks, expenses, delays, problems and difficulties frequently encountered in the establishment of a new business in an evolving industry characterized by an increasing number of market entrants and intense competition. In addition, the satellite communications industry is subject to extensive international and domestic regulation, is rapidly changing and is dominated by large competitors with significantly greater resources than the Company. Further, if, after its initial start-up in the satellite communications services business, the Company, in an effort to reduce its costs, determines to act as a bulk reseller, the Company will be required to purchase a significant minimum number of satellite hours from one or more service providers. If, after the Company's expenditure of significant funds and resources to establish its proposed satellite communications services business or, subsequently, to establish itself as a bulk reseller, such venture does not achieve market acceptance, the Company's business, results of operations and financial condition could be materially adversely affected. See "Business - Proposed Satellite Communications Services Business."

     Competition. The Company has a number of significant competitors for its existing line of Fleet Manager Series products, including SpecTec, a division of Visma ASA, Marinor, Computer Expert Systems LTD and Nautical Technology Corporation. As markets for these products continue to develop, additional companies, including companies in the computer hardware, software and networking industries with significant market presence, may enter the markets in which the Company competes and further intensify competition. Many of these competitors and potential competitors have significantly greater financial, technical, sales and marketing and other resources than the Company. The Company is unaware of any company in this country or internationally that is currently producing or marketing a standard shipboard computing platform similar to the ISIT platform. However, there are numerous other companies that could enter this new market, many of which have substantially greater financial, technical, production, marketing and other resources than the Company. In the case of an entity with such resources, the Company does not believe that there currently are, or likely to be in the foreseeable future, prohibitive barriers to entry into the business of developing and marketing a standard shipboard computing platform. The Company expects that competitors for its new satellite communications services will include the same land-earth station providers with whom the Company intends to enter into reseller agreements, including COMSAT Corporation ("COMSAT"), Teleglobe, British Telecom, PLC and PTT Telecom Netherlands, among others. In addition, the Company believes that it will face competition from other satellite communications resellers. Many of these competitors have substantially greater financial, technical, production, marketing and other resources than the Company. There can be no assurance that existing or future competition will not have a material adverse effect upon the Company's operations. See "Business - Competition."

     Limited Assurances as to Protection of Proprietary Technology. The Company has no patents relating to proprietary technology, but instead relies primarily on trade secret laws, confidentiality procedures and contractual provisions, including confidentiality and/or non-disclosure agreements with its employees and consultants, to protect its proprietary rights. There can be no assurance that such measures will be adequate to protect the Company from infringement by others of its technologies. Despite the Company's efforts to protect its proprietary rights, it may be possible for, and attempts may be made by, unauthorized third parties to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. In addition, the laws of some foreign countries do not protect the Company's intellectual property to the same extent as do the laws of the United States. The loss of any material service mark, trademark, trade name, trade secret or copyright could have a material adverse effect on the Company's business, results of operations and financial condition. In addition, while the Company does not believe that its products infringe on the rights of third parties, there can be no assurance that third parties will not assert infringement claims against the Company in the future or that any such assertion will not result in costly litigation and/or a determination adverse to the Company's interests. In the event the Company's products are ever deemed to infringe on the proprietary rights of others, the Company could be required to modify the design of its products or obtain licenses from third parties relating to technology used in its products. There can be no assurance that the Company would be able to do either in a timely manner, upon acceptable terms and conditions or at all, and the failure to do so could have a material adverse effect on the Company's business, results of operations and financial condition. See "Business - Intellectual Property."

     Potential Fluctuations in Quarterly Operating Results. The Company's quarterly operating results have varied in the past and will vary significantly in the future depending on factors such as the size and timing of significant orders and their fulfillment; demand for the Company's products; the successful development and market acceptance of new products; changes in pricing policies by the Company or its competitors; the number, timing and significance of product enhancements and new product announcements by the Company and its competitors; changes in the Company's level of operating expenses; customer order deferrals in anticipation of new products or otherwise; fluctuations in foreign currency exchange rates, in warranty and customer support expenses and in the financial condition and budgetary processes of the Company's customers; software bugs and other product quality problems; the timing and volume of sales discounts provided by the Company; and the nonrenewal of maintenance agreements. In addition, a significant portion of the Company's expenses are relatively fixed in the short term. Accordingly, if revenue levels fall below expectations, operating results are likely to be disproportionately adversely affected. As a result of these and other factors, the Company believes that its quarterly operating results will vary in the future and period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. Furthermore, due to all of the foregoing factors, in the event the Company consummates this offering, it is likely that in some future quarter the Company's operating results will be below the expectations of public market analysts and investors. In such event, the price of the Company's Common Stock would likely be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Lengthy Sales and Installation Cycles. The sales cycle for the Company's Fleet Manager Series software products, which generally commences at the time of the Company's initial contact with a prospective customer and ends upon the execution of a purchase order with that customer, varies by customer but often extends for periods of six months or more, depending on a number of factors, including the prospective customer's familiarity with and acceptance of shipboard information technology systems. (The sales cycle for existing or repeat customers, which customers have historically represented over one-third of the Company's annual sales, typically runs shorter.) As a result of the Company's lengthy sales cycle, the sales process for the Company's products and services generally requires substantial time commitments, effort and expense, and there can be no assurance that the Company, after expending such resources, will obtain a significant contract or order from such efforts. In addition, the Company's installation cycle, which is the period from the execution of a purchase order until actual shipboard installation of the software, will significantly vary by customer, depending on the scope of work, number of sites and geographical location of the installation, and could, like the Company's sales cycle, extend for periods of six months or more. The Company does not recognize revenue from the sale of its software products or from the sale of any associated hardware until the time of shipment and does not recognize revenue for its installation and initial training services (representing about 30% of its revenues) until such installation and training is completed, and in some cases, as much as one-third of the installation/training fees may be deferred by the customer until the completion of the one-year warranty period while the installed products' efficacy is tested. Consequently, for larger orders, a significant period of time may pass, and significant up-front capital and resources may be expended by the Company, between the execution of a purchase order and the recognition of all revenue associated with such sale. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Overview," "Business - Sales and Marketing" and "- Installation, Service and Support."

     Control by Current Management. Upon the consummation of this offering, the Company's directors and officers as a group will beneficially own approximately 38.6% of the outstanding shares of Common Stock. As a result of their ownership of Common Stock, the Company's directors and officers acting together will be able to continue to exert significant influence over all matters requiring stockholder approval, including the election of directors and the approval of significant corporate transactions (such as acquisitions of the Company or its assets). See "Principal Stockholders" and "Description of Securities."

     Dependence on Key Personnel; Dependence on Continuing Ability to Retain Employees. The Company's success depends to a significant extent on the continued active participation of a number of key employees, including Eugene D. Story, its President and Chief Executive Officer, Robert D. Ohmes, its Executive Vice President and Chief Financial Officer, Donald F. Logan, Jr., its Senior Vice President - Operations, Mark E. Story, its Vice President - Technical and Michael P. Barney, its Vice President - Corporate Development and Marketing. Although the Company has entered into two-year employment agreements with these individuals, effective upon the consummation of this offering, any incapacity or inability of such individuals to perform their services could have a material adverse effect on the Company. Moreover, the Company maintains only limited amounts of key person life insurance on the lives of any of such employees, including $200,000 on each of Eugene Story and Robert Ohmes and $500,000 on each of Donald Logan and Mark Story. In addition, the Company has applied for key person life insurance on the life of Michael Barney in the amount of $500,000. The Company believes that its success also depends on its continuing ability to attract and retain highly qualified technical, managerial and sales personnel. Competition for such qualified personnel is intense and there can be no assurance that the Company will be successful in attracting and retaining such personnel. See "Business - Employees" and "Management."

     Dependence on International Revenues; Risks Associated with International Operations. International revenues represented approximately 31.0% of the Company's revenues in fiscal 1995 and 19.4% of its revenues for the nine months ended September 30, 1996. The Company believes that its continued growth and future profitability will require expansion of its international operations. To successfully expand international sales, the Company will need to recruit additional international sales agents and distributors. There can be no assurance that the Company will be able to maintain or increase international sales of its products or that the Company's international distribution channels will be able to adequately service and support the Company's products. International operations generally are subject to certain risks, including fluctuations in foreign economic conditions, compliance with foreign regulatory and market requirements, variability of foreign economic conditions and changing restrictions imposed by United States export laws. Additional risks inherent in the Company's international business activities include unexpected changes in tariffs and other trade barriers, costs of localizing products for foreign countries, longer accounts receivable payment cycles, currency fluctuations, potentially adverse tax consequences (including restrictions on the repatriation of earnings) and the burdens of complying with a wide variety of foreign laws. There can be no assurance that such factors will not have a material adverse effect on the Company's future international sales and, consequently, the Company's business, results of operations and financial condition. All of the Company's sales are made in United States dollars. The Company does not engage in any hedging transactions through the purchase of derivative securities. See "Business - Sales and Marketing."

     Dependence Upon Independent Sales Agents. The Company is dependent upon independent sales agents for substantially all of its international sales. Accordingly, the Company is dependent upon the continued viability of such agents. The Company's relationship with its agents is usually established through a formal sales agency agreement, which generally may be terminated by either party without cause at the end of each year of the agreement. There can be no assurance that any of the Company's current agents will continue to represent the Company's products, and any inability of the Company to retain or replace its agents could have a material adverse effect on the Company's business, results of operations and financial condition. In addition, three of the Company's agents have territorial exclusives (one in Greece, one in Singapore, Malaysia and Indonesia, and one in Hong Kong, each of which is a major territory in the maritime industry), and, under the Sperry Agreement, Sperry has the sole right to sell to the United States government all of the Company's software application products and the Bundled ISIT platform products. None of these arrangements is subject to any minimum performance or payment levels, and some of the Company's agents may offer the products of several different companies, including, in a few cases, products that are competitive with those of the Company. There can be no assurance that the Company's agents will not devote greater resources to marketing and selling the products of other companies or that economic conditions or industry demand will not adversely affect the ability of such agents to market and sell the Company's products. The loss of, or a significant reduction in revenue from, the Company's agents would have a material adverse effect on the Company. See "Business - Sales and Marketing."

     Dependence Upon Principal Customers. During the fiscal years ended December 31, 1994 and 1995 and the nine months ended September 30, 1996, three, two and two customers, respectively, each accounted for over 10% of the Company's revenues in their respective periods. In fiscal 1994, the Company's three principal customers for such year accounted for an aggregate of 45% of the Company's revenues, and, in fiscal 1995, two different principal customers accounted for an aggregate of 23% of the Company's revenues. For the first nine months of 1996, two different principal customers accounted for an aggregate of 45% of the Company's revenues. Significant sales of computer hardware to one of these customers (a non-industry customer) generated 32% of the Company's revenues. Although the Company sells its products to a large number of customers and no single customer consistently accounts for a significant portion of the Company's revenues, the inability to replace certain customers could cause the Company's revenues and operating results to fluctuate from period to period and the loss of certain customers could have a material adverse impact on the Company's business. See "Business - Customers."

     Reliance Upon Certain Licensed Third-Party Software. The Company is dependent on third-party suppliers for certain software included with certain of its products, such as the Cargomax System for ship loading from Herbert Engineering Corp., the Orion and Polaris weather routing software from Weathernews, Inc. and the SNAPS purchasing software product from ShipNet AS. Although the Company believes that the functionality provided by software which is licensed from third parties is obtainable from multiple sources or could be developed by the Company, if any such third-party licenses were terminated or not renewed or if these third parties fail to develop new products in a timely manner, the Company could be required to develop an alternative approach to developing its products which could require payment of substantial fees to third parties, create internal development costs and delays and which might not be successful in providing the same level of functionality. Such delays, increased costs and reduced functionality could materially adversely affect the Company's business, results of operations and financial condition. See "Business - Intellectual Property."

     Potential Conflicts of Interest. Michael C. Hughes, a director of the Company, is Vice President of Finance and Planning of COMSAT International Communications, a unit of COMSAT, a provider of satellite communications. Mr. Hughes serves on the Board of Directors of the Company pursuant to the terms of an agreement which gives a subsidiary of COMSAT the right to designate such percentage of the members of the Company's Board of Directors as is equal to the subsidiary's percentage ownership of the Company's outstanding Common Stock (subject to the subsidiary's right to designate a minimum of one member during such time as it continues to own at least 5% of the outstanding Common Stock). In connection with the Company's intended expansion into the satellite communications services business, the Company intends to enter into reseller agreements with one or more satellite communications service providers, which providers may be direct competitors of COMSAT. Such agreements may give rise to conflicts of interest for Mr. Hughes. There can be no assurance that if conflicts do arise, they will be resolved in a manner favorable to the Company. See "Management."

     Possible Exposure to Product Liability Claims; No Product Liability Insurance. The Company's software license agreements with its customers typically contain provisions designed to limit the Company's exposure to potential product liability claims. It is possible, however, that the limitation of liability provisions contained in the Company's license agreements may not be effective as a result of existing or future international, federal, state or local laws or ordinances or unfavorable judicial decisions. Although the Company has never had a product liability claim asserted against it, the sale and support of the Fleet Manager Series and the ISIT platform by the Company may involve the risk of such claims, any of which may be substantial in light of the use of the Fleet Manager Series and the anticipated use of the ISIT platform in high-end applications. The Company maintains no product liability insurance; consequently, a successful product liability claim brought against the Company could have a material adverse effect upon the Company's business, results of operations and financial condition.

     No Assurance of Public Trading Market; Arbitrary Determination of Offering Price; Possible Volatility of Market Price. Prior to this offering, there has been no public trading market for any of the Company's securities, including the Shares and Warrants offered hereby. There can be no assurance that a regular trading market for either the Shares or the Warrants will develop or be sustained after this offering. The initial public offering prices of the Shares and Warrants and the exercise price of the Warrants have been determined arbitrarily by negotiation between the Company and the Underwriter and are not necessarily related to the Company's asset value, net worth, results of operations or any other established criteria of value and may not be indicative of the prices that may prevail in the public market. In addition, the market prices of the Shares and Warrants may be highly volatile as has been the case with the securities of other companies in emerging growth businesses. Factors such as the Company's operating results, the introduction of new products by the Company or its competitors, changes in financial estimates by securities analysts, changes in stock prices of the Company's competitors or computer software companies generally, and factors affecting the computer software industry generally, may have a significant impact on the market price of the Company's securities. Additionally, in recent years, the stock market has experienced a high level of price and volume volatility and market prices for the stock of many companies, particularly of small and emerging growth companies, the common stock of which trade in the over-the-counter market, have experienced wide price fluctuations which have not necessarily been related to the operating performance of such companies. See "Underwriting."

         Broad Discretion in Application of Proceeds; Substantial Use of Proceeds to Repay Indebtedness; Benefits to Related Parties. Approximately $1,274,150 (26.8%) of the estimated net proceeds of this offering has been allocated to working capital and general corporate purposes. Accordingly, the Company's management will have broad discretion as to the application of such proceeds. In addition, the Company intends to use approximately $1,380,250 (29%) of the estimated net proceeds of this offering to repay certain outstanding indebtedness and to retire the CII Warrants. Therefore, such proceeds will be unavailable to fund future growth. In addition to the $75,000 in proceeds to be paid to CII, a principal stockholder of the Company, in connection with the CII Warrant Redemption, the indebtedness to be repaid with proceeds from this offering includes, among other things, approximately $259,850 due to CII in repayment of the Senior Note, approximately $263,400 due to Sperry, a principal stockholder of the Company, in repayment of the Sperry Non-Convertible Note, and approximately $104,200, $52,100, $5,200 and $5,200, respectively, due to Lyman
C. Hamilton, Jr., a director of the Company, a trust for the benefit of the mother of Donald F. Logan, Jr., an executive officer and director of the Company, and the brother and niece of Eugene D. Story, an executive officer and director of the Company, in connection with the repayment of the Fall 1996 Borrowings. See "Use of Proceeds" and "Certain Transactions."

     Immediate and Substantial Dilution. A purchaser in this offering will experience an immediate and substantial dilution of approximately $4.19 (84%) per share between the adjusted net tangible book value per share after the consummation of this offering and the initial public offering price of $5.00 per Share. See "Dilution."

     Benefits of Offering to Existing Stockholders. Upon the consummation of this offering, the existing stockholders of the Company will receive substantial benefits, including the creation of a public trading market for their securities (although substantially all of such shares are subject to a 12-month lock-up agreement with the Underwriter and will not be registered for sale under the Securities Act of 1933, as amended (the "Securities Act"), and will thus be "restricted securities" as defined in Rule 144 promulgated under the Securities
Act) and the corresponding facilitation of sales by such stockholders of their shares of Common Stock in the secondary market, as well as an immediate increase in net tangible book value of $1.20 per share to such stockholders based upon the adjusted net tangible book value per share after this offering and the initial public offering price per share offered hereby. If, at the time the existing stockholders are able to sell their shares of Common Stock in the public market, the market price per share remains at the $5.00 initial public offering price (of which there can be no assurance) such stockholders would realize an aggregate gain of $9,183,427 ($3.06 per share) on the sale of all of their existing shares. See "Use of Proceeds," "Dilution," "Underwriting" and "Shares Eligible for Future Sale."

     Current Prospectus and State Registration Required to Exercise Warrants. Holders of the Warrants will be able to exercise the Warrants only if (i) a current prospectus under the Securities Act, relating to the securities underlying the Warrants, is then in effect and (ii) such securities are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of Warrants reside. Although the Company has undertaken and intends to use its best efforts to maintain a current prospectus covering the securities underlying the Warrants following the consummation of this offering, to the extent required by federal securities laws, there can be no assurance that the Company will be able to do so. The value of the Warrants may be greatly reduced if a prospectus covering the securities issuable upon the exercise of the Warrants is not kept current or if the securities are not qualified, or exempt from qualification, in the states in which the holders of Warrants reside. Persons holding Warrants who reside in jurisdictions in which such securities are not qualified and in which there is no exemption will be unable to exercise their Warrants and would either have to sell their Warrants in the open market or allow then to expire unexercised. See "Description of Securities - Public Warrants."

     Potential Adverse Effect of Redemption of Warrants. The Warrants may be redeemed by the Company, upon the consent of the Underwriter at any time, commencing one year following the date of this Prospectus, at a redemption price of $.10 per Warrant, upon notice of not less than 30 days', provided that the closing bid quotation of the Common Stock for a period of 20 consecutive trading days ending on the third day prior to the date on which the Company gives notice, has been at least 150% (currently $7.50, subject to adjustment) of the then effective exercise price of the Warrants. Redemption of the Warrants could force the holders (i) to exercise the Warrants and pay the exercise price therefor at a time when it may be disadvantageous for the holders to do so, (ii) to sell the Warrants at the then current market price when they might otherwise wish to hold the Warrants, or (iii) to accept the redemption price which is likely to be substantially less than the market value of the Warrants at the time of redemption. Although the Company is required to have in effect, as of the date of redemption (if and when the Warrants become redeemable by the terms thereof), a current prospectus under the Securities Act relating to the securities underlying the Warrants, the Company will not be required to qualify the underlying securities for sale under all applicable state securities laws prior to exercising its redemption rights. See "Description of Securities - Public Warrants."

     Delaware Anti-Takeover Statute. Section 203 of Delaware's General Corporation Law prohibits the Company, once public, from entering into certain business combinations without the approval of its Board of Directors and, as such, could prohibit or delay mergers or other attempted takeovers or changes in control with respect to the Company. Such provisions, accordingly, may discourage attempts to acquire the Company. See "Description of Securities - Anti-Takeover Provisions of Delaware Law."

     Shares Eligible for Future Sale; Registration Rights. Upon consummation of this offering, the Company will have 4,201,120 shares of Common Stock outstanding, of which the 1,200,000 Shares offered hereby will be freely tradeable without restriction or further registration under the Securities Act. All of the remaining 3,001,120 shares of Common Stock are "restricted securities," as that term is defined in Rule 144 promulgated under the Securities Act, and in the future may only be sold pursuant to a registration statement under the Securities Act, in compliance with the exemption provisions of Rule 144 or pursuant to another exemption under the Securities Act. Subject to the contractual restriction described below, 529,914 of these restricted securities will be freely tradeable under Rule 144 commencing as of the date of this Prospectus, and the balance will be eligible for sale under Rule 144, subject to certain volume and manner of sale limitations described in Rule 144, at various times commencing 90 days following the date of this Prospectus. An aggregate of 946,640 of such restricted securities and 125,000 shares of Common Stock issuable upon the exercise of warrants are subject to certain demand and piggyback registration rights, and the Company has granted the Underwriter demand and piggyback registration rights with respect to the securities issuable upon exercise of the Underwriter's Warrants. No prediction can be made as to the effect, if any, that sales of shares of Common Stock or even the availability of such shares for sale will have on the market prices prevailing from time to time. While all of the Company's officers and directors and substantially all of the Company's stockholders have agreed not to sell, assign or transfer any of their securities of the Company for a period of 12 months following the date of this Prospectus without the Underwriter's prior written consent, the possibility that substantial amounts of Common Stock and/or Warrants may be sold in the public market subsequent to the offering, pursuant to Rule 144 or otherwise, could adversely affect the market price of the Common Stock and could impair the Company's ability to raise additional capital through the sale of its equity securities. See "Description of Securities," "Shares Eligible for Future Sale" and "Underwriting."

     Possible Restrictions on Market-Making Activities in the Company's Securities. The Underwriter has advised the Company that it may make a market in the Company's securities. Rule 10b-6 under the Exchange Act may prohibit the Underwriter from engaging in any market-making activities with regard to the Company's securities for the period from nine business days (or such other applicable period as Rule 10b-6 may provide) prior to any solicitation by the Underwriter of the exercise of Warrants until the later of the termination of such solicitation activity or the termination (by waiver or otherwise) of any right that the Underwriter may have to receive a fee for the exercise of Warrants following such solicitation. As a result, the Underwriter may be unable to provide a market for the Company's securities during certain periods while the Warrants are exercisable. Any temporary cessation of such market-making activities could have an adverse effect on the market price of the Company's securities. See "Underwriting."

     Possible Delisting of Securities from Nasdaq System; Risks Relating to Low-Priced Securities. It is currently anticipated that the Common Stock and Warrants will be eligible for listing on Nasdaq upon the completion of this offering. In order to continue to be listed on Nasdaq, however, the Company must maintain $2,000,000 in total assets, a $200,000 market value on the public float and $1,000,000 in total capital surplus. In addition, continued inclusion requires two market-makers and a minimum bid price of $1.00 per share; provided, however, that if the Company falls below such minimum bid price it will remain eligible for continued inclusion in Nasdaq if the market value of the public float is at least $1,000,000 and the Company has $2,000,000 in capital and surplus. Nasdaq has recently proposed new maintenance criteria which, if implemented, would eliminate the exception to the minimum bid price of $1.00 per share and require, among other things, $2,000,000 in net tangible assets, $1,000,000 market value on the public float and adherence to certain corporate governance provisions. The failure to meet these maintenance criteria in the future may result in the delisting of the Common Stock and Warrants from Nasdaq, and trading, if any, in the Common Stock and Warrants would thereafter be conducted in the non-Nasdaq over-the-counter market. As a result of such delisting, an investor could find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Common Stock and Warrants.

         In addition, if the Common Stock and Warrants were to become delisted from trading on Nasdaq and the trading price of the Common Stock were to fall below $5.00 per share, trading in the Common Stock would also be subject to the requirements of certain rules promulgated under the Exchange Act, which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally defined as an investor with a net worth in excess of $1,000,000 or annual income exceeding $200,000 individually or $300,000 together with a spouse). For these type of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to the sale. The broker-dealer also must disclose the commissions payable to the broker-dealer, current bid and offer quotations for the penny stock and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Such information must be provided to the customer orally or in writing before or with the written confirmation of trade sent to the customer. Monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The additional burdens imposed upon broker-dealers by such requirements could, in the event the Common Stock were deemed to be a penny stock, discourage broker-dealers from effecting transactions in the Common Stock which could severely limit the market liquidity of the Common Stock and the ability of purchasers in this offering to sell the Common Stock in the secondary market.

     No Dividends. The Company has never paid cash dividends on its Common Stock and does not intend to pay any dividends in the foreseeable future. In addition, certain of the Company's financing agreements contain prohibitions on the payment of dividends without the lender's consent. See "Dividend Policy."

     Limitations on Liability of Directors and Officers. The Company's Certificate of Incorporation includes provisions to eliminate, to the full extent permitted by Delaware General Corporation Law as in effect from time to time, the personal liability of directors of the Company for monetary damages arising from a breach of their fiduciary duties as directors. The Certificate of Incorporation also includes provisions to the effect that the Company shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify, and upon request shall advance expenses to any director or officer to the extent that such indemnification and advancement of expense is permitted under such law, as it may from time to time be in effect. See "Management - Limitation of Liability and Indemnification."

     Tax Loss Carryforward. The Company's net operating loss carryforwards ("NOLs") expire in the years 1999 to 2010. Under Section 382 of the Internal Revenue Code of 1986, as amended, utilization of prior NOLs is limited after an ownership change, as defined in Section 382, to an annual amount equal to the value of the loss corporation's outstanding stock immediately before the date of the ownership change multiplied by the federal long-term exempt tax rate. The additional equity financing obtained by the Company since its inception may have resulted in an ownership change and, thus, in a limitation on the Company's use of its prior NOLs. In the event the Company achieves profitable operations, any significant limitation on the utilization of its NOLs would have the effect of increasing the Company's tax liability and reducing net income and available cash resources. See Note 11 of Notes to Financial Statements.

                                 USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 1,200,000 Shares and 1,200,000 Warrants offered hereby are estimated to be approximately $4,754,400 ($5,553,060 if the Underwriter's over-allotment option is exercised in full) after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company. The Company expects to use the net proceeds (assuming no exercise of the Underwriter's over-allotment option) approximately as follows:


                                                                                        Approximate
                                                                      Approximate        Percentage
                                                                         Dollar            of Net
Application of Proceeds                                                  Amount           Proceeds
-----------------------                                               -----------       -----------
Repayment of long-term debt and retirement of warrants (1)....         $1,380,250            29.0%
Software development (2)......................................          1,200,000            25.3
Sales and marketing (3).......................................            600,000            12.6
Entrance into communications business (4).....................            200,000             4.2
Capital equipment (5).........................................            100,000             2.1
Working capital and general corporate purposes (6)............          1,274,150            26.8
                                                                       ----------          ------
                                                                       $4,754,400           100.0%
                                                                       ==========           =====


-----------------

(1) Represents the repayment of (i) the Fall 1996 Borrowings in the aggregate principal amount of $410,000, including $100,000 to Lyman C. Hamilton, Jr., a director of the Company; $50,000 to a trust for the benefit of the mother of Donald F. Logan, Jr., an executive officer and director of the Company; and $5,000 each to the brother and niece of Eugene D. Story, an executive officer and director of the Company; (ii) the Sperry Non-Convertible Note, in the principal amount of $250,000, to Sperry, a principal stockholder of the Company; (iii) the Bridge Notes in the aggregate principal amount of $350,000; (iv) the Senior Note to CII, a principal stockholder of the Company, in the principal amount of $236,924; and (v) interest accrued on all of the foregoing, at the rate of 10% per annum in the case of (i) and
     (iv) and at the rate of 9% per annum in the case of (ii) and (iii), through and until the anticipated date of repayment, in the estimated aggregate amount of $58,326, and the retirement of the CII Warrants in connection with the CII Warrant Redemption for $75,000. The proceeds from the Company's recent Fall 1996 Borrowings, Sperry Financing and January Bridge Financing were, and are, being used in connection with the Company's operations, for pre-offering expenses payable in connection with this offering and for working capital and general corporate purposes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources," "Principal Stockholders," "Certain Transactions" and "Description of Securities - Existing Warrants."

(2) Represents the costs associated with the development of Windows-based versions of the Company's Fleet Manager Series products, extended ISIT platform development and communications interfaces. See "Business - The ISIT Platform Development Project" and "-Research and Development."

(3) Represents the costs associated with advertising, seminars, promotional presentations, marketing materials and presentation software. See "Business
     - Sales and Marketing."

(4) Represents equipment costs of $25,000, initial business development personnel costs of $75,000, marketing and sales costs of $50,000, contingency costs of $25,000 and miscellaneous expenses of $25,000. See "Business - Proposed Satellite Communications Services Business."

(5) Represents the costs of computer equipment and furniture and fixtures associated with the expansion of personnel.

(6) A portion of the proceeds allocated to working capital may be utilized to pay the salaries of the Company's seven executive officers which salaries are anticipated to aggregate $750,000 for the twelve months following the date of this offering. See "Management."

     If the Underwriter exercises its over-allotment option in full, the Company will realize additional net proceeds of $798,660. If the 1,200,000 Warrants offered hereby are exercised, the Company will realize proceeds relating thereto of $6,000,000, before any solicitation fees which may be paid in connection therewith. Such additional proceeds, if received, are expected to be used for working capital and general corporate purposes. See "Underwriting."

     The allocation of the net proceeds from this offering as set forth above represents the Company's best estimates based upon its currently proposed plans and assumptions relating to its operations and certain assumptions regarding general economic conditions. If any of these factors change, the Company may find it necessary or advisable to reallocate some of the proceeds within the above-described categories. The Company anticipates, based on its currently proposed plans and assumptions relating to its operations (including assumptions regarding the progress and timing of its new product development efforts), that the net proceeds of this offering, together with anticipated revenues from operations and its current cash and cash equivalent balances, will be sufficient to satisfy the Company's operations and capital requirements for at least 18 months following the consummation of this offering. In the event the Company's plans change or its assumptions change or prove to be inaccurate, the Company could be required to seek additional financing sooner than currently anticipated. The Company has no current arrangements with respect to, or potential sources of, any additional financing, and there can be no assurance that any additional financing will be available to the Company when needed, on commercially reasonable terms, or at all. Any inability to obtain additional financing when needed would have a material adverse effect on the Company.

     Proceeds not immediately required for the purposes described above will be invested principally in United States government securities, short-term certificates of deposit, money market funds or other short-term interest-bearing investments.


                                DIVIDEND POLICY

     The Company has never paid any cash dividends on its capital stock. The Company currently intends to retain all available earnings (if any) for the development and growth of its business and, therefore, does not anticipate paying any cash dividends in the foreseeable future. Certain of the Company's financing agreements contain prohibitions on the payment of dividends without the lender's consent.

                                    DILUTION

     The difference between the initial public offering price per share of Common Stock and the net tangible book value per share of Common Stock after this offering constitutes the dilution to investors in this offering. Net tangible book value per share on any given date is determined by dividing the net tangible book value of the Company (total tangible assets less total liabilities) on such date by the number of then outstanding shares of Common Stock.

     As of September 30, 1996, the net tangible book value (deficit) of the Company was $(2,315,336) or $(.86) per share. Giving retroactive effect to the Executive Stock Repurchase and to the receipt of net proceeds totaling $1,321,000 from the Fall 1996 Borrowings, the December portion of the December 1996 Borrowings, the Sperry Financing and the January Bridge Financing and to the issuance of the 70,000 Bridge Shares in connection with the January Bridge Financing and to the issuance, immediately prior to the consummation of this offering, of 377,777 shares of Common Stock in connection with the Preferred Stock Conversion and the Sperry Note Conversion, the pro forma net tangible book value (deficit) of the Company at September 30, 1996 would have been $(1,184,336) or $(.39) per share. After also giving effect to the sale of the 1,200,000 Shares and the 1,200,000 Warrants offered hereby and the receipt and application of the net proceeds therefrom (less underwriting discounts and commissions and estimated expenses of this offering), the as adjusted net tangible book value of the Company as of September 30, 1996 would have been $3,398,408 or $.81 per share. This represents an immediate increase in net tangible book value of $1.20 per share to existing stockholders and an immediate dilution of $4.19 (84%) per share to new investors in this offering.

     The following table illustrates the foregoing information with respect to dilution to new investors on a per share basis:

   Initial public offering price per share.......................                        $5.00
     Net tangible book value (deficit) before pro forma adjustments     $  (.86)
     Increase attributable to pro forma adjustments..............           .47
                                                                           ----
     Pro forma net tangible book value (deficit) before this
     offering....................................................          (.39)
     Increase attributable to investors in this offering.........          1.20
                                                                           ----
   Adjusted net tangible book value after this offering..........                          .81
                                                                                           ---
   Dilution to investors in this offering........................                        $4.19
                                                                                          ====

     The following table sets forth, with respect to existing stockholders (giving effect to the Preferred Stock Conversion and the Sperry Note Conversion) and new investors in this offering, a comparison of the number of shares of Common Stock purchased from the Company, the percentage ownership of such shares, the total consideration paid, the percentage of total consideration paid, and the average price paid per share:

                                    Shares Purchased             Total Consideration
                                 ---------------------        ------------------------    Average Price
                                 Number        Percent        Amount           Percent      Per Share
                                 ------        -------        ------           -------    -------------

Existing stockholders........    3,001,120       71.4%       $  5,831,040        49.3%        $1.94
New investors................    1,200,000       28.6%       $  6,000,000        50.7%        $5.00
                                 ---------      -----         -----------        ----
         Total...............    4,201,120      100.0%        $11,831,040       100.0%
                                 =========      =====         ===========       =====

     The above table assumes no exercise of the Underwriter's over-allotment option. If such option is exercised in full, the new investors will have paid $6,900,000 for 1,380,000 shares of Common Stock, representing approximately 54.2% of the total consideration for 31.5% of the total number of shares outstanding. In addition, the above table also assumes no exercise of outstanding stock options and warrants. As of the date of this Prospectus (assuming the consummation of the CII Warrant Redemption), there are outstanding warrants to purchase 347,219 shares of Common Stock at exercise prices ranging from $3.38 to $5.00 per share and options under the Stock Option Plan to purchase 71,290 shares of Common Stock at an exercise price of $3.38 per share. To the extent that options or warrants are exercised at prices below the public offering prices per share, there will be further dilution to new investors. See "Management - Stock Option Plan," "Description of Securities" and "Underwriting."

                                 CAPITALIZATION

     The following table sets forth the Company's short-term debt and capitalization as of September 30, 1996 (i) on a historical basis, (ii) on a pro forma basis to give effect to the Executive Stock Repurchase, the Fall 1996 Borrowings, the December portion of the December 1996 Borrowings, the Sperry Financing and the January Bridge Financing, and (iii) as further adjusted to give effect to the Preferred Stock Conversion, the Sperry Note Conversion and the sale of the 1,200,000 Shares and 1,200,000 Warrants offered hereby and the anticipated application of the estimated net proceeds therefrom (including for the repayment of the Sperry Non-Convertible Note, the Senior Note to CII, the Fall 1996 Borrowings and the Bridge Notes and for the CII Warrant Redemption):

                                                                              September 30, 1996
                                                              ----------------- ----------------- -----------------
                                                                   Actual          Pro Forma         As Adjusted
                                                                  -------          ---------         -----------
Short-term debt:
   Short-term borrowings and advances payable-related
   parties.............................................          $   475,000       $ 1,580,000       $        --(1)
   Current portion of long-term debt and capital lease
   obligations.........................................              307,333           307,333           129,663(1)
                                                                     -------           -------           -------

       Total short-term debt...........................          $   782,333       $ 1,887,333       $   129,663
                                                                     =======         =========           =======


Long-term debt:
   Long-term debt and capital lease obligations less
   current portion.....................................          $   336,828       $   336,828       $   752,574(1)
   Advances payable-related party......................               50,000           166,000           166,000

   Subordinated debt-related parties...................              500,000           500,000           500,000
                                                                     -------           -------           -------

       Total long-term debt............................              886,828         1,002,828         1,418,574
                                                                     -------         ---------         ---------

Redeemable Preferred Stock, par value $100; 7,500 shares
   authorized; 7,500 shares issued and outstanding
   (actual and pro forma); none issued and outstanding
   (as adjusted) ......................................              750,000           750,000                -
                                                                     -------           -------               --

Stockholders' equity:
   Common Stock, par value $.002; 9,000,000 shares
   authorized; 2,701,110 shares issued and outstanding
   (actual); 2,623,343 shares issued and outstanding (pro
   forma); 4,201,120 shares issued and outstanding (as
   adjusted)(2)........................................                5,402             5,247             8,402

   Additional paid-in capital..........................            5,083,475         4,825,793        10,576,638
   Accumulated deficit.................................           (4,897,776)       (4,897,776)       (5,217,102)(3)
   Loans receivable officers ..........................             (388,837)(4)            -                 -
                                                                   ---------              ---               --
       Total stockholders' equity (deficit)............             (197,736)          (66,736)        5,367,938
                                                                  ----------        ----------        ----------
         Total capitalization..........................          $ 1,439,092       $ 1,686,092       $ 6,786,512
                                                                  ==========        ==========        ==========

-----------------

(1) Reflects a reclassification from short-term debt to long-term debt of a $400,000 demand line of credit, a $75,000 loan and $146,670 of a term loan, each from a bank.

(2) Does not include (i) 1,200,000 shares of Common Stock reserved for issuance upon exercise of the Warrants, (ii) an aggregate of 240,000 shares of Common Stock reserved for issuance upon exercise of the Underwriter's Warrants and the warrants included therein, (iii) 129,944 shares of Common Stock reserved for issuance upon exercise of the CII Warrants which are being relinquished by CII in connection with the CII Warrant Redemption,
     (iv) 347,219 shares of Common Stock reserved for issuance upon exercise of other outstanding warrants, (v) 71,290 shares of Common Stock reserved for issuance upon exercise of outstanding options granted under the Stock Option Plan, (vi) up to 153,750 shares of Common Stock reserved for issuance upon exercise of options available for future grant under the Stock Option Plan, and (vii) an indeterminable number of shares of Common Stock reserved for issuance in the event the Company fails under certain circumstances to register, or to maintain an effective registration statement with respect to, the Bridge Shares issued in the January Bridge Financing. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Management - Stock Option Plan" and "Description of Securities."

(3) Assumes approximately $58,326 of interest expense on the Sperry Notes, the Bridge Notes, the Fall 1996 Borrowings and the Senior Note to CII and $75,000 for the CII Warrant Redemption, all of which is expected to be paid from the proceeds of this offering. Also reflects a charge to operations of $186,000 related to the loan discount and debt issuance costs of the January Bridge Financing.

(4) The $388,837 in loans receivable from certain executive officers of the Company was included as a component of stockholders' equity as it was expected that such loans would be satisfied via the return to the Company of 77,767 shares of Common Stock by such officers in connection with the Executive Stock Repurchase. See Note 15(b) of Notes to Financial Statements.

                             SELECTED FINANCIAL DATA
                      (In thousands, except per share data)

     The following selected financial data for each of the two years in the period ended December 31, 1995 and at December 31, 1995 are derived from, and should be read in conjunction with, the Company's Financial Statements and Notes thereto, audited by BDO Seidman, LLP, independent certified public accountants, included elsewhere in this Prospectus. The auditor's report on the financial statements at December 31, 1995 and each of the two years in the period ended December 31, 1995, contains an explanatory paragraph stating that there is substantial doubt as to the Company's ability to continue as a going concern. The selected financial data for the nine month periods ended September 30, 1996 and 1995 and at September 30, 1996 are derived from the Company's unaudited financial statements included elsewhere in this Prospectus. The unaudited financial statements include all adjustments, consisting only of normally recurring adjustments, which the Company considers necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the nine months ended September 30, 1996 are not necessarily indicative of the results that may be expected for the entire year ended December 31, 1996.

Statement of Operations Data:


                                                 Years Ended December 31,        Nine Months Ended September 30,
                                              -----------------------------      -------------------------------
                                              1994              1995                  1995               1996
                                              ----              ----                  ----               ----
Revenues...........................         $2,386             $4,329                $2,998              $3,505
Gross profit.......................          1,067              1,114                   676                 962
Income (loss) from operations......             39               (214)                 (281)               (667)
Net loss...........................            (71)              (326)                 (384)               (789)
Net loss per share.................           (.03)              (.14)                 (.17)               (.32)
Weighted average shares
   outstanding.....................           2323               2323                  2323                2472(1)


Balance Sheet Data:

                                           December 31, 1995           September 30, 1996
                                           -----------------           ------------------

Working capital (deficit)..........            $  (615)                     $  (892)
Total assets.......................              2,381                        3,128
Total liabilities..................              2,905                        2,576
Redeemable Preferred Stock.........                  -                          750
Stockholders' equity (deficit)(1)..               (524)                        (198)

----------

(1) As of December 31, 1995 and September 30, 1996, (i) the 77,767 shares of Common Stock returned for cancellation to the Company by certain executive officers (in satisfaction of $388,837 in loans outstanding from the Company to such officers) immediately prior to the date of this Prospectus, in connection with the Executive Stock Repurchase, were not included in the weighted average shares outstanding and (ii) the $388,837 in loans receivable from such officers which were satisfied in connection with the Executive Stock Repurchase were included as a component of stockholders' equity, since it was expected that such Executive Stock Repurchase would be consummated immediately prior to the date of this Prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources" and Note 15(b) of Notes to Financial Statements.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

     The Company, founded in 1969, develops, markets, sells and supports software systems, and sells and supports associated hardware and communications systems, for the management of commercial ships in the international maritime industry. The Company's products are designed to enable its customers to operate their ocean-going ships in a safer and more efficient manner through the use of shipboard and shore-based computer applications and networks connected by wireless communications. The Company's revenues are primarily derived from software license fees, hardware sales, and service revenues. License fees include revenues from noncancelable software license agreements entered into between the Company and its customers with respect to both the Company's products and third-party products distributed by the Company. Such revenues are recognized upon shipment only if no significant Company obligations remain and collection of the resulting receivable is deemed probable. Hardware sales consist of revenues from the configuration and resale of computer hardware systems in connection with the Company's system product sales and from the resale of hardware components. For instance, the Company acts as a distributor for a variety of hardware components and has derived significant revenues from sales of such products to a limited number of non-maritime customers. Revenues from hardware sales are recognized when the products are delivered. Service revenues include revenues from installation (including integration and engineering) services, customer training, on-going customer support, hardware maintenance and product updates. The Company's installation cycle varies significantly by customer depending on the scope of work, the number of installation sites and the geographical location of the installations and can extend for periods of six months or more. Installation and training fees (representing about 30% of the Company's revenues) are recognized when such services are completed; however, in a limited number of cases, as much as one-third of the installation/training fees may be deferred by the customer until the completion of the one-year warranty period. Service fees for on-going customer support, hardware maintenance and product updates are recognized ratably over the term of the contract, which is typically twelve months.

     The Company has devoted substantial resources in connection with the research and development of new and enhanced software products. Costs incurred for research and development are charged to operations in the period incurred. Upon the establishment of technological feasibility, the Company begins to capitalize certain costs associated with the product which will be available for sale. Once the product is available for sale, the Company ceases to capitalize these costs. Upon completion of such products, these costs are amortized and charged to operations over the estimated economic life of the product. A major portion of the Company's current capitalized costs relate to products which are not as yet available for sale. The establishment of technological feasibility and the estimated economic life of the product requires considerable judgment by management. Any changes to the estimates made by management may result in more rapid amortization of the capitalized costs.

     The Company's strategy is to aggressively market its existing and future products both directly and through the use of sales agents around the world. During 1995 and 1996, the Company significantly increased the number of sales and marketing personnel and also substantially increased the number of production and development personnel. In addition, the Company entered into the Sperry Agreement in December 1996, pursuant to which the Company granted Sperry, among other things, certain sole rights relating to the distribution of the Company's software application products and ISIT platform products to the United States government and non-exclusive rights relating to the distribution of all the Company's products elsewhere, subject to certain territorial limitations.

     The Company incurred operating losses of $213,602 and $667,156 for the fiscal year ended December 31, 1995 and the nine months ended September 30, 1996, respectively, and, at September 30, 1996, had an accumulated deficit of $4,897,776. The Company expects that its operating losses for the fiscal year ended December 31, 1996 will substantially exceed its operating losses for the prior fiscal year and that the Company will continue at a loss until, at the earliest, the Company generates sufficient revenues to offset the cost of its operations. The report of independent auditors on the Company's financial statements for all periods presented contains an explanatory paragraph stating that there is substantial doubt as to the Company's ability to continue as a going concern. In this regard, management's plan is to complete this offering. The financial statements do not include any adjustments that might result from the outcome of such uncertainty. The Company's future level of sales and potential profitability will depend on many factors including an increased demand for the Company's existing products, the ability of the Company to develop and sell new products and product versions to meet customers' needs, the ability of management to control costs and successfully implement the Company's strategy and the ability of the Company to develop and deliver products in a timely manner.

Results of Operations

     The following table sets forth for the periods indicated selected items of the Company's operations as a percentage of its net revenues:

                                                           Years Ended                 Nine Months Ended
                                                           December 31,                  September 30,
                                                       -------------------           ----------------------
                                                       1994           1995           1995              1996
                                                       ----           ----           ----              ----

Revenues..................................             100.0%          100.0%        100.0%             100.0%
Cost of revenues..........................              55.3            74.3          77.4               72.5
                                                       -----           -----         -----              -----
Gross profit..............................              44.7            25.7          22.6               27.5
Operating expenses:
     Research and development.............              18.4             5.7           6.2                6.5
     Sales and administrative.............              23.7            24.1          24.9               38.3
     Depreciation and amortization........               1.0             0.8           0.9                1.7
                                                        ----            ----          ----                ---
       Total operating expenses..........               43.1            30.6          32.0               46.5
Income (loss) from operations.............               1.6            (4.9)         (9.4)             (19.0)
Other income (expense):
     Interest income......................               -               0.6           -                  -
     Interest expense.....................              (4.6)           (3.2)         (3.4)              (3.5)
                                                        -----           -----         -----              -----
       Total other expense................              (4.6)           (2.6)         (3.4)              (3.5)
Net loss..................................              (3.0)%          (7.5)%       (12.8)%            (22.5)%
                                                        =====           =====         =====              =====

     Nine Months Ended September 30, 1996 Compared to Nine Months Ended\ September 30, 1995

     Revenues. Software revenues increased 27.0% from $1,801,413 in the nine months ended September 30, 1995 to $2,287,824 in the nine months ended September 30, 1996. The increase was attributable primarily to the increase in revenues from Federal and State government agencies associated with the development of the ISIT platform. Such government revenues are expected to terminate by the end of 1997. Hardware revenues increased 1.8% from $1,196,098 in the nine months ended September 30, 1995 to $1,217,207 in the nine months ended September 30, 1996. The increase was due to a major sale of hardware components to a non-maritime customer in keeping with the Company's strategy of reducing its overall hardware costs by purchasing larger volumes of hardware (in order to receive correspondingly greater discounts from hardware suppliers and margin improvements in connection with its total system sales) and then reselling portions thereof on a distributorship basis. Overall, revenues increased by 16.9% from $2,997,511 in the nine months ended September 30, 1995 to $3,505,031 in the nine months ended September 30, 1996.

     Cost of Revenues. Cost of revenues increased 9.5% from $2,321,858 in the nine months ended September 30, 1995 to $2,543,033 in the nine months ended September 30, 1996. Cost of revenues increased commensurate with the increase in sales.

     Operating Expenses. Operating expenses increased 70.3% from $956,780 for the nine months ended September 30, 1995 to $1,629,154 for the nine months ended September 30, 1996. The increase was attributable primarily to an increase in selling and marketing expenses.

     Net Loss. As a result of the foregoing, the Company's net loss increased from $383,821 for the nine months ended September 30, 1995 to $789,461 for the nine months ended September 30, 1996.

     Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

     Revenues. Software revenues increased 69.5% from $1,696,245 in the year ended December 31, 1994 to $2,874,499 in the year ended December 31, 1995. The increase was attributable to expanded sales to a major Middle Eastern customer, government revenues associated with the development of the ISIT platform and an overall increase in software sales. Hardware revenues increased 111.1% from $689,298 in the year ended December 31, 1994 to $1,454,771 in the year ended December 31, 1995. The increase was attributable primarily to significant sales of hardware components to two non-maritime customers. Overall, revenues increased by 81.5% from $2,385,543 in the year ended December 31, 1994 to $4,329,270 in the year ended December 31, 1995.

     Cost of Revenues. Cost of revenues increased 143.8% from $1,318,757 in the year ended December 31, 1994 to $3,215,259 in the year ended December 31, 1995. Cost of revenues increased at a greater rate than revenues reflecting the more rapid increase associated with the Company's hardware component (a lower margin item than software) sales.

     Operating Expenses. Operating expenses increased 29.2% from $1,027,643 in the year ended December 31, 1994 to $1,327,613 in the year ended December 31, 1995. The increase was primarily attributable to an increase in marketing and sales expenses partially offset by a decrease in research and development expenses primarily associated with the ISIT platform and the development of Windows-based versions of the Company's Fleet Manager Series products. The increase in marketing and sales expenses is expected to continue through the end of 1996.

     Net Loss. As a result of the foregoing, the Company's net loss was $325,700 in the year ended December 31, 1995, compared to a net loss of $71,313 in the year ended December 31, 1994.

Liquidity And Capital Resources

     Since inception, the Company has financed its operations with private placements of equity, government funding, cash from operations, subordinated debt, bank term loans, bank credit lines and inventory "floor plan" financing.

     For the year ended December 31, 1994, the Company had net cash provided by operations of $153,564. The cash provided from operations was primarily attributed to an increase in revenues offset by an increase in trade accounts receivable. For the year ended December 31, 1995, and the nine months ended September 30, 1996, the Company had net cash used in operations of $250,760 and $386,035, respectively. The cash used in operations during these periods was primarily attributed to the increase in the Company's payroll, marketing and sales expenses, technical consulting costs and an increase in trade accounts receivable associated with an increase in revenues.

     In July 1995, the Company, on behalf of itself and certain other companies involved in the ISIT platform development project, entered into a cooperative agreement (the "Cooperative Agreement") relating to such project with the United States Department of Transportation, Maritime Administration under the Federal DARPA/MARITECH program. Pursuant to the Cooperative Agreement, the government has committed to fund one-half of the actual expenses of the project (currently budgeted at approximately $3.9 million, of which the Company's expenses have been estimated at approximately $2 million), up to a maximum of $1,912,763, upon the achievement of project milestones defined in the Cooperative Agreement. The Company, as the financial manager for the development project, allocates and distributes the government's reimbursement payments to the project members according to the project budget and their expenditures thereunder. The Company's potential share of the funding is $974,865. Through September 30, 1996, the Company had expended a total of $1,457,200 in connection with the project and recognized grant revenues from the government for such project in the amount of $728,600.

     In July 1995, the Company received a grant in the amount of $487,433 from CII pursuant to the State of Connecticut's Federal Technology Partnership Program under which the State matches 50% of the funding provided by the United States government under a recognized Federal cooperative funding program, such as DARPA/MARITECH. CII provided the first installment of the grant in the amount of $240,033 in August 1995. The remaining $247,400 was provided in June 1996 upon the Company's successful completion of the required project milestones.

     Net cash used in investing activities for the years ended December 31, 1994 and 1995 and the nine months ended September 30, 1996 of $414,146, $517,081 and $902,321, respectively, was primarily attributed to an increase in capitalized software costs.

     Net cash provided by financing activities for the years ended December 31, 1994 and 1995 of $265,607 and $778,166, respectively, was primarily attributed to increases in outstanding indebtedness. Net cash provided by financing activities for the nine months ended September 30, 1996 of $1,288,537 was primarily attributed to the sale of Common Stock and Preferred Stock.

     The Company currently has a $216,667 term loan and a $400,000 demand line of credit with a bank, both of which bear interest at 1 1/2% over the bank's prime rate and are secured by substantially all of assets of the Company. The term loan is payable in equal monthly installments of $5,833 plus interest until June 1998, at which time the balance of approximately $100,000, plus interest, will be due in full. The bank has agreed to amend the terms of the demand line of credit to provide for its expiration on April 1, 1998, provided that the Company completes this offering by May 15, 1997 and maintains an account with the bank with a minimum balance of $800,000 as additional security for repayment of the Company's loans from the bank. As of September 30, 1996, the Company had no further availability under such facility. The agreement under which the term loan and the demand line of credit were established contains certain covenants, including provisions requiring the Company to maintain specified financial ratios and a minimum net worth. The Company was in violation of certain of its bank loan covenants as of September 30, 1996, including covenants regarding its net worth and cash flow ratios but was subsequently able to secure waivers from the bank relating to such covenant violations until March 31, 1997. In addition, the Company obtained a $150,000 letter of credit from the bank in October 1995 to secure landlord improvements to the Company's offices, which letter of credit is guaranteed by the Connecticut Development Authority, an agency of the State of Connecticut. The letter of credit became self-amortizing at the rate of $7,500 per month on May 31, 1996, and, as of September 30, 1996, there was a total of $112,500 outstanding under this facility.

     In March 1995, the Company obtained a $500,000 loan from CII bearing interest at the rate of 10% per annum, evidenced by the Senior Note. In connection with this loan, the Company issued warrants to CII to purchase an aggregate of 259,888 shares of Common Stock at an initial exercise price of $2.31 per share. In August 1996, the Company sold 7,500 shares of its Preferred Stock to CII in exchange for (i) CII's payment of $500,000 in cash; (ii) the cancellation of $236,924 of the $473,848 principal amount of indebtedness then outstanding under the Senior Note, the balance of which is repayable, together with accrued interest, in aggregate monthly installments of $10,624 (subject to payment in full upon the consummation of this offering); and (iii) CII's relinquishment of one-half of its warrants, leaving CII with the CII Warrants to purchase 129,944 shares of Common Stock. Immediately prior to the consummation of this offering, the 7,500 shares of Preferred Stock held by CII will be converted into an aggregate of 277,777 shares of Common Stock. In addition, upon the consummation of this offering, the Company intends to use a portion of proceeds from this offering to repay the balance of the Senior Note ($236,924 plus approximately $23,000 in accrued interest) and to redeem the CII Warrants (approximately $75,000). As of September 30, 1996, the Company was in default in payment under the Senior Note, but was subsequently able to secure a waiver from CII of all payments of principal and interest under the Senior Note through the consummation of this offering, at which time the Senior Note is to be repaid in full. See "Certain Transactions."

     In February through June 1996, the Company sold to 16 accredited investors an aggregate of 233,326 shares of Common Stock at a purchase price of $3.38 per share, for an aggregate purchase price of $787,500 (the "1996 Private Placement"). The net proceeds from this financing were used to fund working capital requirements for further software development of the Fleet Manager Series and of the ISIT platform and for additional marketing and sales expenses related to the Fleet Manager Series.

     During 1995, two affiliated parties advanced a total of $225,000 to the Company. In June 1996, these advances were converted into 66,666 shares of Common Stock. See "Certain Transactions."

     In June 1996, an affiliated party acquired a $75,000 loan from a bank, the proceeds of which he, in turn, loaned to the Company. Subsequently, in November 1996, such loans were amended to reflect the Company as the bank's borrower and eliminating the affiliated party as a lender. The Company's note to the bank evidencing such indebtedness bears interest at 1 1/2% over the bank's prime rate and the bank has agreed to amend the terms of such note to provide for its expiration on April 1, 1998, provided that the Company completes this offering by May 15, 1997 and maintains an account with the bank with a minimum balance of $800,000 as additional security for repayment of the Company's loans from the bank. See "Certain Transactions."

     In connection with the Fall 1996 Borrowings, the Company borrowed an aggregate of $410,000 from four affiliated parties and two other persons in October and November 1996. These loans bear interest at 10% per annum and are due and payable on the earlier of the consummation of this offering and six months from the date of issuance of the promissory notes representing such loans. Such loans are subordinated to all other indebtedness of the Company except for an aggregate of $500,000 payable to two executive officers of the Company. Upon the consummation of this offering, the Company intends to use approximately $426,100 of the proceeds from this offering to repay, in full, the principal amount of, and accrued interest on, these notes. See "Certain Transactions."

     In connection with the December 1996 Borrowings, the Company borrowed an aggregate of $166,000 from four affiliated parties in September and December 1996. These loans bear interest at 9% per annum and are due and payable on December 2, 1998. Such loans are subordinated to all other indebtedness of the Company except for an aggregate of $500,000 payable to two executive officers of the Company. See "Certain Transactions."

     In connection with the Sperry Financing, the Company borrowed an aggregate of $500,000 from Sperry in December 1996, in return for which the Company issued to Sperry (i) the Sperry Convertible Note in the principal amount of $250,000, convertible into an aggregate of 100,000 shares of Common Stock upon the consummation of this offering, (ii) the Sperry Non-Convertible Note in the principal amount of $250,000, and (iii) the Sperry Warrants to purchase 125,000 shares of Common Stock at an exercise price of $5.00 per share. The Sperry Notes bear interest at the rate of 9% per annum and are due and payable on the earlier of the consummation of this offering and January 31, 1998. The Company intends, upon consummation of this offering, to use approximately $255,000 of the proceeds from this offering to repay the Sperry Non-Convertible Note, including interest accrued thereon through and until such repayment date. See "Certain Transactions."

     In connection with the January Bridge Financing, the Company borrowed an aggregate of $350,000 from six private investors in January 1997, in return for which the Company issued to such investors Bridge Notes in the aggregate principal amount of $350,000 and an aggregate of 70,000 Bridge Shares from its treasury stock. Immediately prior to the consummation of the January Bridge Financing, two affiliates contributed an aggregate of 70,000 shares of Common Stock to the Company's treasury for issuance by the Company as Bridge Shares to the investors in the January Bridge Financing. After payment of $35,000 in placement fees to the Underwriter, which acted as placement agent for the Company in connection with the January Bridge Financing, and other offering expenses of approximately $20,000, the Company received net proceeds of approximately $295,000 in connection with the January Bridge Financing. The Company intends, upon consummation of this offering, to use approximately $355,900 of the proceeds from this offering to repay the Bridge Notes, including interest accrued thereon through and until such repayment date.

     Immediately prior to the date of this Prospectus, four affiliated parties delivered and transferred to the Company for cancellation an aggregate of 77,767 shares of Common Stock and the Company accepted such shares in full payment and satisfaction of the Company's outstanding loans to such parties in the aggregate amount of $388,837. Because it was expected that such loan amounts would be satisfied with shares of Common Stock prior to the date of this Prospectus, the $388,837 in loans receivable was presented as a component of stockholders' equity in the Company's financial statements commencing as of December 31, 1995. See "Certain Transactions."

     As of September 30, 1996, the Company had cash of $15,531 and a working capital deficit of $891,669. Although the Company anticipates that the net proceeds of this offering, together with anticipated revenues from operations and its current cash and cash equivalent balances, will be sufficient to fund the Company's operations and capital requirements for at least 18 months following the consummation of this offering, there can be no assurance that such funds will not be expended prior thereto due to unanticipated changes in economic conditions or other unforeseen circumstances. In the event the Company's plans change or its assumptions change or prove to be inaccurate, the Company could be required to seek additional financing sooner than currently anticipated. The Company has no current arrangements with respect to, or potential sources of, any additional financing, and it is not anticipated that existing stockholders will provide any portion of the Company's future financing requirements. Consequently, there can be no assurance that any additional financing will be available to the Company when needed, on commercially reasonable terms, or at all.

                                    BUSINESS

The Company

     The Company develops, markets, sells and supports software systems, and sells and supports associated hardware and communications systems, for the management of commercial ships in the international maritime industry. The Company's products are designed to enable its customers to operate their ocean-going ships in a safer and more efficient manner through the use of shipboard and shore-based computer applications and networks connected by wireless communications. The Company sells its products in the international shipping market to operators of all types of ships, including crude oil and product tankers, gas carriers, container ships, cruise liners, bulk carriers and other specialty ships. The Company has 27 years of experience in the maritime industry and has an established international market presence and a significant installed customer base.

Industry Background

     There are over 80,000 vessels in the world's commercial fleet. The primary target market for the Company's integrated fleet management systems and services consists of the 22,500 vessels over 5,000 dead weight tons in the international "deep sea" trade. The types of vessels in this group include oil tankers, liquefied natural gas carriers, chemical carriers, bulk carriers, container ships, roll-on/roll-off carriers, and passenger ships. The ownership of these vessels includes high concentrations in Greece, Japan, China, Russia, and the United States. Estimates of market penetration indicate that only approximately 15% of the Company's primary target market currently has integrated fleet management systems. The secondary target market for the Company's products is the coastal and inland waterway vessels which represent the other 57,500 vessels in the world's commercial fleet. However, these vessels are of various sizes and often have limited resources available for shipboard technology. Consequently, while this secondary market represents significant potential based on the number of vessels included in such market, the average sale per vessel in this secondary market will typically be smaller than the average sale per vessel in the Company's primary target market.

     The international maritime industry is responsible for the transportation of over 95% of the cargo moving in intercontinental trade and no known means of transportation or technology currently exists which will permit any significant change from this transportation format. The market for cargo shipping is primarily an open, free market, allowing ships of any country to compete for business. The broad nature of this market, coupled with the fact that there are over 80,000 vessels in the world's commercial fleet competing for business, has generated growing pressure on shipowners/operators to operate their ships more efficiently. In addition, a significant expansion of international maritime regulations has occurred in recent years requiring shipowners/operators to operate their ships in a safer and more environmentally protective manner or face major liability exposure. At the same time, however, the economic pressures of the industry are leading to smaller-sized crews on ships which is increasing the burdens associated with efficient ship operation and safety and environmental regulation compliance. The Company believes that these factors have created an environment where productivity aids, such as those provided by information technology systems, can offer large benefits to shipowners/operators.

     Information technology systems enable ships' crews to access and perform planned maintenance schedules, keep a more accurate inventory of critical parts, communicate with shore support facilities and access needed information to operate their ships in a safer and more efficient manner. While many shipowners/operators are just beginning to implement such systems within their enterprises, others have already made significant investment in their information technology infrastructures, frequently incorporating within them a variety of software environments, computing platforms and communications protocols. These business critical enterprise applications and personal productivity tools have also historically been supplied by a variety of vendors, often resulting in incompatible systems and applications within and among an enterprise's many locations. As a result of this proliferation of technology, demand is increasing for systems that offer shipowners/operators a standard interface, transparent communications and the ability to integrate enterprise and ship specific productivity applications for local and remote enterprise users.

     Current challenges faced by shipowners/operators employing information technology systems include:

     o Platform Diversity. In addition to Windows, desktop computing systems within an enterprise may include DOS systems, UNIX workstations, X-Terminals, MacIntosh systems and OS/2 workstations, many of which do not support 32-bit Windows applications.

     o Remote Users. The diversity of network connection types, protocols and communication services limits the ability of shipowners/operators and other organizations to deploy applications on a cost-effective and efficient basis among remote shipboard users.

     o Extended Enterprise. The extension of enterprise information systems to ships, suppliers, technical support activities and regulatory bodies creates application deployment issues that are outside the control of information systems managers, such as the quality and security of the network connection, the client platform involved and the technical expertise of the remote user.

     o Diverse Shipboard Control Systems. Data residing on diverse, non-integrated control systems aboard ship which is required for ship management purposes is currently inaccessible to the ship management applications software. Enterprise system managers must cope with this non-compatibility problem existing on remote mobile systems.

     o Non-Compatible Satellite Communications. While over the past 15 years the international shipping industry has operated as a monopoly with satellite analog data communications provided by the International Marine Satellite consortium ("INMARSAT"), the delivery of communications services to ships is expected to change drastically in the next five years. New lower cost satellite communications services are being offered using digital data technology. At the present time, no standard protocol to send data through an earth station into the public telephone networks exists. System providers and information technology managers are therefore faced with a difficult operational problem of locating and acquiring the best communications solutions for any given situation.

Strategy

     In order to address the challenges currently associated with the use of information technology by the maritime industry, the Company has adopted a strategic plan focused on three distinct, yet interrelated, areas of the maritime information technology market, including: (i) the continuation and enhancement of the Company's core business which centers around its existing Fleet Manager Series of software products for the management of ship operations and includes applications ranging from shipboard inventory and maintenance management to ship-to-shore e-mail; (ii) the development of the Integrated Shipboard Information Technology ("ISIT") platform, which is designed to become the first industry standard for computer operating environments to integrate a myriad of ship equipment and informational systems, including proposed ISIT-complaint versions of the Company's existing Fleet Manager Series products, which are currently under development; and (iii) its expansion into the satellite communication services business as a reseller of satellite communications services, which expansion the Company expects will allow it to provide its customers with a single source service for ship-to-shore data communications. The Company intends to focus on these three strategic areas in order to become a leading supplier of integrated management and communications systems to the international maritime industry.

     In keeping with its goal, the Company is employing the following strategies:

     Deliver Easy-to-Use, High-End Fleet Management Solutions. The Company believes that today's maritime requirements dictate high levels of usability due to crews of varying nationalities, training, sizes and experience levels. In addition, in order for the systems to be effective at managing operating costs, the systems must have high levels of functionality in order to encompass a broad spectrum of international customers. The Company's unique suite of application software products, the Fleet Manager Series, addresses these needs by providing ease of use and broad-based functionality with low implementation costs and full scalability. The Company provides solutions for customers seeking to preserve existing information technology investments and minimize the costs and complexity of integrating with existing management systems.

     Establish Broad-Based Acceptance of the ISIT Platform. In order to establish broad-based acceptance of the ISIT platform, the Company intends to expand its marketing efforts to focus not only on direct sales to shipowners/operators but also on the marketing of the ISIT platform to a variety of maritime organizations, including shipboard control system suppliers and hardware and software vendors, who will be able to bundle the ISIT platform with their respective product lines. In addition, the Company, both on its own and through a distribution agreement with Sperry, plans to market the ISIT platform through shipyards for newbuild ship constructions, with the intention that the ISIT platform will become the default information technology system for newbuild ships. In order to better understand the needs of the maritime industry and to facilitate market acceptance of the ISIT platform, the Company has created an Industry Advisory Board for the ISIT platform project, which includes 30 firms representing a broad cross-section of the maritime industry, including shipowners/operators, communications organizations, shipyards, regulatory bodies and suppliers of marine equipment.

     Develop Strategic Alliances. The Company believes that entering into strategic alliances for the development and sales of its products will allow for a broader-based acceptance of such products and a corresponding increase in its overall sales. To this end, the Company: (i) as the leader of the ISIT platform development project, formed the ISIT Platform Development Team (consisting of a group of the leading companies involved in various technologies and services associated with international ship operations, design and information technologies) to specifically address the problem of standards for shipboard/shoreside data access, handling and communications; and (ii) entered into the Sperry Agreement in December 1996, pursuant to which the Company granted Sperry, among other things, certain sole rights relating to the distribution of the Company's software application products and ISIT platform products to the United States government and non-exclusive rights relating to the distribution of the Company's products elsewhere, subject to certain territorial limitations.

     Capitalize on Large Installed Customer Base. The Company plans to continue to leverage its installed base of over 1,500 application system installations at over 500 shipboard and shore-based sites worldwide. The Company's strategy is to sell new products, as well as future, enhanced generations of the current Fleet Manager Series, into this customer base. The additional products intended to be added to the product line include the ISIT platform, satellite communications services, Windows-based versions of the Fleet Manager Series, ISIT-compliant versions of the Fleet Manager Series, and applications within the Fleet Manager Series. The Company continues to devote significant resources to enhance its products and services.

     Develop Industry Standards. The Company has taken a leadership role in the development of standards in the area of shipboard information technology applications. Executives of the Company currently chair two task groups at the American Society of Testing and Materials ("ASTM") in the F-25 Committee on Ships and Marine Technology. This Committee has established a liaison with the International Standards Organization ("ISO") Technical Committee 8, Ships and Marine Technologies, and has reached consensus that any standards adopted by ASTM will be submitted to the ISO. The Company believes that taking a leadership role in the development of relevant industry standards reinforces the industry perception of the Company as a leader in its field.

     Support International Safety. The international regulations for both ship safety and environmental protection are formulated through the United Nations' International Maritime Organization ("IMO"). This organization develops regulations through a treaty process of the United Nations. These regulations are enforced by the port states through local inspectors. An active effort within the IMO exists to develop technology applications which will promote regulation enforcement. Currently, this enforcement is primarily a manual and labor intensive effort. The Company is working to apply its ISIT platform technology as the base technology for such technology developments including vessel traffic services similar to air traffic control and voyage data recorders similar to flight recorders.

     Leverage Worldwide Infrastructure. The Company has developed an extensive international network of agents to provide direct and indirect sales and support. The Company's products are designed and built for an international marketplace. The Company has significant resources allocated to the selection and development of this agent network, and expects those investments to continue. International sales represented 44.0% of revenues in fiscal 1994 and 31.0% in fiscal 1995. The Company believes that this network will be an important competitive factor in taking advantage of the growing use of technology in the maritime industry.

     Differentiate Through Superior Customer Support. The Company believes that superior customer support is critical for customers to successfully implement high-end technology solutions. Due to the complexity and logistics of the maritime environment, support services must be designed to address issues remotely, in a cost efficient manner, and on a timely basis. The Company has 27 years of experience in supporting the maritime customer base and six years experience supporting the current Fleet Manager Series. Because each customer has unique needs, the Company offers modular customer support programs that match each customer's requirements.

The Fleet Manager Series

     The Company's Fleet Manager Series is a multi-faceted line of software products, including: (i) FleetWORKS, a systems package for the control of the equipment and spare parts inventory onboard a ship; (ii) FleetLINK, a marine data communications and e-mail systems package providing data compression and high speed data transmission over satellites, cellular and/or terrestrial links; and (iii) FleetWATCH, a shipboard reporting and administrative systems package. The Fleet Manager Series was developed through several years of industry use and feedback and is currently in its fifth generation. This suite of integrated applications allows shipowners/operators to manage costs, manage resources, and comply with both internal and externally mandated safety and environmental issues.

     The benefits of the Fleet Manager Series include:

     o An integrated suite of applications which allows more robust communication of data between applications and reduces user workload by preventing multiple data entries.

     o Associated systems integration and engineering services which develop fleet-wide equipment and parts numbering mechanisms and initialize system operations.

     o The ability to dramatically reduce ship-to-shore satellite communications costs.

     The Fleet Manager Series software applications have been designed to offer ease-of-use and an integration of information for a multitude of ship management operations using a single user interface. In addition, the Company has developed services to support these systems, from database development and validation to the supply of shipboard computer hardware, related engineering, integration and training services and maintenance support. Thus, in addition to its sale of the software products themselves, the Company may, for instance, pre-load the Fleet Manager Series software products on personal computers and sell the bundled product. Consequently, although individual modules list for between $1,500 and $9,000, a typical customer may buy multiple modules for multiple ships in a fleet resulting in a sale to a customer that could approach $50,000, including hardware and integration and engineering services. Moreover, by offering standardized PC and LAN configurations, the Company provides an added value to clients. All these computer hardware configurations include the Company's MarineCare "exchange-basis" warranty, providing a blanket coverage for all components supplied by the Company, regardless of manufacturer, with all individual warranties extended to one full year.

     The Fleet Manager Series is designed to provide information about ship operations in order to assist the shipowner/operator in meeting safety and environmental requirements. On July 1, 1998, almost all commercial ships over 500 gross tons will be required to comply with the International Safety Management ("ISM") Code, developed and mandated by the IMO. The ISM Code includes new procedures which must be followed and requirements which must be met in order to achieve certification for a ship. The Fleet Manager Series currently provides shipowners/operators with a substantial portion of the information required in order to achieve ISM certification.

     The Fleet Manager Series versions currently being shipped are DOS-based; however, the Company is in the process of developing Windows-based versions (which will be Windows 3.1, Windows95 and Windows NT compliant) of all of its existing products. Initial modules of the Fleet Manager Series are expected to be available for the Windows operating systems during the first quarter of 1997 and the balance by the end of 1997. The Company's application software for Windows will require modification in order to utilize such software on the ISIT platform being developed. Initial ISIT-compliant modules of the Fleet Manager Series are expected to be released in mid-1997.

     The following lists the modules which are included in each of the applications in the Fleet Manager Series:

FleetWORKS                                       FleetLINK
o   Equipment Management                         o    Fleet Wide E-Mail
o   Spare Parts Inventory Management             o    Satellite and Cellular Data Communications
o   Consumables Management                       o    Global E-Mail Interface
o   Requisitioning/Budgeting
o   Bar Coding Inventory                         FleetWATCH
o   Purchasing Interface                         o    Vessel Reporting
o   Maintenance Scheduling                       o    Cargo Loading
o   Equipment History Tracking                   o    Personnel/Payroll Management
o   Predictive Maintenance Interface             o    Weather Reporting


     FleetWORKS

     FleetWORKS is a fully integrated inventory and maintenance systems package. Starting with basic management of equipment name plate status and details, FleetWORKS may be expanded to include systems for inventory control, requisitioning, purchase orders, budgeting, consumables ordering, planned maintenance, predictive maintenance, bar coding and equipment history tracking. Management believes that FleetWORKS allows the most comprehensive configuration of software solutions on the market today, offering marine operators the benefits of a custom-tailored system, while providing the reliability and economy of standardized software. The Company's proprietary distributed database technology allows FleetWORKS to operate independently on each ship, while maintaining an accurate record of each ship's machinery, spare parts and maintenance databases on the complete fleet-wide shore system. In addition to fleet-wide control, the software reduces paperwork by automatically transmitting requisitions to the shore office via satellite. The system also schedules planned and predictive maintenance which improves maintenance quality, provides a better overview of machinery condition and creates a detailed equipment history. Modules list for between $2,000 and $4,000.

     FleetLINK

     FleetLINK is a marine data communications and e-mail systems package. FleetLINK provides data compression and high speed data transmission over satellites, cellular and/or terrestrial links. FleetLINK achieves effective throughput of up to approximately 30,000 bits per second over INMARSAT A and approximately 19,000 bits per second with cellular services. In addition to reliable, error-free ship-to-shore connections, FleetLINK provides full-featured "paperless forms" to streamline fleet-wide information processing. The software can transfer most file types between ship and shore computers with interfaces to commercial e-mail software including cc: Mail, DaVinci e-Mail and a number of other packages. In addition, FleetLINK exchanges mail and files with X.400 services. FleetLINK is a cost-saving alternative to telex and fax for shipboard operations. Designed to maximize existing satellite and cellular services, FleetLINK is intended to meet the needs of the Company's customers in the future as communications technology rapidly evolves. The data communications and messaging module lists for approximately $2,000.

     FleetWATCH

     FleetWATCH is a shipboard reporting and administrative systems package. FleetWATCH provides consolidated fleet-wide voyage activity data, including vessel status and position reporting and tracking. This information can be used by an operations office to evaluate voyage performance and plan subsequent voyages with a view to maximizing ship efficiency. FleetWATCH also offers a cargo loading module which provides accurate loading, trim and stability calculations and maximization loading safety for tankers, container and bulk carriers. The systems offers fleet personnel and crew information reports and payroll management in order to streamline personnel management. FleetWATCH supports quality initiatives such as ISO9000 and ISM by providing an automated mechanism to deliver safety and quality procedures to ships. Modules list for between $2,000 and $6,000.

The ISIT Platform Development Project

     Utilizing its core technologies and strategic relationships with leaders in the maritime industry, the Company has taken the premier role in designing, and is currently developing, the ISIT platform, a software operating environment standard for the maritime industry. The Company believes that the development of the ISIT platform could be a major breakthrough for the commercial shipping business and that it represents a strategic opportunity for the Company to significantly increase its market share position within the maritime industry, as the ISIT platform is intended to permit the integration, under a common protocol, of a myriad of ship equipment and informational systems and to provide a common computing environment for shipboard systems to share data and communicate with shore-based management. In addition, the ISIT platform will reside on top of Microsoft Corporation's Windows NT in order to provide enterprise-wide distributed processing and is intended to serve as an open architecture to make data from different sources and vendors available and accessible in one database. Because it will be an advanced technology application, the ISIT platform will also have the potential to integrate information requirements for other industries using any client/server applications on the Windows NT operating system.

     When completed, the ISIT platform is intended to provide three primary services for any shipboard application. First, it is designed to provide a stable platform on which software applications which are ISIT-compliant can run and to include a layer of standard services necessary to permit remote support of such applications. ISIT-compliant software applications are expected to include new versions of the Company's Fleet Manager Series products, software applications currently under development by other members of the ISIT Platform Development Team (described below), which will not be competitive with the Fleet Manager Series, and software applications which are expected to be developed by third parties, some of which may be competitive with the Fleet Manager Series. Second, the ISIT platform is designed to provide a common communication path for any ISIT-compliant application using most available communication services. Of the numerous new digital satellite services coming on the market, each will require its own data protocols. The ISIT platform is intended to provide the common communications interface for most satellite services, as well as an optional shore-based hub to interface with various telephone networks and services, including the Internet. Third, the ISIT platform is designed to allow for the collection and storing of a ship's operating data in a common database and in a common format. This data collection function provides an interface into the various shipboard control systems on the bridge and the engine room that operate with their own proprietary protocols. The ISIT platform is designed to convert these different protocols into a common protocol and make the data available for other applications, such as diagnostics. As a result of the foregoing, the Company anticipates that the ISIT platform will address a number of key maritime industry issues, including:

     o The ability to provide a common, remotely-controllable environment for any shipboard management system. This capability, the core of the ISIT platform, is intended to allow shipowners/operators to manage the increasingly complex shipboard information technology environment aboard their world-wide fleet from a centralized shore location.

     o The ability to capitalize on rapidly evolving wireless communications technologies and to provide shipowners/operators tools to automatically select wireless service providers.

     o The ability to collect data from any of the traditionally closed shipboard control systems (such as machinery control, navigation control, or cargo control) for use by other shipboard systems or analysis by management ashore.

     The Company's ISIT platform development project was chosen in July 1995 for shared expense funding under the United States government's DARPA/MARITECH program (a program formed to, among other things, promote the development and application of technology to and for the maritime industry as part of the government's effort to revitalize United States shipyards). The Company, as the leader of the ISIT platform project, formed the ISIT Platform Development Team (consisting of a group of the leading companies involved in various technologies and services associated with international ship operations, design and information technologies) to specifically address the problem of standards for shipboard/shoreside data access, handling and communications. Pursuant to their Cooperative Agreement with the government, the Company and certain other members of the ISIT Platform Development Team (the "Project Participants") are responsible for the ISIT platform development project. The Company is responsible for the development of the ISIT platform itself while the other Project Participants have responsibility for various related aspects of the project. The costs relating to the ISIT platform project have been budgeted at approximately $3.9 million, of which the Company's expenses have been estimated at approximately $2 million (before giving effect to the government's reimbursement funding). The government has agreed to reimburse the expenses of the Project Participants in an amount equal to the lower of approximately $2 million and 50% of their actual expenses. The government makes payments upon the completion of various defined project milestones, which payments are allocated among the Project Participants by the Company, according to the project budget and each participant's expenditures thereunder. Upon completion of the project, the Company will retain the rights to the ISIT platform, subject to a value added reseller agreement (and a sharing of a portion of any revenues derived from the commercialization of the ISIT platform) with the other Project Participants. Such agreement is currently under negotiation.

     The following is a list of the members of the ISIT Platform Development Team and their specialized fields:

                         ISIT PLATFORM DEVELOPMENT TEAM

Marine Management Systems, Inc.*..................   ISIT Platform
Sperry Marine Inc.................................   Integration of Bridge Control Systems
GE Marine Systems.................................   Integration of Machinery Control Systems
Radix Systems, Inc.*..............................   System Integration and Project Management
Ultimateast Data Communications Limited*..........   Satellite Services and Communications Hub
ABS Marine Services, Inc..........................   Classification/Standards
M. Rosenblatt & Son, Inc.*........................   Naval Architects and Marine Engineers-Installation
Sinteff Marine Controls...........................   Control System Interfaces

-----------------
*Also a Project Participant.

     There is also an ISIT Platform Advisory Board which has been put in place in order to advise the ISIT Platform Development Team on the developments and implementation of the ISIT platform. The ISIT Platform Advisory Board includes shipowners/operators, communication companies, shipyards, and classification societies and government entities.

                      ISIT PLATFORM PROJECT ADVISORY BOARD

Shipowners/Operators                                 Ship Builders
--------------------                                 -------------
o     Chevron Shipping Company                       o   Alabama Shipbuilding
o     Coscol Marine Corporation                      o   Avondale Industries, Inc.
o     Eletson Corporation                            o   Bath Iron Works Corporation
o     Marine Transport Lines, Inc.                   o   Ingalls Shipbuilding
o     Osprey-Acomarit Ship Management, Inc.          o   McDermott Shipbuilding, Inc.
o     Sea-Land Service, Inc.                         o   National Steel and Shipbuilding Company
o     Stolt Parcel Tankers Inc.                      o   Newport News Shipbuilding
o     U.S. Military Sealift Command                  o   Trinity Marine Group, Inc.

Communication Companies                              Classification Society/Government Entities
-----------------------                              ------------------------------------------
o     American Mobile Satellite Corporation          o   American Bureau of Shipping
o     COMSAT Mobile Corporation                      o   Canadian Coast Guard
o     Iridium, Inc.                                  o   Canadian Navy
o     Mobile Datacom Corp.                           o   Det Norske Veritas
o     NewEast Wireless Telecom, Inc.                 o   Lloyd's Register
o     Orbital Communications Corporation             o   U.S. Coast Guard
                                                     o   U.S. Military Sealift Command

     The Company expects to complete initial development and to begin initial testing of the ISIT platform in the second quarter of 1997. This initial testing of the ISIT platform is intended to validate its ability to connect shipboard systems with each other and with management ashore. Thereafter, the Company expects to commence initial marketing of the ISIT platform as well as ISIT-complaint versions of its Windows-based Fleet Manager Series products by the fourth quarter of 1997.

Proposed Satellite Communications Services Business

     The Company currently provides software solutions for ship-to-shore communications, but shipowners/operators must still contract with another vendor for the actual wireless communications services. The Company intends to contract with communications service providers and to resell those communication services to shipowners/operators as part of a bundled offering with the other products and services of the Company. This will provide shipowners/operators with one-stop shopping for their fleet management requirements, including application software, platform software, hardware, systems integration and engineering services, and associated communications services. The Company believes that significant technical advantages to bundling the ISIT platform with the associated communications services exist which will allow shipowners/operators to improve the return from those communications expenses. The Company's system could provide a least-cost-routing controller on the ship which would automatically choose the lowest cost communications routing. In addition, the Company could route the call through lower cost cellular services when in range. When satellite usage is at a high enough level, the Company will have the opportunity to implement a virtual earth station ("VES") or communications hub that can link a ship's communications to terrestrial services. The Company expects to expand this to other communication services using a VES developed under the ISIT platform project.

Sales and Marketing

     The Company's marketing efforts are primarily directed at broadening the market for the Fleet Manager Series by increasing the awareness of the importance of information systems for the efficient management of ship operations. The Company's marketing is divided between advertising, seminars and trade shows, and promotional presentations. The Company advertises primarily in industry magazines.

     The Company sells its Fleet Manager Series products both directly and through the use of independent sales agents located in many of the largest maritime centers in the world. Currently, the Company has approximately 25 sales agents all of which are subject to written agreements, which generally are non-exclusive and may be terminated by either party at the end of each year of the agreement. Three of the Company's current sales agents, however, have territorial exclusives (one in Greece, one in Singapore, Malaysia and Indonesia and one in Hong Kong, each of which is a major territory in the maritime industry). None of the Company's agents are subject to any minimum performance levels. The Company supports its agents with product documentation, marketing materials, demonstration software and training sessions.

     In December 1996, the Company entered into the Sperry Agreement, a five-year marketing and distribution agreement, with Sperry, a worldwide leader in providing advanced electronic navigation and guidance systems to commercial and military customers for marine and aircraft applications and a wholly-owned subsidiary of Litton, a $3.6 billion aerospace, defense and commercial electronics company publicly traded on the New York Stock Exchange. Sperry has indicated to the Company that it intends to make its commercial marine electronic navigation and guidance systems compliant with the Company's proposed ISIT platform. Pursuant to the Sperry Agreement, Sperry has the sole right to distribute to the United States Government, under Sperry's name or under the Company's name, the Company's ISIT platform products, as part of and/or within a related Sperry product or system ("Bundled"), and the Company's software application products, whether or not they are Bundled. Sperry also has the sole right to otherwise distribute the Company's ISIT platform and software application products which are Bundled and sold under the Sperry name, provided, however, that Sperry may not sell such software application products in Greece until June 1997. Sperry is not required to make any minimum payments or sales under the Sperry Agreement in order to retain such sole distribution rights. In addition, Sperry has the non-exclusive right to otherwise distribute the Company's software application and ISIT platform products which are Bundled and sold under the Company's name, provided, however, that Sperry may not sell such software application products in Greece, Singapore, Malaysia, Indonesia or Hong Kong for various periods extending until January 1998. Sperry shall purchase the software application products from the Company at a discount and will be entitled to a commission if it introduces the Company to a customer that purchases software application products from the Company. Sperry's discounts and commissions relating to ISIT platform products will reflect the Company's most favorable pricing terms then in effect.

     The sales cycle for the Company's Fleet Manager Series software products, which generally commences at the time of the Company's or the agent's initial contact with a prospective customer and ends upon the execution of a purchase order with that customer, varies by customer but often extends for periods of six months or more, depending on a number of factors, including the prospective customer's familiarity with and acceptance of shipboard information technology systems. (The sales cycle for existing customers, which customers have historically represented over one-third of the Company's annual sales, is typically much shorter.)

     For the year ended December 31, 1995 and the nine months ended September 30, 1996, sales in the international market represented approximately 31.0% and 19.4%, respectively, of the Company's revenues. The Company believes that its continued growth and future profitability will require expansion of its international operations, and, accordingly, the Company intends to recruit additional international sales agents and distributors.

Customers

     The Company has installed over 1,500 software modules for over 60 active companies with over 500 ship and shore-based operational sites. The Company's target customers are primarily companies with ocean-going or "deep sea" vessels weighing over 5,000 dead weight tons. These medium and large-sized vessels have more sophisticated fleet operations and are more likely to employ information technology systems than the smaller coastal and inland waterway vessels. The Company's largest groups of customers are commercial vessels including oil and chemical tankers, bulk carriers, container ships and passenger ships. The following is a representative list of the Company's customers:

Algoma Central Marine                                Canada
Amerada Hess                                         New York
Arco Marine                                          California
Armada Shipping                                      Denmark
BP Exploration                                       England
BP Shipping                                          Ohio
Canartic Shipping                                    Canada
Chevron Shipping                                     California
Coastal Corporation                                  Texas
Cunard Line (Queen Elizabeth II)                     New York
Denholm Ship Management                              Scotland
Essar Shipping                                       India
Esso Canada                                          Canada
Inland Steel                                         Indiana
Marine Transport Lines                               New Jersey
Maritrans GP                                         Pennsylvania
Military Sealift Command                             Virginia
Mitsubishi Heavy Industries                          Japan
Mobil Shipping Company                               England
Navigo Management Company                            Cyprus
National Maritime Foundation                         Philippines
National Shipping Company                            Saudi Arabia
North West Shelf Shipping Services                   Australia
Pan Ocean Shipping                                   Korea
P&O Bulk Carriers                                    England
Princess Cruises                                     California
Sea-Land Services                                    New Jersey
Stolt Parcel Tankers                                 Texas
Thraki Shipping                                      Greece
Torm A/S                                             Denmark
Transoceanic Cable (AT&T)                            New Jersey
United Arab Shipping                                 Kuwait
Wilderness Cruises                                   Washington
Yukong Line                                          Korea

     During the fiscal years ended December 31, 1994 and 1995 and the nine months ended September 30, 1996, three, two and two customers, respectively, each accounted for over 10% of the Company's revenues in their respective periods. In fiscal 1994, the Company's three principal customers accounted for an aggregate of 45% of the Company's revenues, and, in fiscal 1995, two different principal customers accounted for an aggregate of 23% of the Company's revenues. For the first nine months of 1996, two different principal customers accounted for an aggregate of 45% of the Company's revenues. Significant sales of computer hardware to one of these customers (a non-industry customer) generated 32% of the Company revenues.

Installation, Service and Support

     The Company believes that superior customer service and support, including system integration and engineering services, customer support and customer training, are critical for achieving and maintaining customer satisfaction and for assisting customers to utilize successfully the Company's software applications. Due to the complexity of the implementation of the Company's software products, the Company's service and support are vital to the growth in customer satisfaction with the Company's products.

     System Installation, Integration and Engineering Services

     The Company offers installation, integration and engineering services for customers who have purchased the Company's software and/or hardware products. Such services facilitate the integration of the Company's systems with the customer's shipboard operations (with an emphasis on the integration of inventory and maintenance systems) and provide the customer with a turn-key solution. These services provide a greater likelihood of success to the Company's clients in the use of the Company's Fleet Manager Series software products. Services include development of coding schemes for fleet-wide equipment nameplates, spare parts and consumable inventory, onboard engineering ship check and validation services, detailed data development for equipment/inventory items, maintenance procedures/schedules and personnel payroll.

     Customer Support

     The Company offers a full range of customer support services to ensure proper and continuing operation of software and hardware systems. Customer support includes initial warranty support which lasts one year and which includes taking appropriate action to maintain software operation, and extended warranty services for an additional annual fee. If an extended warranty is not purchased, support is provided after the initial warranty period on a time and materials basis. Hardware support is offered on an extended warranty basis or on a time and materials basis.

     Customer Training

     The Company provides client personnel training sessions, including hands-on training in the Company's training facility at its corporate offices. The Company is committed to offering its customers a range of training courses and materials. Customers may attend training sessions which include lectures, demonstrations and extensive hands-on exercises in basic computer hardware and operation of the Company's software.

Research and Development

     Since its inception, the Company has made substantial investments in product development, and the Company anticipates that it will continue to commit substantial resources to product development in the future. The Company's principal development projects include the development of the ISIT platform, the complete reengineering of the Fleet Manager Series for integration into the ISIT platform, the conversion of the DOS-based Fleet Manager Series to Microsoft Windows and enhancements to the DOS-based Fleet Manager Series. The Fleet Manager Series for Windows applications are being developed to feature a full backend compatibility with the DOS-based product line, thereby providing clients with a clear upgrade path where the two product lines can operate side by side within the same corporate and network environment. The Company's goal is to have all of its products ISIT-compliant while retaining simplicity and reliability of operation, as well as retaining the capability of operating outside the ISIT platform environment.

     The Company's product development activities are conducted at its Stamford, Connecticut facility. As of December 31, 1996 the Company had a total of 24 employees and contractors in product development. The Company's product development expenditures for fiscal 1994 and 1995 and the nine months ended September 30, 1996 were $0.8 million, $0.7 million and $1.1 million, respectively, net of grant revenues from CII and the federal government during such periods in the aggregate amounts of $0, $390,757 and $820,402, respectively. The Company expects that product development expenses will continue to increase through 1997.

Competition

     The Company has a number of significant competitors for its existing line of Fleet Manager Series products, including SpecTec, a division of Visma ASA, Marinor, Computer Expert Systems LTD and Nautical Technology Corporation. While there are currently no dominant players in the marine systems markets, the markets for the Company's Fleet Manager Series products are characterized by intense competition. As markets for these products continue to develop, additional companies, including companies in the computer hardware, software and networking industries with significant market presence, may enter the markets in which the Company competes and further intensify competition. Many of these competitors and potential competitors have significantly greater financial, technical, sales and marketing and other resources than the Company. Moreover, some of the Company's competitors, including Marinor, Computer Expert Systems LTD and Nautical Technology Corporation, currently offer some Windows-based applications. While the Company is currently in the process of migrating its Fleet Manager Series software products from DOS to Windows, all of its products are currently DOS-based.

     The Company believes that the most significant competitive factors of the Fleet Manager Series software products include ease of use, performance to industry standards, system functionality, product performance and quality, customer support and price. The Company believes it presently competes favorably with respect to each of these factors. However, the Company's market is still evolving and there can be no assurance that the Company will be able to compete successfully against current and future competitors and the failure to do so successfully will have a material adverse effect upon the Company's business.

     The Company is unaware of any company in this country or internationally that is currently producing or marketing a standard shipboard computing platform similar to the ISIT platform. However, there are numerous other companies that could enter this new market, many of which have substantially greater financial, technical, production, marketing and other resources than the Company. In the case of an entity with such resources, the Company does not believe that there currently are, or likely to be in the foreseeable future, prohibitive barriers to entry into the business of developing and marketing a standard shipboard computing platform.

     The Company expects that competitors for its new satellite communications services will include the same land-earth station providers with whom the Company intends to enter into reseller agreements, including COMSAT, Teleglobe, British Telecom, PLC and PTT Telecom Netherlands, among others. In addition, the Company believes that it will face competition from other satellite communications resellers. Many of these competitors have substantially greater financial, technical, production, marketing and other resources than the Company.

     There can be no assurance that existing or future competition will not have a material adverse effect upon the Company's operations.

Intellectual Property

     The Company has successfully applied for and obtained federal registration for the service mark "MMS." The Company has also applied for federal registration for the MMS design logo and the trademark "ISIT," which applications are currently pending. The Company has no patents relating to proprietary technology, but instead relies primarily on trade secret laws, confidentiality procedures and contractual provisions, including confidentiality and/or non-disclosure agreements with its employees and consultants, to protect its proprietary rights. There can be no assurance that such measures will be adequate to protect the Company from the infringement by others of its technologies. Despite the Company's efforts to protect its proprietary rights, it may be possible for, and attempts may be made by, unauthorized third parties to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. In addition, the laws of some foreign countries do not protect the Company's intellectual property to the same extent as do the laws of the United States. The loss of any material service mark, trademark, trade name, trade secret or copyright could have a material adverse effect on the Company's business, results of operations and financial condition. In addition, while the Company does not believe that its products infringe on the rights of third parties, there can be no assurance that third parties will not assert infringement claims against the Company in the future or that any such assertion will not result in costly litigation and/or a determination adverse to the Company's interests. In the event the Company's products are ever deemed to infringe on the proprietary rights of others, the Company could be required to modify the design of its products or obtain licenses from third parties relating to technology used in its products. There can be no assurance that the Company would be able to do either in a timely manner, upon acceptable terms and conditions or at all, and the failure to do so could have a material adverse effect on the Company's business, results of operations and financial condition.

     While the Company's competitive position may be affected by its ability to protect its proprietary information, the Company believes that because of the rapid pace of technological change in the industry, factors such as technical expertise, knowledge and innovative skill of the Company's management and technical personnel, its strategic relationships, name recognition, the timeliness and quality support services provided by the Company and its ability to rapidly develop, enhance and market software products may be more significant in maintaining the Company's competitive position.

     The Company is dependent on third-party suppliers for certain software included with certain of its products, such as the Cargomax System for ship loading from Herbert Engineering Corp., the Orion and Polaris weather routing software from Weathernews, Inc. and the SNAPS purchasing software product from ShipNet AS. Although the Company believes that the functionality provided by software which is licensed from third parties is obtainable from multiple sources or could be developed by the Company, if any such third-party licenses were terminated or not renewed or if these third parties fail to develop new products in a timely manner, the Company could be required to develop an alternative approach to developing its products which could require payment of substantial fees to third parties, create internal development costs and delays and which might not be successful in providing the same level of functionality. Such delays, increased costs or reduced functionality could materially adversely affect the Company's business, operating results and financial condition.

Employees

     As of December 31, 1996, the Company had 54 full-time employees, all of which were based in the United States. Of the total, 22 were engaged in development, 14 were engaged in sales and marketing, 8 were engaged in support and 10 were engaged in administration and finance. In addition, the Company engages a number of temporary and contract personnel to augment departmental employees and work on selected projects. The Company is not a party to any labor agreements and none of its employees are represented by a labor union. The Company believes its employee relations are good.

Facilities

     The Company leases 13,355 square feet for its executive offices in Stamford, Connecticut, for a base rent of approximately $13,000 per month. The Company has an option for an additional 4,000 square feet at the same location. The lease expires in 2002. The Company believes that its present facilities including the option space are adequate for its current level of operations. The Company will need to increase its space in the event of any substantial increase in demand for its products. The Company believes that suitable additional or alternative space will be available in the future on commercially reasonable terms as needed. Nevertheless, any move to new facilities or expansion could be disruptive and could have a material adverse effect on the Company's business, results of operations and financial condition.

                                   MANAGEMENT


Executive Officers and Directors

     The executive officers and directors of the Company are as follows:

Name                                Age     Position
----                                ---     --------
Eugene D. Story                     69      President, Chief Executive Officer and Director
Robert D. Ohmes                     61      Executive Vice President, Chief Financial
                                             Officer, Secretary and Director
Donald F. Logan, Jr.                42      Senior Vice President - Operations and
                                             Director
Mark E. Story                       41      Vice President - Technical and Director
Michael P. Barney                   43      Vice President - Corporate Development and Marketing
Arie Slot                           53      Vice President - Sales
Susan C. Rodricks                   51      Controller
Donald W. Forster                   58      Director
Lyman C. Hamilton, Jr.              70      Director
Michael C. Hughes                   41      Director


     Eugene D. Story, a founder of the Company, has served as President and Chief Executive Officer of the Company since 1970 and as a director since 1969. Mr. Story has over 40 years of experience in the shipping business. His past positions include Manager of Project Development and Design in the Marine Transportation Department for Mobil Oil Corporation, President of Stal-Laval Turbine Company, Supervisor of Marine Construction for California-Texas Oil Corporation and Naval Architect at Gibbs and Cox, Inc. He has written over a dozen papers on topics ranging from a 1974 paper entitled Advanced Applications of Management Computers in the Marine Industry to a 1993 paper for INMARSAT entitled Integrating the Shipboard and Shore Office Management Systems. Mr. Story received a B.S. in Marine Engineering from the U.S. Merchant Marine Academy and B.S. in Naval Architecture and Marine Engineering from the University of Michigan. Mr. Story is the father of Mark E. Story, the Vice President - Technical and a director of the Company.

     Robert D. Ohmes, a founder of the Company, has served as Executive Vice President and Chief Financial Officer of the Company since 1974 and as a director since 1969. His past positions have included Vice President of W.R. Grace, Director of Business Development of Olin Corporation, Director of Investment Analysis at ITT Corporation, and attorney for the marine law division of Mobil Oil Corporation. He has also authored papers including the four volumes of Shipboard Management Information Systems Feasibility Study for the U.S. Marine Administration. Mr. Ohmes received a B.A. from Williams College, an LLB and J.D. from Fordham Law School and an M.B.A. from New York University. Mr. Ohmes is the father of Scott R. Ohmes, a beneficial owner of 7.4% of the Company's Common Stock upon the consummation of this offering.

     Donald F. Logan, Jr. has served as Senior Vice President - Operations since December 1996 and as a director since January 1987. From January 1995 through November 1996, Mr. Logan was Vice President - Marketing and Sales of the Company. From January 1991 through December 1994, Mr. Logan was Vice President - Marine Systems of the Company, and from January 1985 through December 1990, he was Vice President - Microsystems of the Company. Prior to joining the Company in 1979, Mr. Logan served in the Marine Department of Exxon Company with responsibility for navigation and supervision of cargo operations. Mr. Logan received a B.S. from the U.S. Merchant Marine Academy.

     Mark E. Story has served as Vice President - Technical of the Company since January 1995 and as a director since February 1994. From January 1992 through December 1994, Mr. Story was Director of Software Services of the Company. From April 1989 to December 1992, he was Manager, Technical Division of the Company. Mr. Story is the principal architect of the Company's distributed management system with satellite link between ship and shore offices, including the communications data transfer protocols. Mr. Story received a B.S. in Computer Science from the University of Vermont. Mr. Story is the son of Eugene D. Story, the President, Chief Executive Officer and a director of the Company.

     Michael P. Barney has served as Vice President - Corporate Development and Marketing since December 1996. From July 1995 through November 1996, Mr. Barney was Vice President-Corporate Development of the Company. From March 1990 to May 1995, Mr. Barney was General Manager of Administration at Seer Technologies, Inc., a high technology software/consulting firm. From June 1986 to February 1990, Mr. Barney was Vice President of Information Systems at First Boston Corporation. Mr. Barney graduated summa cum laude from the University of Connecticut with a B.S. in Finance and an MBA.

     Arie Slot has served as Vice President - Sales of the Company since joining the Company in January 1997. From May 1991 to December 1996, Mr. Slot was an area sales director for Hyperion Software, a developer of enterprise-wide financial software applications. From October 1989 to May 1991, Mr. Slot was a regional director for Execucom Systems Corporation, a provider of decision support software, and from September 1984 to October 1989 he held various sales manager positions with Boeing Computer Services, a division of the Boeing Company.

     Susan C. Rodricks has served as Controller of the Company since July 1996. Ms. Rodricks served as Director of Finance and Accounting of the Company from September 1995 to July 1996. Prior to joining the Company, Ms. Rodricks was a regional controller of Corporate Express, Inc., a supplier of office products, from October 1994 to May 1995, and controller of International Marine Holdings, Inc., a manufacturer and distributor of marine equipment, from September 1978 to June 1994.

     Donald W. Forster has served as a director of the Company since June 1995. Mr. Forster has been President of Marine & Industrial Power, Inc., a consulting company to the maritime industry, since March 1995. From February 1990 to March 1995, Mr. Forster was with General Electric Company as Manager - Navy and Marine Sales with responsibility for General Electric's marine field sales force. Mr. Forster is a member of the Board of Directors of the U.S. Merchant Marine Academy Alumni Association.

     Lyman C. Hamilton, Jr. has served as a director of the Company since January 1990. Mr. Hamilton is currently an investment manager. From October 1994 to May 1995, he served as Chief Executive Officer of InterDigital Communications Corporation, a specialized communications corporation. Previously, he served as Chairman of Alpine PolyVision, Inc., a flat panel display manufacturer, during 1993, and as President and Chief Executive Officer from January 1991 to December 1992. He was Chairman and President of Imperial Corporation of America, a financial services company, from July 1989 to February 1990, and Chairman and President of Tamco Enterprises, Inc. a private investment company, from November 1979 to January 1989. Mr. Hamilton was employed by ITT Corporation from 1962 until 1979 in a number of executive positions, including as President and Chief Operating Officer during 1977 and as President and Chief Executive Officer from 1978 until 1979. Mr. Hamilton is a director of ScanOptics, Inc.

     Michael C. Hughes has served as a director of the Company since October 1995. Mr. Hughes has been Vice President of Finance and Planning for COMSAT International Communications, a unit of COMSAT, a provider of satellite communications, since June 1996. Mr. Hughes has been employed by COMSAT in various financial capacities since 1980, including serving as controller of COMSAT International Communications from September 1995 to June 1996. Mr. Hughes is a C.P.A. and received a B.S.B.A. in Accounting from Georgetown University.

     Mr. Hughes currently serves on the Board of Directors pursuant to the terms of a certain Stock Purchase, Option and Shareholder Agreement (the "Shareholder Agreement") dated as of June 20, 1990 by and among COMSAT Investments, Inc. ("COMSAT Investments"), the Company and Eugene D. Story, Robert D. Ohmes and Donald F. Logan, Jr. COMSAT Investments is a subsidiary of COMSAT. This agreement provides that so long as COMSAT Investments owns at least five percent of the outstanding shares of Common Stock of the Company, COMSAT Investments has the right to designate the number of members of the Board of Directors as is proportionate to its holdings of Common Stock, with a minimum of one member. Messrs. Story, Ohmes and Logan are obligated to vote their shares in favor of the person or persons designated by COMSAT Investments. The Shareholder Agreement has since been assigned to COMSAT Mobile Investments, Inc., another subsidiary of COMSAT.

     All directors currently hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified. Executive officers serve at the discretion of the Board of Directors.

Executive Compensation

     The following table sets forth the compensation paid by the Company to Eugene D. Story, the Company's President and Chief Executive Officer, and to the Company's only other executive officer whose total salary and bonus exceeded $100,000 for services rendered in all capacities to the Company during the fiscal year ended December 31, 1996.

                           Summary Compensation Table

                                                                                     Annual Compensation
                                                                         ---------------------------------------------
                                                                                                      All Other
Name and Principal Position                                                Year     Salary($)    Compensation($)(1)
---------------------------                                                ----     ---------    ---------------
Eugene D. Story, President and Chief Executive Officer.............        1996     $107,000           $3,325
Robert D. Ohmes, Executive Vice President, Chief Financial
   Officer and Secretary...........................................        1996     $107,000           $3,325
--------------------

(1)      Represents the Company's contribution under the Company's 401(k) Plan.

Employment Agreements

     The Company has entered into employment agreements, effective upon the consummation of this offering, with each of Eugene D. Story, Robert D. Ohmes, Mark E. Story, Michael P. Barney and Donald F. Logan, Jr., pursuant to which they will act as President, Executive Vice President, Vice President, Vice President and Vice President of the Company, respectively. The agreements provide for an annual base salary of $130,000 in the case of Eugene Story and Mr. Ohmes and $105,000 in the case of Mark Story and Messrs. Barney and Logan, subject to salary increases on an annual basis equal to the percentage increase, if any, in the consumer price index for the Metropolitan New York area, and bonus as may be determined by the Compensation Committee of the Board of Directors from time to time, such bonus not to exceed 50% of the annual base salary then in effect. The agreements expire on the earliest to occur of (i) the second anniversary date of the consummation of this offering, (ii) the death of the employee, and (iii) the termination of the employee for incapacity, upon written notice from the Company and according to specified conditions, and are subject to automatic renewal on an annual basis unless either party gives 90 days prior notice of termination with respect to any renewal. Under the terms of the agreements, if the Company terminates the agreements at the end of any term or terminates the employee for incapacity, the employee shall be entitled to receive his annual base salary then in effect for a period of nine months after termination in the case of Eugene Story and Mr. Ohmes and for a period of six months after termination in the case of Mark Story and Messrs. Barney and Logan. The agreements restrict each employee from competing with the Company during the term of the agreement and for a period of one year following any termination of the agreement; provided that if the agreements are terminated for any reason other than for cause, the Company shall pay to each employee 60% of his annual base salary then in effect for a period of two years following the termination in consideration of such agreement not to compete.

Director Compensation

     The Company's directors do not receive any cash compensation for service on the Board of Directors or any committee thereof, but are reimbursed for expenses actually incurred in connection with attending meetings of the Board of Directors and any committee thereof.

Limitation of Liability and Indemnification

     The Company's Certificate of Incorporation provides that the personal liability of the directors of the Company shall be limited to the fullest extent permitted by the provisions of Section 102(b)(7) of the General Corporation Law of the State of Delaware (the "DGCL"). Section 102(b)(7) of the DGCL generally provides that no director shall be liable personally to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that the Certificate of Incorporation does not eliminate the liability of a director for (i) any breach of the director's duty of loyalty to the Company or its stockholders; (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) acts or omissions in respect of certain unlawful dividend payments or stock redemptions or repurchases; or (iv) any transaction from which such director derives improper personal benefit. The effect of this provision is to eliminate the rights of the Company and its stockholders (through stockholders' derivatives suits on behalf of the Company) to recover monetary damages against a director for breach of her or his fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (iv) above. The limitations summarized above, however, do not affect the ability of the Company or its stockholders to seek nonmonetary remedies, such as an injunction or rescission, against a director for breach of her or his fiduciary duty. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     In addition, the Certificate of Incorporation provides that the Company shall, to the fullest extent permitted by Section 145 of the DGCL, indemnify all persons whom it may indemnify pursuant to Section 145 of the DGCL. Section 145 of the DGCL permits a company to indemnify an officer or director who was or is a party or is threatened to be made a party to any proceeding because of his or her position, if the officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Stock Option Plan

     In March 1996, the Company adopted the 1996 Key Employees' Stock Option Plan (the "Stock Option Plan"). The purposes of the Stock Option Plan are to encourage stock ownership by key employees of the Company, to provide an incentive for such key employees to promote the financial interests of the Company and to assist the Company in attracting and retaining key employees. Under the terms of the Stock Option Plan, the Company is authorized to grant non-qualified stock options to key employees of the Company (including employees who are officers or directors) as determined by the Board of Directors. An aggregate of 225,040 shares of Common Stock may be issued under the Stock Option Plan. The Stock Option Plan provides that all options granted pursuant to the Stock Option Plan shall vest 25% per year commencing one year after the date of grant. As of the date of this Prospectus, options to purchase an aggregate of 71,290 shares of Common Stock at a purchase price of $3.38 per share are outstanding under the Stock Option Plan, including options held by Susan C. Rodricks, an executive officer of the Company, to purchase 5,555 shares of Common Stock. None of the outstanding options are currently exercisable.

Management Warrants

     In April and June 1996, the Company issued to certain executive officers of the Company and their affiliates warrants to purchase an aggregate of 222,219 shares of Common Stock at a purchase price of $3.38 per share (the "Management Warrants"). The Management Warrants are exercisable for a ten-year period commencing on the date of grant. The following table sets forth information regarding the Management Warrants issued in April and June of 1996.

                                Number of Shares
     Name                      Underlying Warrants          Expiration Date
     ----                      -------------------          ---------------
     Eugene D. Story                  19,259                     6/3/06
     Robert D. Ohmes                  19,259                     6/3/06
     Donald F. Logan, Jr.             10,370                     6/3/06
     Mark E. Story                    92,592                     4/1/06
     Mark E. Story                     6,666                     6/3/06
     Michael P. Barney                18,518                     4/1/06
     Robert F. Ohmes (1)              18,518                     4/1/06
     Scott R. Ohmes (1)               37,037                     4/1/06
---------

(1)      Robert F. Ohmes and Scott R. Ohmes are the sons of Robert D. Ohmes.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth, as of the date of this Prospectus (giving effect to the Preferred Stock Conversion, the Sperry Note Conversion and the CII Warrant Redemption), and as adjusted to reflect the sale of the 1,200,000 Shares offered hereby, certain information known to the Company regarding the beneficial ownership of the Company's Common Stock by: (i) each person known by the Company to own beneficially more than 5% of the outstanding Common Stock of the Company; (ii) each director of the Company; (iii) each executive officer of the Company named in the Summary Compensation Table; and (iv) all directors and executive officers of the Company as a group.

                                                                               Percentage of Outstanding Shares
                                                                                    Beneficially Owned (2)
                                                                           -----------------------------------------
            Name and Address of                    Number of Shares                Before               After
            Beneficial Owner (1)                  Beneficially Owned              Offering             Offering
            --------------------                  ------------------              --------             --------
Eugene D. Story...........................             887,883(3)                  29.4%                21.0%

Robert D. Ohmes...........................             492,649(4)                  16.3%                11.7%

Scott R. Ohmes
41 Briar Oak Drive
Weston, CT 06883..........................             313,830(5)                  10.3%                 7.4%

Connecticut Innovations, Inc.
40 Cold Spring Road
Rocky Hill, CT 06067......................             277,777                      9.3%                 6.6%

COMSAT Mobile Investments, Inc.
6560 Rock Spring Drive
Bethesda, MD  20817.......................             265,537(6)                   8.8%                 6.3%

Sperry Marine Inc.
1070 Seminole Trail
Charlottesville, VA 22901.................             225,000(7)                   7.2%                 5.2%

Donald F. Logan, Jr.......................             105,890(8)                   3.5%                 2.5%

Mark E. Story.............................              99,258(9)                   3.2%                 2.3%

Lyman C. Hamilton, Jr.
69 Byron Drive
Avon, CT  06001...........................              72,074                      2.4%                 1.7%

Donald W. Forster
192 Helena Street, Suite 2
Leominster, MA  01453.....................                --                       --                     --

Michael C. Hughes
6560 Rock Spring Drive
Bethesda, MD  20817.......................                --  (10)                 --                     --

All directors and executive officers
as a group (10 persons)...................           1,688,770(11)                 53.3%                38.7%

----------------

(1) Unless otherwise indicated, the address of each beneficial owner is c/o the Company, 470 West Avenue, Stamford, CT 06902.

(2) Except as indicated in the footnotes to this table, the Company believes that all the persons named in the table have sole voting and investment power with respect to all Common Stock shown as beneficially owned by them, subject to community property laws where applicable. In accordance with the rules of the Commission, a person or entity is deemed to be the beneficial owner of Common Stock that can be acquired by such person or entity within 60 days from the date of this Prospectus upon the exercise of options or warrants or other rights to acquire Common Stock. Each beneficial owner's percentage ownership is determined by assuming that options and warrants that are held by such person (but not those held by any other person) and which are exercisable within 60 days of the date of this Prospectus have been exercised. The inclusion herein of such shares listed as beneficially owned does not constitute an admission of beneficial ownership. Percentages herein assume a base of 3,001,120 shares of Common Stock outstanding as of the date of this Prospectus and a base of 4,201,120 shares of Common Stock outstanding immediately after the consummation of this offering.

(3)      Includes 19,259 shares issuable upon the exercise of Management
         Warrants.

(4) Includes 3,703 shares owned by Evelyn Ohmes, Robert D. Ohmes' wife, and 19,259 shares issuable upon the exercise of Management Warrants. Mr. Ohmes disclaims beneficial ownership of the shares owned by his wife.

(5)      Includes 37,037 shares issuable upon the exercise of Management
         Warrants.

(6) Michael C. Hughes, a director of the Company, is the Vice President of Finance and Planning for a unit of COMSAT, the parent corporation of COMSAT Mobile Investments, Inc.

(7)      Includes 125,000 shares issuable upon the exercise of the Sperry
         Warrants.

(8)      Includes 10,370 shares issuable upon the exercise of Management
         Warrants.

(9)      Consists of 99,258 shares issuable upon the exercise of Management
         Warrants.

(10) Mr. Hughes disclaims beneficial ownership of the 265,537 shares owned by COMSAT Mobile Investments, Inc.

(11) Includes 166,664 shares issuable to executive officers upon the exercise of Management Warrants and 1,389 shares issuable to an executive officer upon exercise of options that are exercisable within 60 days of the date of this Prospectus. Does not include 265,537 shares as to which a director disclaims beneficial ownership (see footnote (6) above).


                              CERTAIN TRANSACTIONS

     On October 17, 1988, Christopher Story, the brother of Eugene D. Story, the President, Chief Executive Officer and a director of the Company, loaned the Company $25,000 in exchange for a convertible subordinated note of the Company bearing interest at 1% over prime and convertible into 10,018 shares of Common Stock. On June 30, 1996, Christopher Story exercised his right to convert such note into 10,018 shares of Common Stock.

     On July 1, 1994, Eugene D. Story loaned the Company $300,000 and Robert D. Ohmes, the Executive Vice President, Chief Financial Officer and a director of the Company, loaned the Company $200,000. In exchange, the Company issued to Eugene D. Story and Robert D. Ohmes notes bearing interest at 2% over prime. These notes were subordinated to other indebtedness of the Company existing at the time of the loans.

     On July 28, 1994, Scott R. Ohmes, son of Robert D. Ohmes, loaned the Company $70,000 in exchange for a ten-year convertible subordinated debenture bearing interest at 8% and convertible into 259,259 shares of Common Stock. On June 30, 1996, Scott Ohmes converted the subordinated note into 259,259 shares of Common Stock. Over the period from November 1994 through December 1995, Scott Ohmes made loans to the Company totaling $150,000, which the Company agreed to repay with interest accruing at approximately 12%. On June 1, 1996, Scott Ohmes exchanged the $150,000 of loans for 44,444 shares of Common Stock.

     On January 3, 1995, Lyman C. Hamilton, Jr., a director of the Company, exchanged two existing convertible subordinated notes in the amount of $50,000 (dated October 31, 1988) and $12,500 (dated April 1, 1989), including accrued interest thereon, for a new convertible subordinated note bearing interest at 10% and convertible into 62,074 shares of Common Stock. On June 30, 1996, Mr. Hamilton exercised his right to convert such note.

     On December 5, 1995, Robert D. Ohmes loaned to the Company $75,000, which the Company agreed to repay with interest accruing at approximately 12%. On June 1, 1996, Robert D. Ohmes exchanged the $75,000 of loans for 22,222 shares of Common Stock.

     In April and June 1996, the Company issued to certain executive officers Management Warrants to purchase an aggregate of 222,219 shares of Common Stock at a purchase price of $3.38 per share. At the request of Robert D. Ohmes, Management Warrants to purchase 55,555 shares issuable to him were issued to his sons, Robert F. Ohmes and Scott R. Ohmes. See "Management - Existing Warrants."

     In May 1990, Eugene D. Story, Robert D. Ohmes and Donald F. Logan, Jr., a Senior Vice President and director of the Company, received 840, 793, and 466 shares, respectively, of the Company's 6% Non-Cumulative Preferred Stock, par value $100 per share, as part of their compensation for services rendered to the Company. On June 1, 1996, Messrs. Story, Ohmes and Logan exchanged such shares of 6% Non-Cumulative Preferred Stock for 25,337, 23,151 and 13,703 shares, respectively, of Common Stock.

     During the period from 1987 through 1994, the Company made loans to Eugene
D. Story, Robert D. Ohmes, Donald F. Logan, Jr. and Mark E. Story, a Vice President and director of the Company. Interest accrued on such loans over the period at rates ranging from 6% to 10%. The total outstanding loans and accrued interest thereon as of September 30, 1996 was $135,426 for Eugene D. Story, $134,550 for Robert D. Ohmes, $73,137 for Donald F. Logan, Jr. and $45,724 for Mark E. Story. In connection with the Executive Stock Repurchase, the loans were repaid in full immediately prior to the date of this Prospectus through the return to the Company for cancellation of 27,085, 26,910, 14,627 and 9,145 shares of Common Stock by Eugene D. Story, Robert D. Ohmes, Donald F. Logan, Jr. and Mark E. Story, respectively.

     In March 1995, the Company obtained a $500,000 loan from CII, currently a principal stockholder of the Company, bearing interest at the rate of 10% per annum evidenced by the Senior Note. In connection with this loan, the Company issued warrants to CII to purchase an aggregate of 259,888 shares of its Common Stock at an initial exercise price of $2.31 per share. In August 1996, the Company sold 7,500 shares of its Preferred Stock to CII in exchange for (i) CII's payment of $500,000 in cash, (ii) the cancellation of $236,924 of the $473,848 principal amount of indebtedness then outstanding under the Senior Note, and (iii) CII's relinquishment of one-half of its warrants, leaving CII with the CII Warrants to purchase 129,944 shares of Common Stock. Immediately prior to the consummation of this offering, the 7,500 shares of Preferred Stock held by CII will be converted into an aggregate of 277,777 shares of Common Stock, which shares will be subject to piggyback registration rights. In addition, upon the consummation of this offering, the Company intends to use proceeds from this offering to repay the balance of the Senior Note ($236,924 plus approximately $23,700 in accrued interest) and to redeem the CII Warrants (approximately $75,000). See "Description of Securities."

     In June 1996, Robert D. Ohmes acquired a $75,000 loan from a bank, the proceeds of which he, in turn, loaned to the Company. Subsequently, in November 1996, such loans were amended to reflect the Company as the bank's borrower and eliminating Mr. Ohmes as a lender.

     In connection with the Fall 1996 Borrowings, on October 29, 1996, Lyman C. Hamilton, Jr., a trust for the benefit of Donald F. Logan, Jr.'s mother, Christopher Story, and Tiffany Story, the niece of Eugene D. Story, loaned the Company $100,000, $50,000, $5,000 and $5,000 respectively. Each of these loans bears interest at 10% per annum and is due and payable upon the earlier of the consummation of this offering and April 29, 1997. All of such indebtedness is subordinated to all other indebtedness of the Company except for an aggregate of $500,000 payable to Eugene D. Story and Robert D. Ohmes.

     In connection with the December 1996 Borrowings, the Company borrowed $29,000 from Eugene D. Story, $10,000 from Robert D. Ohmes, $15,000 from Mark E. Story, $22,000 from Donald F. Logan, Jr. and $90,000 from Scott R. Ohmes. All of such indebtedness bears interest at the rate of 9% per annum and matures on December 2, 1998. In addition, all of such indebtedness is subordinated to all other indebtedness of the Company except for an aggregate of $500,000 payable to Eugene D. Story and Robert D. Ohmes.

     In December 1996, the Company entered into the Sperry Agreement, a five-year marketing and distribution agreement, with Sperry. In connection with the Sperry Agreement, Sperry provided $500,000 in financing to the Company, which financing consisted of the Sperry Convertible Note in the principal amount of $250,000, the Sperry Non-Convertible Note in the principal amount of $250,000, and the Sperry Warrants. As a result of this transaction, Sperry has become a principal stockholder of the Company.

     In connection with the January Bridge Financing, Eugene D. Story and Robert
D. Ohmes contributed 45,000 and 25,000 of their shares of Common Stock, respectively, to the Company's treasury immediately prior to the closing of such financing. Such 70,000 shares were then issued by the Company to the investors in the January Bridge Financing as the Bridge Shares.

     Eugene D. Story and his spouse have personally guaranteed the payment of all indebtedness of the Company to the Company's bank. As of September 30, 1996, the principal amount of such indebtedness (which does not include the $75,000 loan from Robert D. Ohmes which was converted to a bank loan in November 1996) was approximately $616,667. Mr. Story's spouse has also executed an open-end mortgage deed with respect to the residence of Mr. Story and his spouse, which mortgage deed secures the payment of the guarantee up to a maximum of $225,000. In addition, Robert D. Ohmes and his spouse have personally guaranteed the payment of all indebtedness of the Company to the bank. Mr. Ohmes and his spouse have also executed an open-end mortgage deed with respect to the residence of Mr. Ohmes and his spouse, which mortgage deed secures the payment of the guarantee up to a maximum of $100,000. Furthermore, Mr. Ohmes and his spouse pledged $137,000 in securities as additional collateral for their guarantee.


                            DESCRIPTION OF SECURITIES

General

     The Company is authorized to issue 9,000,000 shares of Common Stock, par value $.002 per share, and 7,500 shares of Preferred Stock, par value $100 per share. As of the date of this Prospectus, the Company has 2,623,343 shares of Common Stock outstanding held by 52 stockholders and 7,500 shares of Preferred Stock outstanding held by one stockholder. Upon the consummation of this offering (assuming also the consummation of the Preferred Stock Conversion and the Sperry Note Conversion), there will be 4,201,120 shares of Common Stock outstanding and no shares of Preferred Stock outstanding.

Common Stock

     The holders of the Common Stock are entitled to one vote for each share held of record in the election of directors of the Company and in all other matters to be voted on by the stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors. Subject to the rights of holders of Preferred Stock, holders of Common Stock are entitled (i) to receive such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor and (ii) in the event of liquidation, dissolution or winding up of the Company, to share ratably in all assets remaining after payment of liabilities. Holders of Common Stock have no conversion rights and are not subject to further capital calls or assessments. There are no redemption or sinking fund provisions applicable to the Common Stock. The holders of Common Stock have no preemptive rights. All of the outstanding shares of Common Stock are fully paid and non-assessable.

Preferred Stock

The holder of the 7,500 shares of Preferred Stock is entitled to receive a dividend on such shares of 8% payable quarterly in arrears. Each share of Preferred Stock will be automatically converted into shares of Common Stock upon the consummation of this offering. Based upon the current conversion price of $2.70, the 7,500 outstanding shares of Preferred Stock will be converted into a total of 277,777 shares of Common Stock. In addition, the holder of the Preferred Stock is entitled to certain registration rights with respect to the Common Stock into which the Preferred Stock is convertible. See "- Registration Rights."

Existing Warrants

     There are currently outstanding warrants to purchase an aggregate of 477,163 shares of Common Stock, consisting of the Management Warrants which are exercisable to purchase an aggregate of 222,219 shares of Common Stock, the CII Warrants which are exercisable to purchase an aggregate of 129,944 shares of Common Stock and the Sperry Warrants to purchase an aggregate of 125,000 shares of Common Stock. Each Management Warrant entitles its holder to purchase one share of Common Stock at an exercise price of $3.38 per share and expires in 2006. Each CII Warrant entitles its holder to purchase one share of Common Stock at an exercise price of $2.31 per share and expires in 2005. In connection with the CII Warrant Redemption which is to occur simultaneously with the consummation of this offering, the Company will use approximately $75,000 of the proceeds from this offering to purchase the CII Warrants back from CII. Each Sperry Warrant entitles its holder to purchase one share of Common Stock at an exercise price of $5.00 per share and expires in 2001. The holder of the Sperry Warrants is also entitled to certain registration rights with respect to the shares of Common Stock underlying the Sperry Warrants. See "- Registration Rights."

Public Warrants

     Each Warrant offered hereby will entitle the registered holder thereof to purchase one share of Common Stock, at a price of $5.00, subject to adjustment in certain circumstances, at any time during the four year period commencing on
           , 1998. The Warrants will be separately transferable immediately upon issuance.

     The Warrants are redeemable by the Company, upon the consent of the
Underwriter, at any time commencing on                , 1998, upon notice of
not less than 30 days, at a price of $.10 per Warrant, provided that the closing bid quotation of the Common Stock for a period of 20 consecutive trading days ending on the third day prior to the day on which the Company gives notice has been at least 150% (currently $7.50, subject to adjustment) of the then effective exercise price of the Warrants. The holders of the Warrants will have the right to exercise their Warrants until the close of business on the date fixed for redemption.

     The Warrants will be issued in registered form under a warrant agreement by and among the Company, American Stock Transfer & Trust Company, as warrant agent (the "Warrant Agent"), and the Underwriter (the "Warrant Agreement"). The exercise price and number of shares of Common Stock or other securities issuable on exercise of the Warrants are subject to adjustment in certain circumstances, including in the event of a stock dividend, recapitalization, reorganization, merger or consolidation of the Company. However, the Warrants are not subject to adjustment for issuances of Common Stock at prices below the exercise price of the Warrants. Reference is made to the Warrant Agreement (which has been filed as an exhibit to the Registration Statement of which the Prospectus forms a part) for a complete description of the terms and conditions therein (the description herein contained being qualified by reference thereto).

     The Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the Warrant Agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (by certified check or bank draft payable to the Company) to the Warrant Agent for the number of Warrants being exercised. The holders of Warrants do not have the rights or privileges of holders of Common Stock.

     No Warrant will be exercisable unless, at the time of exercise, the Company has filed a current registration statement with the Commission covering the shares of Common Stock issuable upon exercise of such Warrant and such shares have been registered or qualified or deemed to be exempt from registration or qualification under the securities laws of the state of residence of the holder of such Warrant. The Company will use its best efforts to have all such shares so registered or qualified and to maintain a current prospectus relating thereto until the expiration of the Warrants, subject to the terms of the Warrant Agreement. However, while it is the Company's intention to maintain such a current prospectus for such time period, there can be no assurance that it will be able to do so.

     No fractional shares will be issued upon exercise of the Warrants. However, if a warrantholder exercises all Warrants then owned of record by him, the Company will pay to such warrantholder, in lieu of the issuance of any fractional share which is otherwise issuable, an amount in cash based on the market value of the Common Stock on the last trading day prior to the exercise date.

Registration Rights

     Upon the consummation of this offering, the holders of 946,640 shares of Common Stock and 125,000 shares of Common Stock issuable upon the exercise of warrants, or their assignees, will be entitled to certain rights with respect to the registration of such shares under the Securities Act. In particular, the Company has granted certain demand and/or piggyback registration rights with respect to the 233,326 shares of Common Stock issued in the 1996 Private Placement, the 277,777 shares of Common Stock issuable upon conversion of the Preferred Stock, the 100,000 shares issuable upon conversion of the Sperry Convertible Note, the 125,000 shares issuable upon exercise of the Sperry Warrants, the 265,537 shares of Common Stock owned by COMSAT Mobile
Investments, Inc. and the 70,000 Bridge Shares. The holders of all such registration rights have waived their rights to have their securities included in this registration statement or any registration statement for a period of twelve months following the date of this Prospectus without the Underwriter's prior written consent.

     In connection with the January Bridge Financing, the Company has agreed to include the 70,000 Bridge Shares in a registration statement which the Company will prepare and file with, and use its best efforts to have declared effective by, the Commission so as to permit the public trading of the Bridge Shares pursuant thereto commencing no later than 15 months following the consummation of this offering. If such registration statement is not declared effective by the Commission within 15 months following the consummation of this offering, then, commencing on the first day of the 16th month following the consummation of this offering, the Company shall issue to each holder of Bridge Shares, on the first day of each month a registration statement continues not to have been declared effective by the Commission, such number of additional shares of Common Stock (the "Additional Shares") as is equal to 10% of the number of the sum of Bridge Shares and Additional Shares held by each holder thereof. Notwithstanding the foregoing, in the event, and during such time as, the effectiveness of such registration statement is delayed due to unforeseen reasons beyond the Company's control, the Company shall not be obligated to issue Additional Shares to any holder of Bridge Shares during any consecutive 12-month period commencing on the 16th month following the consummation of this offering which are equal to more than 25% of such holder's original Bridge Shares. In the event the Company fails to maintain the effectiveness of a registration statement with respect to the Bridge Shares, the Company is obligated to issue, on one occasion only, other added shares of Common Stock.

     In connection with this offering, the Company has agreed to grant to the Underwriter certain demand and piggyback registration rights in connection with the 240,000 shares of Common Stock issuable upon exercise of the Underwriter's Warrants and the warrants included therein. See "Underwriting."

Anti-Takeover Effect Provisions of Delaware Law and Certain Charter Provisions

     Upon consummation of this offering, the Company will be subject to the provisions of Section 203 of the DGCL. In general, such statute prohibits a publicly traded Delaware corporation from engaging in various "business combination" transactions with any "interested stockholder" for a period of three years after the date of the transaction in which the person became an "interested stockholder," unless (i) the transaction in which the "interested stockholder" obtained such status or the business combination is approved by the Board of Directors prior to the date the "interested stockholder" obtained such status; (ii) upon consummation of the transaction that resulted in the stockholder becoming an "interested stockholder," the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number shares outstanding those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to such date the "business combination" is approved by the Board of Directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the "interested stockholder." For purposes of Section 203, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to such interested stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock.

     The Company's Certificate of Incorporation contains certain provisions permitted under the DGCL relating to the liability of directors. To the extent permitted by the DGCL, the provisions eliminate a director's personal liability for monetary damages for a breach of fiduciary duty. The provisions also indemnify directors and officers to the fullest extent permitted by the DGCL.

Transfer Agent and Registrar

     The Company's Transfer Agent and Registrar is American Stock Transfer & Trust Company, 40 Wall Street, 46th Floor, New York, New York 10005.


                         SHARES ELIGIBLE FOR FUTURE SALE

     Upon the consummation of this offering, the Company will have 4,201,120 shares of Common Stock outstanding (assuming no exercise of the Warrants or other outstanding options or warrants), of which the 1,200,000 Shares offered hereby will be freely tradeable without restriction or further registration under the Securities Act.

     The remaining 3,001,120 shares of Common Stock outstanding are "restricted securities" as that term is defined in Rule 144 and may only be sold pursuant to an effective registration under the Securities Act, in compliance with the exemption provisions of Rule 144 or pursuant to another exemption under the Securities Act. Subject to the contractual restrictions described below, 529,944 of such restricted shares will be freely tradeable without registration, under Rule 144, commencing as of the date of this Prospectus, and the balance of such shares will be eligible for sale without registration, under Rule 144, subject to certain volume and manner of sale limitations prescribed by Rule 144, at various times commencing 90 days following the date of this Prospectus. The officers, directors and substantially all of the stockholders of the Company who, in the aggregate, beneficially own 2,934,238 shares of Common Stock have agreed not to sell their shares of Common Stock for a period of twelve months following the date of this Prospectus without the Underwriter's prior written consent.

     In general, under Rule 144 a person (or persons whose shares are aggregated), including persons who may be deemed "affiliates" of the Company as that term is defined under the Securities Act, is entitled to sell, within any three-month period, such number of restricted shares of Common Stock that have been beneficially owned by such holder for at least two years which does not exceed the greater of (i) 1% of the Company's then outstanding shares of Common Stock or (ii) an amount equal to the average weekly trading volume in the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice and the availability of current public information about the Company. A person who is not an affiliate, has not been an affiliate within three months prior to the sale and has beneficially owned the restricted shares for at least three years is entitled to sell such shares under Rule 144 without regard to any of the limitations described above.

     Prior to this offering, there has been no market for any of the securities of the Company, and no predictions can be made as to the effect, if any, that sales of Common Stock or the availability of Common Stock for sale will have on the market price of the Company's securities prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock in the public market may adversely affect prevailing market prices.


                                  UNDERWRITING

     Whale Securities Co., L.P. (the "Underwriter") has agreed, subject to the terms and conditions contained in the Underwriting Agreement, to purchase the 1,200,000 Shares and 1,200,000 Warrants offered hereby from the Company. The Underwriter is committed to purchase and pay for all of the Shares and Warrants offered hereby if any of such securities are purchased. The Shares and Warrants are being offered by the Underwriter subject to prior sale, when, as and if delivered to and accepted by the Underwriter and subject to approval of certain legal matters by counsel and to certain other conditions.

     The Underwriter has advised the Company that it proposes to offer the Shares and Warrants to the public at the public offering prices set forth on the cover page of this Prospectus. The Underwriter may allow to certain dealers who are members of the National Association of Securities Dealers, Inc. (the "NASD")
concessions, not in excess of $      per Share and $      per Warrant, of which
not in excess of $     per Share and $     per Warrant may be reallowed to
other dealers who are members of the NASD.

     The Company has granted to the Underwriter an option, exercisable for 45 days following the date of this Prospectus, to purchase up to 180,000 additional Shares and/or 180,000 additional Warrants at the respective public offering prices set forth on the cover page of this Prospectus, less the underwriting discounts and commissions. The Underwriter may exercise this option in whole or, from time to time, in part, solely for the purpose of covering over-allotments, if any, made in connection with the sale of the Shares and/or Warrants offered hereby.

     The Company has agreed to pay to the Underwriter a nonaccountable expense allowance equal to 3% of the gross proceeds of this offering, including the gross proceeds from the sale of any Shares and Warrants sold pursuant to the Underwriter's exercise of its over-allotment option, $50,000 of which has been paid as of the date of this Prospectus. The Company has also agreed to pay all expenses in connection with qualifying the Shares and Warrants offered hereby for sale under the laws of such states as the Underwriter may designate, including expenses of counsel retained for such purpose by the Underwriter.

     The Company has agreed to issue to the Underwriter and its designees, for an aggregate of $132, the Underwriter's Warrants to purchase up to 120,000 shares of Common Stock, at an exercise price of $7.25 per share (145% of the public offering price per share), and/or up to 120,000 warrants (each to purchase one share of Common Stock at $7.25 per share), at a purchase price of $.145 per warrant (145% of the public offering price per Warrant). The Underwriter's Warrants may not be transferred for one year following the date of this Prospectus, except to the officers and partners of the Underwriter and members of the selling group, and are exercisable at any time and from time to time during the four-year period commencing one year following the date of this Prospectus (the "Warrant Exercise Term"). During the Warrant Exercise Term, the holders of the Underwriter's Warrants are given, at nominal cost, the opportunity to profit from a rise in the market price of the Company's Common Stock. To the extent that the Underwriter's Warrants are exercised, dilution to the interests of the Company's stockholders will occur. Further, the terms upon which the Company will be able to obtain additional equity capital may be adversely affected since the holders of the Underwriter's Warrants can be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than those provided in the Underwriter's Warrants. Any profit realized by the Underwriter on the sale of the Underwriter's Warrants, the underlying shares of Common Stock or the underlying warrants, or the shares of Common Stock issuable upon exercise of such underlying warrants, may be deemed additional underwriter compensation. Subject to certain limitations and exclusions, the Company has agreed, at the request of the holders of a majority of the Underwriter's Warrants, at the Company's expense, to register the Underwriter's Warrants and the underlying securities under the Securities Act on one occasion during the Warrant Exercise Term and to include such Underwriter's Warrants and such underlying securities in any appropriate registration statement which is filed by the Company during the seven years following the date of this Prospectus.

     The Company has agreed, for a period of five years following the date of this Prospectus, if so requested by the Underwriter, to nominate and use its best efforts to elect a designee of the Underwriter as a director of the Company, or, at the Underwriter's option, as a non-voting advisor to the Company's Board of Directors. The Company's officers, directors and substantially all of its stockholders have agreed to vote their shares of Common Stock in favor of such designee. The Underwriter has not yet exercised its right to designate such a person.

     The Company also has agreed, in connection with the exercise of the Warrants pursuant to solicitation (commencing one year following the date of this Prospectus), to pay to the Underwriter a fee of 5% of the exercise price for each Warrant exercised; provided, however, that the Underwriter will not be entitled to receive such compensation in Warrant exercise transactions in which
(i) the market price of Common Stock at the time of the exercise is lower than the exercise price of the Warrants; (ii) the Warrants are held in any discretionary account; (iii) disclosure of compensation arrangements is not made, in addition to the disclosure provided in this Prospectus, in documents provided to holders of the Warrants at the time of exercise; (iv) the holder of the Warrants has not confirmed in writing that the Underwriter solicited such exercise; or (v) the solicitation of exercise of the Warrants was in violation of Rule 10b-6 promulgated under the Exchange Act.

     The Company has granted the Underwriter a three-year right of first refusal to underwrite or place any public or private sale of debt or equity securities of the Company, or of any subsidiary or successor of the Company, offered for sale by the Company or any of its subsidiaries, successors or securityholders. In addition, the Company's officers, directors and substantially all of its securityholders have granted the Underwriter a three-year right of first refusal to purchase for the Underwriter's account or to sell for the account of the Company's officers, directors or such securityholders, any securities of the Company sold through a broker, agent or underwriter pursuant to Rule 144.

     Rule 10b-6 may prohibit the Underwriter from engaging in any market making activities with regard to the Company's securities for the period from nine business days (or such other applicable period as Rule 10b-6 may provide) prior to any solicitation by the Underwriter of the exercise of Warrants until the later of the termination of such solicitation activity or the termination (by waiver or otherwise) of any right that the Underwriter may have to receive a fee for the exercise of Warrants following such solicitation. As a result, the Underwriter may be unable to provide a market for the Company's securities during certain periods while the Warrants are exercisable.

     The Company has agreed to retain the Underwriter as a financial consultant for a period of two years following the consummation of this offering at an annual fee of $12,500, the entire $25,000 being payable in advance, upon the consummation of this offering. The consulting agreement with the Underwriter will not require it to devote a specific amount of time to the performance of its duties thereunder. It is anticipated that these consulting services will be provided by principals of the Underwriter and/or members of the Underwriter's corporate finance department who, however, have not been designated as of the date hereof. In addition, in the event that the Underwriter originates a financing, merger, acquisition, joint venture or other transaction to which the Company is a party, the Underwriter will be entitled to receive a finder's fee in consideration for the origination of such transaction.

     All of the Company's current directors and officers, and substantially all of its current securityholders, have agreed that, without the Underwriter's prior written consent, for the 12-month period following the date of this Prospectus, they will not sell or otherwise dispose of any securities of the Company in any public market transaction (including pursuant to Rule 144) or exercise any rights held by them to cause the Company to register any shares of Common Stock for sale pursuant to the Securities Act.

     The Underwriter has informed the Company that it does not expect sales to discretionary accounts to exceed 1% of the securities offered hereby.

     The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act.

     Prior to this offering, there has been no public market for the Shares or Warrants. Consequently, the initial public offering prices for the Shares and Warrants and the exercise price and terms of the Warrants have been determined by negotiation between the Company and the Underwriter and are not necessarily related to the Company's asset value, net worth or other established criteria of value. Among the factors considered in determining such prices and terms are the Company's financial condition and prospects, management, market prices of similar securities of comparable publicly-traded companies, certain financial and operating information of companies engaged in activities similar to those of the Company and the general condition of the securities market.

                                  LEGAL MATTERS

     The validity of the securities offered hereby will be passed upon for the Company by Shipman & Goodwin LLP, Hartford, Connecticut. Certain legal matters will be passed upon for the Underwriter by Tenzer Greenblatt LLP, New York, New York.


                                     EXPERTS

     The financial statements included in this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report, which contains an explanatory paragraph regarding substantial doubt as to the Company's ability to continue as a going concern, appearing elsewhere herein and are included herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                             ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration Statement on Form SB-2 under the Securities Act with respect to the securities offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and such securities, reference is made to the Registration Statement and the exhibits and schedules filed as a part thereof. Statements contained in this Prospectus as to the contents of any agreement or any other document referred to are not necessarily complete, and, in each instance, if such agreement or document is filed as an exhibit, reference is made to the copy of such agreement or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference to such exhibit. The Registration Statement, including exhibits and schedules thereto, may be inspected and copied at the principal office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional office located at 7 World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material may be obtained from the Public Reference section of the Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, the Company is required to file electronic versions of these documents with the Commission through the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

-------------------------------------------------------------------------------



                                                           Marine Management
                                                               Systems, Inc.

                                                                    Contents







Report of independent certified public accountants                  F-2

Financial statements:
   Balance sheets                                                   F-3
   Statements of operations                                         F-4
   Statements of stockholders' equity (deficit)                     F-5
   Statements of cash flows                                         F-6
   Notes to financial statements                             F-7 - F-22

Report of Independent Certified Public Accountants



To the Board of Directors of Marine
    Management Systems, Inc.

We have audited the accompanying balance sheet of Marine Management Systems, Inc. as of December 31, 1995, and the related statements of operations, stockholders' equity (deficit) and cash flows for each of the two years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Marine Management Systems, Inc. as of December 31, 1995, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

The financial statements referred to above have been prepared assuming that the Company will continue as a going concern. As discussed in Note 10 to the financial statements, the Company has suffered losses and has negative working capital. These conditions raise substantial doubt as to the Company's ability to continue as a going concern. While the Company plans to raise additional capital, there can be no assurance that such efforts will be successful. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



                                                          BDO Seidman, LLP


Valhalla, New York
August 16, 1996, except for the waivers
discussed in Note 6 as to which the
date is January 10, 1997

-------------------------------------------------------------------------------




                                                                                                 Marine Management
                                                                                                     Systems, Inc.

                                                                                                    Balance Sheets



                                                                                                            September 30,
                                                                                   December 31,                  1996
                                                                                       1995                  (Unaudited)
--------------------------------------------------------------------------------------------------------------------------------
Assets (Notes 4, 6 and 7)
Current:
   Cash                                                                              $    15,350               $    15,531
   Accounts receivable, less allowance for possible losses of none and
      $25,000 (Note 12)                                                                  891,540                   628,853
   Inventories                                                                            41,862                    39,085
   Prepaid expenses and other                                                             32,972                   114,196
--------------------------------------------------------------------------------------------------------------------------------
              Total current assets                                                       981,724                   797,665
Property and equipment, net (Note 2)                                                      96,921                   213,161
Computer software costs, net of accumulated amortization of $786,779 and
   $915,451                                                                            1,288,201                 1,969,530
Deferred registration costs                                                                    -                   148,070
Other                                                                                     14,172                         -
--------------------------------------------------------------------------------------------------------------------------------
                                                                                     $ 2,381,018               $ 3,128,426
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------
Liabilities and Stockholders' Deficit
Current:
   Short-term borrowings (Note 4)                                                    $   375,000               $   400,000
   Accounts payable and accrued expenses                                                 526,679                   729,668
   Advances payable - related parties (Note 3)                                           225,000                    75,000
   Billings in excess of costs on uncompleted contracts (Note 5)                         107,391                         -
   Deferred revenue                                                                       82,026                    65,715
   Customer deposits                                                                     101,841                   111,618
   Current portion of long-term debt and capital lease obligations (Note 6)              178,374                   307,333
--------------------------------------------------------------------------------------------------------------------------------
              Total current liabilities                                                1,596,311                 1,689,334
Long-term debt and capital lease obligations, less current portion (Note 6)              650,857                   336,828
Advances payable - related party (Note 3)                                                      -                    50,000
Subordinated debt - related parties (Notes 3 and 7)                                      657,500                   500,000
--------------------------------------------------------------------------------------------------------------------------------
              Total liabilities                                                        2,904,668                 2,576,162
--------------------------------------------------------------------------------------------------------------------------------
Redeemable preferred stock, $100 par value, 8% cumulative, 7,500 shares
   authorized, none and 7,500 shares issued and outstanding (Note 9)                           -                   750,000
--------------------------------------------------------------------------------------------------------------------------------
Commitments and contingencies (Notes 8, 13 and 15)
Stockholders' deficit (Notes 3, 6, 7, 9 and 15):
   Preferred stock, $100 par value, 6% non-cumulative preferred, 7,500 shares
      authorized, 2,099 shares issued and outstanding at December 31, 1995               209,900                         -
   Common stock, $.002 par value, 9,000,000 shares authorized, 2,007,593 and
      2,701,110 issued and outstanding                                                     4,015                     5,402
   Additional paid-in capital                                                          3,759,587                 5,083,475
   Accumulated deficit                                                               (4,108,315)               (4,897,776)
   Loans receivable officers                                                           (388,837)                 (388,837)
--------------------------------------------------------------------------------------------------------------------------------
              Total stockholders' deficit                                              (523,650)                 (197,736)
--------------------------------------------------------------------------------------------------------------------------------
                                                                                    $ 2,381,018               $ 3,128,426
--------------------------------------------------------------------------------------------------------------------------------

                 See accompanying notes to financial statements.
                                                                            F-3

-------------------------------------------------------------------------------




                                                               Marine Management
                                                                   Systems, Inc.

                                                        Statements of Operations



                                                Years ended                                       Nine Months ended
                                    ----------------------------------------        ---------------------------------------------
                                                                                          September 30,         September 30,
                                    December 31,          December 31,                         1995                 1996
                                        1994                  1995                         (Unaudited)           (Unaudited)
---------------------------------------------------------------------------------------------------------------------------------
Revenues (Note 12):
   Hardware                             $  689,298            $1,454,771                       $1,196,098          $1,217,207
   Software                              1,696,245             2,874,499                        1,801,413           2,287,824
---------------------------------------------------------------------------------------------------------------------------------
                                         2,385,543             4,329,270                        2,997,511           3,505,031
---------------------------------------------------------------------------------------------------------------------------------
Cost of revenues:
   Hardware                                551,438             1,163,817                          956,878             935,408
   Software                                568,838             1,792,760                        1,170,506           1,417,786
   Software amortization                   198,481               258,682                          194,474             189,839
---------------------------------------------------------------------------------------------------------------------------------
                                         1,318,757             3,215,259                        2,321,858           2,543,033
---------------------------------------------------------------------------------------------------------------------------------
              Gross profit               1,066,786             1,114,011                          675,653             961,998
---------------------------------------------------------------------------------------------------------------------------------
Operating expenses:
   Research and development                438,141               245,821                          184,366             226,545
   Selling and administrative              565,210             1,045,827                          746,475           1,341,505
   Depreciation and amortization            24,292                35,965                           25,939              61,104
---------------------------------------------------------------------------------------------------------------------------------
                                         1,027,643             1,327,613                          956,780           1,629,154
---------------------------------------------------------------------------------------------------------------------------------
Income (loss) from operations               39,143             (213,602)                        (281,127)           (667,156)
---------------------------------------------------------------------------------------------------------------------------------
Other income (expense):
   Interest income                               -                24,561                                -                   -
   Interest expense                      (110,456)             (136,659)                        (102,694)           (122,305)
---------------------------------------------------------------------------------------------------------------------------------
                                         (110,456)             (112,098)                        (102,694)           (122,305)
---------------------------------------------------------------------------------------------------------------------------------
Net loss                                $ (71,313)            $(325,700)                       $(383,821)          $(789,461)
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
Loss per share of common and
   common stock equivalents             $    (.03)            $    (.14)                       $    (.17)          $    (.32)
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
Weighted average number of shares
   outstanding                           2,323,042             2,323,042                        2,323,042           2,471,965
---------------------------------------------------------------------------------------------------------------------------------

                 See accompanying notes to financial statements.

--------------------------------------------------------------------------------




                                                               Marine Management
                                                                   Systems, Inc.

                                    Statements of Stockholders' Equity (Deficit)





                                                              Preferred Stock                  Common Stock           Additional
                                                         --------------------------     --------------------------     Paid-in
                                                           Shares           Amount           Shares        Amount      Capital
-----------------------------------------------------------------------------------------------------------------------------------
Balance, January 1, 1994                                    2,099        $ 209,900        2,007,576        $4,015      $3,442,740
Officer's compensation contributed to capital                   -                -                -             -         279,847
Net loss                                                        -                -                -             -               -
-----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1994                                  2,099          209,900        2,007,576         4,015       3,722,587
Accrued interest contributed to capital                         -                -                -             -          37,000
Loans receivable officers to be satisfied with stock            -                -                -             -               -
Net loss                                                        -                -                -             -               -
-----------------------------------------------------------------------------------------------------------------------------------
Balance, at December 31, 1995                               2,099          209,900        2,007,576         4,015       3,759,587
Sale of common stock for cash, net of offering cost,
   (unaudited)                                                  -                -          233,326           467         732,408
Conversion of stock, (unaudited)                          (2,099)         (209,900)          62,191           124         209,776
Conversion of debt to common stock, (unaudited)                 -                -          398,017           796         381,704
Net loss, (unaudited)                                           -                -                -             -               -
-----------------------------------------------------------------------------------------------------------------------------------
Balance, September 30, 1996, (unaudited)                        -        $       -        2,701,110        $5,402      $5,083,475
-----------------------------------------------------------------------------------------------------------------------------------



                                                                                Loans             Total
                                                          Accumulated        Receivable       Stockholders'
                                                            Deficit           Officers       Equity (Deficit)
--------------------------------------------------------------------------------------------------------------
Balance, January 1, 1994                                  $(3,711,302)       $        -          $ (54,647)
Officer's compensation contributed to capital                        -                -            279,847
Net loss                                                      (71,313)                -            (71,313)
--------------------------------------------------------------------------------------------------------------
Balance, December 31, 1994                                 (3,782,615)                -             153,887
Accrued interest contributed to capital                              -                -              37,000
Loans receivable officers to be satisfied with stock                 -        (388,837)           (388,837)
Net loss                                                     (325,700)                -           (325,700)
--------------------------------------------------------------------------------------------------------------
Balance, at December 31, 1995                              (4,108,315)        (388,837)           (523,650)
Sale of common stock for cash, net of offering cost,
   (unaudited)                                                       -                -             732,875
Conversion of stock, (unaudited)                                     -                -                   -
Conversion of debt to common stock, (unaudited)                      -                -             382,500
Net loss, (unaudited)                                        (789,461)                -           (789,461)
--------------------------------------------------------------------------------------------------------------
Balance, September 30, 1996, (unaudited)                  $(4,897,776)       $(388,837)          $(197,736)
--------------------------------------------------------------------------------------------------------------



                 See accompanying notes to financial statements.

-------------------------------------------------------------------------------

                                                               Marine Management
                                                                   Systems, Inc.

                                                        Statements of Cash Flows
                                           Increase (Decrease) in Cash (Note 14)



                                                                    Years ended                        Nine months ended
                                                           - --------------------------------  ---------------------------------
                                                                                                 September 30,    September 30,
                                                             December 31,    December 31,             1995            1996
                                                                 1994            1995             (Unaudited)      (Unaudited)
--------------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
   Net loss                                                    $ (71,313)       $(325,700)          $(383,821)     $  (789,461)
   Adjustments to reconcile net loss to net cash provided by
      (used in) operating activities:
        Depreciation and amortization                            222,773          294,647             220,413          250,943
        Provision for losses on accounts receivable                    -                -                   -           25,000
        Discount on issuance of preferred stock                        -                -                   -           13,076
        Officer's compensation contributed to capital            279,847                -                   -                -
        Changes in assets and liabilities:
           Accounts receivable                                  (133,575)        (487,466)           (471,796)         237,687
           Inventories                                            (3,824)            (435)                  -            2,777
           Prepaid expenses and other                              9,000          (46,718)             (7,738)         (81,224)
           Loans receivable officers                            (135,564)          15,627              40,000                -
           Deferred registration costs and other                     606                -             (30,507)        (133,898)
           Accounts payable and accrued expenses                 (55,011)         153,095             323,622          202,990
           Billings in excess of costs on uncompleted
              contracts                                                -          107,391             124,060         (107,391)
           Deferred revenue and deposits                          40,625           38,799                   -           (6,534)
--------------------------------------------------------------------------------------------------------------------------------
              Net cash provided by (used in) operating
                activities                                       153,564         (250,760)           (185,767)        (386,035)
--------------------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
   Increase in capitalized computer software costs              (397,178)        (501,536)           (274,641)        (871,168)
   Acquisitions of property and equipment                        (16,968)         (15,545)             (8,573)         (31,153)
--------------------------------------------------------------------------------------------------------------------------------
              Net cash used in investing activities             (414,146)        (517,081)           (283,214)        (902,321)
--------------------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
   Proceeds from short-term borrowings - net                           -          225,000             106,516           25,000
   Proceeds from issuance of long-term debt                      349,000          500,000             500,000                -
   Proceeds from advances payable                                      -          325,000                   -          125,000
   Payments of advances payable                                        -         (185,000)            (85,000)               -
   Payments of long-term debt and capital lease obligations      (83,393)         (86,834)            (48,791)         (94,338)
   Proceeds from sale of common stock                                  -                -                   -          732,875
   Proceeds from sale of preferred stock                               -                -                   -          500,000
--------------------------------------------------------------------------------------------------------------------------------
              Net cash provided by financing activities          265,607          778,166             472,725        1,288,537
--------------------------------------------------------------------------------------------------------------------------------
Net increase in cash                                               5,025           10,325               3,744              181
Cash, beginning of period                                              -            5,025               5,025           15,350
--------------------------------------------------------------------------------------------------------------------------------
Cash, end of period                                            $   5,025        $  15,350           $   8,769       $   15,531
--------------------------------------------------------------------------------------------------------------------------------

                 See accompanying notes to financial statements.

                                                               Marine Management
                                                                   Systems, Inc.

                                                   Notes to Financial Statements
                          (Information as of September 30, 1996 and for the nine months ended September 30, 1995 and 1996 is unaudited)
--------------------------------------------------------------------------------

    1.   Summary of                     Business Description
         Significant Accounting
         Policies
                                        Marine Management Systems, Inc. (the
                                        "Company") provides a variety of
                                        products and services related to ship
                                        operations and maintenance management.
                                        The Company develops and sells computer
                                        software programs, information systems
                                        and computer equipment, as well as
                                        providing support and engineering
                                        services related to these products
                                        throughout the world.

                                        Inventories

                                        Inventories, consisting primarily of
                                        computer hardware are valued at the
                                        lower of the cost or market. Cost is
                                        determined using the first-in, first-out
                                        (FIFO) method.

                                        Property, Equipment, Depreciation and
                                        Amortization

                                        Property and equipment are stated at
                                        cost, less accumulated depreciation.
                                        Depreciation is computed over the
                                        estimated useful lives of the assets
                                        using the straight-line and accelerated
                                        methods for both financial reporting and income tax purposes. Leasehold improvements are amortized using the straight-line method over the estimated useful life of the improvement or the term of the lease, whichever is shorter. For leasehold improvements, expected renewal terms are included in the term of the lease.

                                        The following estimated useful lives are applied in the computation of depreciation and amortization.

                                                                          Years
                                        ----------------------------------------
                                        Computer equipment                 5-7
                                        Leasehold improvements            7-10
                                        Equipment under capital leases       7
                                        Furniture and fixtures            7-10
                                        ----------------------------------------

                                        Upon retirement or sale, the cost and
                                        related accumulated depreciation are
                                        removed from the accounts and any
                                        resulting gains or losses are included
                                        in the statement of operations.

                                                               Marine Management
                                                                   Systems, Inc.

                                                   Notes to Financial Statements
                          (Information as of September 30, 1996 and for the nine months ended September 30, 1995 and 1996 is unaudited)
--------------------------------------------------------------------------------


                                        Computer Software Costs and Amortization

                                        The Company capitalizes the direct costs and allocated overhead associated with the development and testing of software programs after technological feasibility has been established. The annual amortization of the capitalized costs is the greater of the amount computed using the rates that current gross revenues for a product or products bear to the total of current and anticipated future gross revenues for that product or products or the straight-line method over the remaining estimated economic life of the product including the period being presented. The establishment of technological feasibility and the on going assessment of recoverability of capitalized computer software costs require considerable judgment by management with respect to certain external factors, including, but not limited to, anticipated future revenues, estimated economic life and changes in software and hardware technologies. Research and development expenditures are expensed in the period incurred.

                                        Revenue and Cost Recognition

                                        Hardware revenues are revenues which are derived from the sale of hardware to non-marine industry customers. Software revenues are revenues which are derived from the sale of software, hardware and support services to the marine industry customers. Revenues are recognized in the period when the products are delivered or the services are rendered. For long-term contracts (in excess of one year), revenues are recognized using the percentage-of-completion method, measured by percentage of costs incurred to date to estimated total costs for each contract. Revenues from the sales of extended warranty contracts are deferred and recognized on a straight-line basis over the term of the contract.

                                        Contract costs include all direct costs
                                        and those indirect costs related to
                                        contract performance. Provisions for
                                        estimated losses on uncompleted
                                        contracts are made in the period in
                                        which such losses are determined.
                                        Changes in job performance, job
                                        conditions, and estimated profitability
                                        may result in revisions to costs and
                                        income and are recognized in the period
                                        in which the revisions are determined.

                                        Billings in excess of costs and
                                        estimated earnings on uncompleted
                                        contracts represents billings in excess
                                        of revenues recognized on contracts in
                                        progress.

                                                               Marine Management
                                                                   Systems, Inc.

                                                   Notes to Financial Statements
                          (Information as of September 30, 1996 and for the nine months ended September 30, 1995 and 1996 is unaudited)
--------------------------------------------------------------------------------

                                        Credit Risk

                                        Financial instruments which potentially
                                        subject the Company to concentrations of credit risk consist principally of temporary cash investments and trade accounts receivable. The Company's cash investments are placed with high credit quality financial institutions and may exceed the amount of federal deposit insurance. Concentrations of credit risk with respect to trade receivables are with other companies.

                                        Income Taxes

                                        Deferred income taxes are provided on
                                        differences between the financial
                                        reporting and income tax bases of assets and liabilities based upon statutory tax rates enacted for future periods.

                                        Use of Estimates

                                        In preparing the financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                        Financial Instruments

                                        The carrying amounts of financial
                                        instruments including cash, accounts
                                        receivable, accounts payable and
                                        short-term debt approximated fair value
                                        as of December 31, 1995 and September
                                        30, 1996, because of the relatively
                                        short maturity of these instruments. The carrying value of long-term debt, including the current portion, approximated fair value as of December 31, 1995 and September 30, 1996, based upon quoted market prices for similar debt issues. The carrying value of amounts due from and due to related parties cannot be determined because of the nature of the terms.

                                                               Marine Management
                                                                   Systems, Inc.

                                                   Notes to Financial Statements
                          (Information as of September 30, 1996 and for the nine months ended September 30, 1995 and 1996 is unaudited)
--------------------------------------------------------------------------------




                                        Loss Per Share of Common Stock

                                        Loss per share of common stock is
                                        calculated by dividing net loss by the
                                        weighted average number of common stock
                                        and common stock equivalents, if
                                        dilutive, outstanding during each of the periods presented after giving retroactive effect to the 1 for 2.7 reverse stock split (See Note 9). In addition, when an initial public offering is contemplated, common stock and common stock equivalents issued by the Company at a price less than the estimated initial public offering price during the twelve months immediately preceding the anticipated initial filing of the offering are treated as outstanding for all periods presented, using the treasury stock method.

                                        Deferred Registration Costs

                                        Costs incurred in connection with the
                                        Company's anticipated public offering
                                        are deferred and will be charged against stockholders' equity upon successful completion of the offering. If the offering is not consummated, deferred costs will be charged to expense.

                                        Long-Lived Assets

                                        In March 1995, the Financial Accounting
                                        Standards Board ("FASB") issued
                                        Statement of Financial Accounting
                                        Standard No. 121 "Accounting for
                                        Impairment of Long-Lived Assets and for
                                        Long-Lived Assets to be Disposed of"
                                        ("SFAS No. 121"). SFAS No. 121 requires, among other things, impairment losses on assets to be held and gains or losses from assets that are expected to be disposed of be included as a component of income from continuing operations before taxes on income. The Company adopted SFAS No. 121 as of January 1, 1996 and its implementation did not have an effect on the financial statements.

                                        Stock-Based Compensation

                                        In October 1995, FASB issued SFAS No.
                                        123, "Accounting for Stock-Based
                                        Compensation." SFAS No. 123 establishes
                                        a fair value method for accounting for
                                        stock-based compensation plans either
                                        through recognition or disclosure. The
                                        Company will adopt the employee
                                        stock-based compensation provisions of
                                        SFAS No. 123 by disclosing the pro forma net income and pro forma net income per share amounts assuming the fair value method as of January 1, 1996. The adoption of this standard will not impact the Company's results of operations, financial position or cash flows. Stock arrangements with non-employees, if applicable, will be recorded at fair value.

                                                               Marine Management
                                                                   Systems, Inc.

                                                   Notes to Financial Statements
                          (Information as of September 30, 1996 and for the nine months ended September 30, 1995 and 1996 is unaudited)
--------------------------------------------------------------------------------



                                        Transfers and servicing of Financial
                                        Assets and Extinguishment of Liabilities

                                        In June 1996, FASB issued SFAS No. 125,
                                        "Accounting for Transfers and Servicing
                                        of Financial Assets and Extinguishment
                                        of Liabilities" ("SFAS No. 125"). SFAS
                                        No. 125 provides accounting and
                                        reporting standards for transfers and
                                        servicing of financial assets and
                                        extinguishment of liabilities. Those
                                        standards are based on the financial
                                        components approach, which focuses on
                                        the entity's control of its financial
                                        assets. If control of financial assets
                                        is surrendered, a sale is recognized and the asset is recognized. Liabilities are recognized when they are extinguished. The Company will prospectively adopt SFAS No. 125 as of January 1, 1997 and has not determined the effect, if any, of its adoption on the future financial statements.

                                        Unaudited Interim Financial Statements

                                        In the opinion of management, the
                                        unaudited interim financial statements
                                        as of September 30, 1996 and for the
                                        nine months ended September 30, 1995 and 1996, are presented on a basis consistent with the audited annual financial statements and reflect all adjustments, consisting only of normal recurring accruals, necessary for fair presentation of the results of such periods. The results of operations for the nine months ended September 30, 1996 are not necessarily indicative of the results to be expected for the year.




    2.   Property and                   Property and equipment consist of the
         Equipment                      following:



                                                                                  December 31,       September 30,
                                                                                     1995                1996
                                         -------------------------------------------------------------------------
                                         Computer equipment                           $387,521          $175,387
                                         Leasehold improvements                        141,299            10,642
                                         Equipment under capital leases                160,149           176,050
                                         Furniture and fixtures                         52,229            21,770
                                         -------------------------------------------------------------------------
                                                                                       741,198           383,849
                                         Less accumulated depreciation and
                                            amortization                               644,277           170,688
                                         -------------------------------------------------------------------------
                                         Property and equipment, net                  $ 96,921          $213,161
                                         -------------------------------------------------------------------------


                                                               Marine Management
                                                                   Systems, Inc.

                                                   Notes to Financial Statements
                          (Information as of September 30, 1996 and for the nine months ended September 30, 1995 and 1996 is unaudited)
--------------------------------------------------------------------------------





    3.   Related Party                  The Company has outstanding loans to
         Transactions                   certain officers and directors at
                                        December 31, 1995 and September 30, 1996 in the aggregate of $388,837, including interest, which bear interest at a variable rate, 5.97% at September 30, 1996. These loans are unsecured and payable on demand (See Note 15b).

                                        The Company has advances payable to
                                        related parties at December 31, 1995 and September 30, 1996 in the amounts of $225,000 and $75,000, respectively (See
                                        Note 9). These advances had interest
                                        rates ranging from 9-3/4% to 12%.

                                        At September 30, 1996, the Company has
                                        advances payable to a related party in
                                        the amount of $50,000. In December 1996, this advance was converted into a two year note which bears interest at 9%. (See Note 15d)

                                        The Company has subordinated debt
                                        payable to certain officers and related
                                        parties at December 31, 1995 and
                                        September 30, 1996 in the amounts of
                                        $657,500 and $500,000, respectively (See
                                        Note 7).



    4.   Short Term                     The Company has a demand line of credit
         Borrowings                     with a bank for $400,000 with interest
                                        at 1-1/2% over the bank's prime rate,
                                        9-3/4% at September 30, 1996 and secured by substantially all of the assets of the Company and guaranteed by certain officers/directors. The outstanding balance on the line of credit as of December 31, 1995 and September 30, 1996 was $375,000 and $400,000, respectively.
                                        The line of credit agreement expires on
                                        December 31, 1997.


                                        In November 1996, the bank issued an
                                        additional $75,000 note which bears
                                        interest at 1-1/2% over the bank's prime rate and is due on February 1, 1997. The proceeds from the line were used to satisfy $75,000 of advances to related parties (See Note 3).

                                        On January 3, 1997, the bank agreed to
                                        extend the terms of the $400,000 line of credit and the $75,000 note to April 1, 1998 subject to, among other things, the completion of the anticipated initial public offering by May 15, 1997.

                                        The weighted average amounts outstanding under the bank line of credit were $175,274 and $397,252 for the year ended December 31, 1995 and the nine months ended September 30, 1996, respectively. The weighted average interest rates were 10.36% and 9.77% for the year ended December 31, 1995 and for the nine months ended September 30, 1996, respectively.

                                                               Marine Management
                                                                   Systems, Inc.

                                                   Notes to Financial Statements
                          (Information as of September 30, 1996 and for the nine months ended September 30, 1995 and 1996 is unaudited)
--------------------------------------------------------------------------------



    5.   Billings in Excess of         Billings and costs on uncompleted
         Costs on Uncompleted          contracts (See Note 12) are summarized as
         Contracts                     follows:


                                                                                           December 31,       September 30,
                                                                                               1995               1996
                                      -----------------------------------------------------------------------------------------
                                      Billings to date                                          $498,148           $1,211,159
                                      Costs incurred on uncompleted contracts                    390,757              855,004
                                      Estimated earnings                                               -              356,155
                                      -----------------------------------------------------------------------------------------
                                      Billings in excess of costs on uncompleted
                                         contracts                                              $107,391           $        -
                                      -----------------------------------------------------------------------------------------

    6.   Long-term Debt and           Long-term debt and capital lease
         Capital Lease                obligations consist of the following:
         Obligations


                                                                                                 December 31,   September 30,
                                                                                                     1995            1996
                                      -----------------------------------------------------------------------------------------

                                      Long term debt:
                                       Note payable, Bank, payable in monthly installments of
                                         $5,833 plus interest at 1-1/2% over the bank's prime
                                         rate, 9-3/4% as of September 30, 1996, secured by all
                                         the assets of the Company and guaranteed by certain
                                         officers/directors and matures June 1998 (a)                $275,000        $216,667

                                       Note payable, payable in monthly installments of $10,624
                                         including interest at 10%, commencing January 1, 1996.
                                         The note matures on January 1, 2001 and is secured by
                                         substantially all of the Company's assets (See Note 9)(b)    500,000         236,924
                                      -----------------------------------------------------------------------------------------
                                                                                                      775,000         453,591
                                      Capital lease obligations (See Note 8)                           54,231         190,570
                                      -----------------------------------------------------------------------------------------
                                                                                                      829,231         644,161
                                      Less current maturities of long term debt and capital lease
                                         obligations                                                  178,374         307,333
                                      -----------------------------------------------------------------------------------------
                                                                                                     $650,857        $336,828
                                      =========================================================================================



                                        (a)     The loan agreement requires,
                                                among other things, maintenance
                                                of a minimum tangible net worth,
                                                minimum leverage ratio and
                                                restrictions on the Company's
                                                capital expenditures. At various
                                                dates through January 3, 1997,
                                                the Company received waivers of
                                                default from the bank due to
                                                certain covenant violations
                                                through March 31, 1997 and as a
                                                result the outstanding balance
                                                at September 30, 1996 of
                                                $216,667 is presented as a
                                                current liability.

                                                               Marine Management
                                                                   Systems, Inc.

                                                   Notes to Financial Statements
                          (Information as of September 30, 1996 and for the nine months ended September 30, 1995 and 1996 is unaudited)
--------------------------------------------------------------------------------





                                        (b)     The Company ceased payments of
                                                principal and interest in April
                                                1996. On January 10, 1997, the
                                                Company received a waiver of
                                                default based on the non payment
                                                from the holder. Principal and
                                                interest payments are due to
                                                commence at the earlier of the
                                                anticipated initial public
                                                offering or May 15, 1997.



                                        Maturities of long-term debt as of
                                        December 31, 1995 are as follows:


                                        Years ended December 31,
                                        -------------------------------------------------------------------------
                                                                      1996                              $151,154
                                                                      1997                               159,630
                                                                      1998                               234,015
                                                                      1999                               109,384
                                                                      2000                               120,817
                                        -------------------------------------------------------------------------
                                                                                                        $775,000
                                        -------------------------------------------------------------------------


                                                               Marine Management
                                                                   Systems, Inc.

                                                   Notes to Financial Statements
                          (Information as of September 30, 1996 and for the nine months ended September 30, 1995 and 1996 is unaudited)
--------------------------------------------------------------------------------



    7.   Subordinated Debt -            Subordinated debt consists of the
         Related Parties                following:



                                                                                                   December 31,     September 30,
                                                                                                       1995              1996
                                        -----------------------------------------------------------------------------------------
                                         Note payable, officer and director, interest payable
                                           monthly at the prime rate plus 2%, 10-1/4% at
                                           September 30, 1996 with no principal payment
                                           provisions, secured by the general assets of the
                                           Company (a).                                              $300,000          $300,000
                                         Note payable, officer and director, interest at the
                                           prime rate plus 2%, 10-1/4% at September 30,
                                           1996, with no principal payment provisions,
                                           secured by the assets of the Company (a).                  200,000           200,000
                                         Note payable, director, interest at 10% payable
                                           semi-annually, convertible into 62,074 shares of
                                           the Company's common stock. The note matures
                                           on January 1, 2001 and is secured by the assets
                                           of the Company (a) and (b).                                 62,500                 -
                                         Note payable, interest at the prime rate plus 1%,
                                           9-1/4% at September 30, 1996, payable monthly
                                           with no principal payment provisions, is
                                           convertible into 10,018 shares of the Company's
                                           common stock and is secured by the assets of the
                                           Company (a) and (b).                                        25,000                 -
                                         Note payable, interest at 8%, payable on demand,
                                           convertible into 259,259 shares of the
                                           Company's common stock and is secured by the
                                           assets of the Company (a) and (b).                          70,000                 -
                                        -----------------------------------------------------------------------------------------
                                                                                                     $657,500          $500,000
                                        -----------------------------------------------------------------------------------------



                                        ------------------

                                        (a)     The subordinated debt has been
                                                subordinated to the bank's note
                                                and the principal cannot be
                                                repaid without its approval or
                                                until that debt has been
                                                satisfied. The bank's note is
                                                due in 1998. Therefore, for
                                                maturity purposes, such debt has
                                                been presented as if it would be
                                                repaid in 1998.

                                        (b)     As of June 30, 1996, these notes
                                                converted into an aggregate of
                                                331,351 shares of the Company's
                                                common stock based on the
                                                original terms of the debt
                                                agreements.

                                                               Marine Management
                                                                   Systems, Inc.

                                                   Notes to Financial Statements
                          (Information as of September 30, 1996 and for the nine months ended September 30, 1995 and 1996 is unaudited)
--------------------------------------------------------------------------------



    8.   Commitments and                The Company leases certain operating and
         Contingencies                  data processing equipment under capital
                                        leases expiring at various dates.

                                        The Company also rents office space and
                                        equipment under operating leases.

                                        In most cases, management expects that
                                        in the normal course of business, leases will be renewed or replaced by other leases.

                                        On October 31, 1995, the Company entered into a facility lease for seven years with an option to extend the lease for five years. The commencement date of the lease was March 1, 1996. The agreement calls for fixed rent to be paid in monthly installments in advance commencing on July 1, 1996 and on the first day of each month thereafter. In addition to the fixed rent, the lease provides for escalation of the lease payment as maintenance cost and taxes increase. The Company received a rent abatement from the period March 1, 1996 through June 30, 1996. In connection with this lease, a bank has issued the Company an unconditional letter of credit of $150,000 expiring on December 31, 1997. The letter of credit is to be used as security deposit to be reduced by $7,500 per month starting May 31, 1996 until fully liquidated. The Connecticut Development Authority has issued a guarantee to a bank in the amount of $150,000. The guarantee will be reduced monthly as it relates to the facilities lease entered into October 1995 by the Company.

                                        Future net minimum lease payments under
                                        capital leases, and future minimum
                                        rental payments required under operating leases as of December 31, 1995 are as follows:

                                         Years ended December 31,                                      Capital         Operating
                                         -----------------------------------------------------------------------------------------
                                         1996                                                          $27,220       $   100,940
                                         1997                                                           27,220           188,154
                                         1998                                                           19,239           194,832
                                         1999                                                                -           201,509
                                         2000                                                                -           200,495
                                         Later years                                                         -           380,618
                                         -----------------------------------------------------------------------------------------
                                         Total                                                          73,679        $1,266,548
                                         Less amounts representing interest                             19,448
                                         -----------------------------------------------------------------------------------------
                                         Net                                                           $54,231
                                         -----------------------------------------------------------------------------------------

                                                               Marine Management
                                                                   Systems, Inc.

                                                   Notes to Financial Statements
                          (Information as of September 30, 1996 and for the nine months ended September 30, 1995 and 1996 is unaudited)
--------------------------------------------------------------------------------


                                        Total facilities rental expense charged
                                        to operations was $102,937, $93,370,
                                        $68,123 and $94,314 for the years ended
                                        December 31, 1994 and 1995, and the nine months ended September 30, 1995 and 1996, respectively.

                                        The Company has entered into employment
                                        agreements, which will become effective
                                        upon the closing of the anticipated
                                        public offering, with certain key
                                        employees and shall expire two years
                                        from that date. The minimum aggregate
                                        annual compensation under these
                                        agreements is $575,000. The annual
                                        compensation is subject to annual
                                        increases based upon the Consumer Price
                                        Index. In addition, these employees are
                                        eligible to receive a bonus at the
                                        discretion of the Board of Directors,
                                        not to exceed 50% of their annual
                                        compensation.




    9.   Capital Transactions           On February 20, 1996 the Company
                                        completed a reorganization and
                                        incorporated in the State of Delaware.
                                        The Company authorized 9,000,000 shares
                                        of common stock with a par value of
                                        $.001 and 2,100 shares of preferred
                                        stock with a par value of $.001. As a
                                        result of the reorganization, each
                                        previously issued and outstanding share
                                        of common stock of the Company was
                                        converted into fifty shares of common
                                        stock. In addition, each issued and
                                        outstanding share of preferred stock was converted into one share of preferred stock. As prescribed by their terms, the holders of convertible notes and warrants also had each share available to them converted into fifty shares of common stock. Effective August 21, 1996, the Company completed a recapitalization of its common shares by declaring a 1 for 2.7 reverse stock split. The Company issued one share of $.002 par value common stock for 2.7 shares of existing
                                        $.001 par value common stock. In
                                        connection with the August 21, 1996
                                        recapitalization, the Company authorized
                                        7,500 shares of 8% cumulative preferred
                                        stock with a par value of $100 per
                                        share. All references in the financial
                                        statements have been given retroactive
                                        effect for these actions.

                                        During the year ended December 31, 1994, certain officers elected to contribute their accrued salaries totaling $279,847, to additional paid-in capital of the Company.

                                        During the nine months ended September
                                        30, 1996, the Company sold 233,326
                                        shares of common stock for net proceeds
                                        of $732,875 pursuant to a private
                                        placement of its stock. At June 30,
                                        1996, advances payable to related
                                        parties of $225,000 were exchanged for
                                        66,666 shares of common stock. In
                                        addition, at June 30, 1996, all of the
                                        Company's outstanding preferred stock
                                        was converted into 62,191 shares of
                                        common stock.

                                                               Marine Management
                                                                   Systems, Inc.

                                                   Notes to Financial Statements
                          (Information as of September 30, 1996 and for the nine months ended September 30, 1995 and 1996 is unaudited)
--------------------------------------------------------------------------------



                                        In connection with the original $500,000 note payable to Connecticut Innovations, Inc. (CII) (See Note 6), the Company issued a warrant to CII to purchase 259,888 shares of common stock at an exercise price per share of $2.31. In connection with the August 1996 transactions, described below, one half of these warrants have been cancelled. The remaining warrants, 129,944, have a term of 10 years. If during the term of the warrant, the Company issues shares at amounts less than $2.31 then the exercise price will be adjusted to that amount. In connection with the warrant, CII has the right to put the warrant to the Company at the difference between the fair market value of the warrant and the exercise price. The put provision is exercisable, among other occurrences, if the Company closes a public offering of its stock. In addition, the Company may cancel the remaining warrants upon the satisfaction of one half of the original note and pay an amount sufficient to provide a 25% return compounded annually on the amount of the debt that was satisfied.

                                        In August 1996, the Company sold 7,500
                                        shares of its 8% cumulative preferred
                                        stock, $100 par value, to CII for cash
                                        of $500,000 and the conversion of
                                        indebtedness in the amount of $236,924.
                                        The preferred stock is convertible into
                                        277,777 shares of common stock and is
                                        redeemable at the holders option, in
                                        August 1999, at the greater of the par
                                        value plus 25% compounded annually for
                                        each year outstanding or the then fair
                                        market value of the preferred stock.
                                        Upon the conversion, the Company
                                        recognized $13,076 of miscellaneous
                                        expense representing the discounted
                                        purchase price.

                                        During the six months ended June 30,
                                        1996, the Company issued warrants to key employees to purchase 222,219 shares of common stock at $3.375 per share.

                                        In March 1996 and as amended in December
                                        1996, the Board of Directors approved a
                                        stock option plan for key employees and
                                        reserved 225,040 shares for stock
                                        options. The board retained the
                                        authority to determine the individuals
                                        to whom, and the times at which, stock
                                        grants would be made, along with the
                                        number of shares, vesting schedule and
                                        other provisions relating to the stock
                                        grants. During the nine months ended
                                        September 30, 1996, the Company issued
                                        stock options to purchase 71,290 shares
                                        of common stock exercisable at $3.375
                                        per share and vest at the rate of 25%
                                        per year over four years from the date
                                        of the grant.

                                                               Marine Management
                                                                   Systems, Inc.

                                                   Notes to Financial Statements
                          (Information as of September 30, 1996 and for the nine months ended September 30, 1995 and 1996 is unaudited)
--------------------------------------------------------------------------------




                                        As of September 30, 1996, the Company
                                        has 854,980 shares of its common stock
                                        reserved for issuance pursuant to
                                        options, warrants and convertible
                                        securities.

                                        No options or warrants have been
                                        exercised.


                                        Certain of the outstanding indebtedness
                                        and warrants either prohibit or restrict the declaration or payment of dividends.



   10.   Going Concern                  The Company's financial statements have
                                        been prepared assuming that the Company
                                        will continue as a going concern. The
                                        Company has suffered losses and has
                                        negative working capital. The Company
                                        has relied on its capital and related
                                        party advances to sustain its working
                                        capital needs. The predominant use of
                                        cash has been capitalized computer
                                        software costs. Management believes that the proceeds of the offering contemplated by this prospectus (See
                                        Note 15a), will be sufficient to meet
                                        its cash flow needs for the coming year.
                                        However, there can be no assurance that
                                        the offering will be completed. The
                                        financial statements do not include any
                                        adjustments that might result from the
                                        outcome of this uncertainty.



   11.   Income Taxes                   No tax provision has been recognized due
                                        to losses incurred during the periods
                                        presented. At December 31, 1995, the
                                        Company has net operating loss
                                        carryforwards in the amount of
                                        approximately $2,800,000 which expire
                                        during the period 1999 to 2010. The
                                        Company has deferred tax assets of
                                        approximately $950,000 and approximately
                                        $1,250,000 at December 31, 1995 and
                                        September 30, 1996, respectively,
                                        relating to the net operating loss
                                        carryforwards. The Company has
                                        recognized a valuation allowance for the entire deferred tax asset. The need for the valuation allowance is evaluated periodically by the Company.




   12.   Revenues                       Three customers accounted for 19%, 16%
                                        and 10% of revenues for the year ended
                                        December 31, 1994. Two customers
                                        accounted for 13% and 10% of revenues
                                        for the year ended December 31, 1995.
                                        Two customers accounted for 32% and 13%
                                        of revenues for the nine months ended
                                        September 30, 1996. One customer
                                        accounted for 16% of accounts receivable as of December 31, 1995. Two customers accounted for 24% of accounts receivable at September 30, 1996.

                                                               Marine Management
                                                                   Systems, Inc.

                                                   Notes to Financial Statements
                          (Information as of September 30, 1996 and for the nine months ended September 30, 1995 and 1996 is unaudited)
--------------------------------------------------------------------------------



                                        For the year ended December 31, 1994,
                                        the Company had revenues from foreign
                                        customers of approximately $1,050,000 of which the Company had revenues from customers located in Canada and the United Kingdom of approximately $280,000 and $525,000, respectively. For the year ended December 31, 1995 and the nine months ended September 30, 1995, the Company had revenues from foreign customers of approximately $1,340,000 and $716,000, respectively, of which the Company had revenues from customers located in the Middle East and the United Kingdom of approximately $1,070,000 and $575,000, respectively.
                                        For the nine months ended September 30,
                                        1996, the Company had revenues from
                                        foreign customers of approximately
                                        $680,000 of which the Company had
                                        revenues of approximately $200,000 from
                                        Australia.

                                        On July 11, 1995, the Company, as part
                                        of the Integrated Shipboard Information
                                        Technology (ISIT) Consortium, entered
                                        into an agreement with the United
                                        States, Department of Transportation,
                                        Maritime Administration (the
                                        "Government") to provide advanced
                                        software, state of the art hardware and
                                        standardized procedures, which together
                                        provide the ability to collect, process
                                        and store information electronically
                                        from shipboard sub-systems, and
                                        distribute that information throughout
                                        the ship and to the ship's land-based
                                        offices via seamless satellite
                                        communications. The total estimated cost to the consortium to complete this project is approximately $3,900,000 over an eighteen month period. The Company's share of the project is approximately $1,950,000 of which the Government will fund approximately $975,000 of project costs.

                                        In addition, on July 31, 1995, the
                                        Company entered into an agreement with
                                        CII under which the Company will receive a total grant of approximately $490,000 to be used to help fund the ISIT project.

                                        For the year ended December 31, 1995 and for the nine months ended September 30, 1995 and 1996, $390,757, $207,758 and
                                        $820,402, respectively, has been
                                        recognized as software revenue based on
                                        the percentage-of-completion of the
                                        project measured by the cost-to-cost
                                        method which is based on the completion
                                        of certain milestones as defined in the
                                        Government and CII agreements.




   13.Profit Sharing Plan               The Company sponsors a 401(K) profit
                                        sharing plan which covers substantially
                                        all employees. Company contributions to
                                        the plan totaled none, $30,945, $23,724
                                        and $33,519 for the years ended December
                                        31, 1994 and 1995 and the nine months
                                        ended September 30, 1995 and 1996,
                                        respectively.

                                                               Marine Management
                                                                   Systems, Inc.

                                                   Notes to Financial Statements
                          (Information as of September 30, 1996 and for the nine months ended September 30, 1995 and 1996 is unaudited)
--------------------------------------------------------------------------------





   14.   Statements of Cash             Supplemental disclosure of cash flow
         Flows - Supplemental           information:
         Disclosures

                                                                               Years ended                Nine months ended
                                                                       ----------------------------  ----------------------------
                                                                        December 31,  December 31,   September 30,  September 30,
                                                                            1994          1995           1995           1996
                                        -----------------------------------------------------------------------------------------
                                        Cash paid for interest             $95,957      $136,659        $102,694      $122,305
                                        Supplemental disclosure of non-
                                           cash investing and financing
                                           activities:
                                        Accrued interest contributed to
                                           capital                               -        37,000          37,000             -
                                        Conversion of  debt contributed
                                           to capital                            -             -               -       382,500
                                        Increase in capital lease
                                           obligations                           -        60,750          60,750       146,192
                                        -----------------------------------------------------------------------------------------



   15.   Subsequent Events

                                        (a)     The Company has a letter of
                                                intent with Whale Securities
                                                Co., L.P. in connection with a
                                                proposed offering and sale to
                                                the public of one million two
                                                hundred thousand shares of
                                                common stock of the Company at a
                                                price of $5 per share and one
                                                million two hundred thousand
                                                warrants at a price of $.10 per
                                                warrant. Each warrant will be
                                                exercisable to purchase one
                                                share of common stock at $5 per
                                                share.

                                        (b)     Immediately prior to
                                                effectiveness of the Company's
                                                anticipated public offering,
                                                certain officers of the Company
                                                have agreed to satisfy their
                                                respective outstanding loan
                                                balances in the aggregate amount
                                                of $388,837 by selling to the
                                                Company 77,767 shares of common
                                                stock. As of December 31, 1995
                                                and September 30, 1996, such
                                                balances have been included as a
                                                reduction of stockholders'
                                                equity.

                                                               Marine Management
                                                                   Systems, Inc.

                                                   Notes to Financial Statements
                          (Information as of September 30, 1996 and for the nine months ended September 30, 1995 and 1996 is unaudited)
--------------------------------------------------------------------------------




                                        (c)     On December 12, 1996, the
                                                Company issued two promissory
                                                notes each in the amount of
                                                $250,000 which bear interest at
                                                a rate of 9% per annum and
                                                mature at the earlier of January
                                                31, 1998 or the closing of an
                                                initial public offering. One of
                                                these notes is convertible into
                                                the Company's common stock at a
                                                rate of $2.50 per share. The
                                                note and unpaid interest thereon
                                                may be converted by the holder
                                                at any time but automatically
                                                convert upon the closing of an
                                                initial public offering. In
                                                addition, the Company issued a
                                                warrant, to the holder of the
                                                notes to purchase 125,000 shares
                                                of its common stock at an
                                                exercise price per share of
                                                $5.00. If an initial public
                                                offering is not consummated by
                                                January 31, 1998 then the
                                                exercise price per share shall
                                                be reduced to the lesser of
                                                $2.50 or the lowest price per
                                                share that the Company issues
                                                stock during the six month
                                                period prior to January 31,
                                                1998. The warrants expire on
                                                December 12, 2001.


                                        (d)     In October and November 1996,
                                                the Company borrowed an
                                                aggregate of $410,000 from six
                                                persons, including a director
                                                and other related parties. The
                                                debt bears interest at 10% and
                                                is due at the earlier of six
                                                months from the date of the note
                                                or upon the closing of the
                                                anticipated initial public
                                                offering.

                                                In December 1996, the Company
                                                borrowed an aggregate of
                                                $116,000 from four officers and
                                                a related party. These notes and
                                                $50,000 of previous advances
                                                from a related party bear
                                                interest at 9% and are due on
                                                December 2, 1998.

                                        (e)     In January 1997, the Company
                                                completed the sale of seven
                                                investment units to six
                                                investors at a price of $50,000
                                                for each unit. Each investment
                                                unit consists of a $50,000
                                                promissory note which bears
                                                interest at 9% and is due at the
                                                earlier of one year or the
                                                completion of the anticipated
                                                initial public offering and
                                                10,000 shares of common stock.

===================================================

     No dealer, salesperson or other person has been
authorized to give any information or make any
representation not contained in this Prospectus in
connection with the offer made by this Prospectus,
and if given or made, such information or
representation must not be relied upon as having
been authorized by the Company or the Underwriter.
This Prospectus does not constitute an offer to sell
or a solicitation of an offer to buy any securities
other than the securities offered by this
Prospectus, or an offer to sell or a solicitation of
an offer to buy any securities by anyone in any
jurisdiction in which such offer or solicitation is
not authorized or would be unlawful. Neither the
delivery of this Prospectus nor any sale made
hereunder shall, under any circumstances, create any
implication that information contained herein is
correct as of any time subsequent to the date
hereof.
                  ----------------

                  TABLE OF CONTENTS
                                                Page
Prospectus Summary................................3
Risk Factors.....................................10
Use of Proceeds..................................21
Dividend Policy..................................22
Dilution.........................................23
Capitalization...................................24
Selected Financial Data..........................26
Management's Discussion and Analysis of
   Financial Condition and Results of
   Operations....................................27
Business.........................................33
Management.......................................45
Principal Stockholders...........................50
Certain Transactions.............................51
Description of Securities........................53
Shares Eligible for Future Sale..................56
Underwriting.....................................56
Legal Matters....................................59
Experts..........................................59
Additional Information...........................59
Index to Financial Statements...................F-1

                 ------------------

     Until         , 1997 (25 days after the date of
this Prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

===================================================

===================================================





                  Marine Management
                    Systems, Inc.









          1,200,000 Shares of Common Stock
                         and
           Redeemable Warrants to Purchase
          1,200,000 Shares of Common Stock









                 -------------------

                     PROSPECTUS

                 -------------------








             Whale Securities Co., L.P.







                       , 1997



===================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.   Indemnification of Directors and Officers

     The Company's Certificate of Incorporation provides that the personal liability of the directors of the Registrant shall be limited to the fullest extent permitted by the provisions of Section 102(b)(7) of the General Corporation Law of the State of Delaware (the "DGCL"). Section 102(b)(7) of the DGCL generally provides that no director shall be liable personally to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that the Certificate of Incorporation does not eliminate the liability of a director for (i) any breach of the director's duty of loyalty to the Registrant or its stockholders; (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) acts or omissions in respect of certain unlawful dividend payments or stock redemptions or repurchases; or (iv) any transaction from which such director derives improper personal benefit. The effect of this provision is to eliminate the rights of the Registrant and its stockholders (through stockholders' derivatives suits on behalf of the Registrant) to recover monetary damages against a director for breach of her or his fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (iv) above. The limitations summarized above, however, do not affect the ability of the Registrant or its stockholders to seek nonmonetary remedies, such as an injunction or rescission, against a director for breach of her or his fiduciary duty. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to directors, officers, or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission (the "Commission"), such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     In addition, the Certificate of Incorporation provides that the Registrant shall, to the fullest extent permitted by Section 145 of the DGCL, indemnify all persons whom it may indemnify pursuant to Section 145 of the DGCL. Section 145 of the DGCL permits a company to indemnify an officer or director who was or is a party or is threatened to be made a party to any proceeding because of his or her position, if the officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Item 25.  Other Expenses of Issuance and Distribution

     The estimated expenses of the Registrant to be incurred in connection with the distribution of the shares of Common Stock registered hereby (other than underwriting discounts and commissions and the Underwriter's nonaccountable expense allowance) are as follows:

   SEC registration fee.................................            $ 4,756.19
   NASD filing fee......................................              2,069.55
   Nasdaq listing fee...................................             10,000.00
   Underwriter's consulting fee.........................             25,000.00
   Printing expenses....................................                    *
   Fees and expenses of counsel for the Registrant......                    *
   Accounting fees and expenses.........................                    *
   Blue sky fees and expenses
        (including counsel fees and expenses)...........                    *
   Fees and expenses of transfer agent and registrar ...                    *
   Miscellaneous........................................                    *
                                                                --------------
            Total expenses..............................           $570,000.00

----------------
*To be filed by amendment

Item 26.  Recent Sales of Unregistered Securities

      Within the past three years, the Registrant has issued the following securities without registration under the Securities Act:

      a) On March 21, 1995, the Registrant issued a warrant to purchase 259,888 shares of its Common Stock to Connecticut Innovations, Incorporated ("CII") in connection with the provision of financing to the Registrant. The exercise price under the warrant is $2.31 per share, and the warrant is exercisable until March 21, 2005. On August 21, 1996, this warrant was cancelled and replaced with a warrant to purchase 129,944 shares of the Registrant's Common Stock, under the same terms and conditions as the warrant issued on March 21, 1995.

      b) On a number of different dates between February and June 1996, the Registrant issued and sold an aggregate of 233,326 shares of its Common Stock to 16 investors, each of whom qualified as an "accredited investor" within the meaning of Regulation D promulgated under the Securities Act. The aggregate consideration received by the Company for such shares was $787,500.

      c) On March 22, 1996, the Registrant granted options to purchase a total of 71,290 shares of its Common Stock to 12 employees of the Registrant pursuant to its 1996 Key Employees' Stock Option Plan. These options have an exercise price of $3.38 per share and are exercisable until March 22, 2006.

      d) On April 1, 1996, the Registrant issued warrants to purchase an aggregate of 166,665 shares of its Common Stock to Mark E. Story and Michael P. Barney, each an executive officer of the Registrant, and to Robert F. Ohmes and Scott R. Ohmes, sons of Robert D. Ohmes, an executive officer and director of the Registrant. The exercise price under the warrants is $3.38 per share, and the warrants are exercisable until April 1, 2006.

      e) On June 1, 1996, Robert D. Ohmes and Scott R. Ohmes converted a total of $225,000 of indebtedness from the Registrant into an aggregate of 66,666 shares of Common Stock of the Registrant.

      f) One June 1, 1996, the Registrant issued an aggregate of 62,191 shares of its Common Stock to Eugene D. Story, Robert D. Ohmes and Donald F. Logan, Jr., each an executive officer and director of the Registrant, upon conversion of 2,099 shares of its Preferred Stock held by such officers.

      g) On June 3, 1996, the Registrant issued warrants to purchase an aggregate of 55,554 shares of its Common Stock to Eugene D. Story, Robert D. Ohmes, Donald F. Logan, Jr. and Mark E. Story. The exercise price under the warrants is $3.38 per share, and the warrants are exercisable until June 3, 2006.

      h) On June 30, 1996, Scott R. Ohmes converted a convertible subordinated debenture in the principal amount of $70,000 into 259,259 shares of the Registrant's Common Stock.

      i) On June 30, 1996, Lyman C. Hamilton, Jr., a director of the Registrant, converted a convertible subordinated note in the principal amount of $62,500 into 62,074 shares of the Registrant's Common Stock.

      j) On June 30, 1996, Christopher Story, the brother of Eugene D. Story, converted a convertible subordinated debenture in the principal amount of $25,000 into 10,018 shares of the Registrant's Common Stock.

      k) On August 21, 1996, the Registrant issued and sold 7,500 shares of its Preferred Stock to CII for $500,000 in cash, the cancellation of $236,924 of principal amount of indebtedness owed to CII by the Registrant and CII's relinquishment of warrants to purchase 129,944 shares of Common Stock.

      l) On December 12, 1996, the Registrant issued a promissory note in the principal amount of $250,000, convertible into an aggregate of 100,000 shares of its Common Stock, and a warrant to purchase 125,000 shares of its Common Stock to Sperry Marine Inc. in connection with its provision of financing to the Registrant. The exercise price under the warrant is $5.00 per share, and the warrant is exercisable until December 12, 2001.

      m) On January 29, 1997, the Registrant issued to six accredited investors $350,000 in aggregate principal amount of promissory notes and an aggregate of 70,000 shares of Common Stock pursuant to a private placement (the "January Bridge Financing"). The Registrant received total cash consideration in the gross amount of $350,000. In connection with the January Bridge Financing, Whale Securities Co., L.P. ("Whale") acted as placement agent whereby Whale received an aggregate commission of $35,000 in cash.

      The securities issued in the foregoing transactions were not registered under the Securities Act in reliance upon the exemption from registration set forth in Section 4(2) relating to transactions by an issuer not involving any public offering.


Item 27.  Exhibits

      The following is a list of exhibits filed as a part of this registration statement:

Exhibit No.                             Description
-----------                             -----------

    1.01          Form of Underwriting Agreement.

    3.01(a)       Amended and Restated Certificate of Incorporation of the
                  Registrant.

        (b) Certificate of Amendment of Amended and Restated Certificate of Incorporation of the Registrant.

    3.02          Bylaws of the Registrant.

    4.01 Specimen Certificate representing shares of Common Stock, par value $.002 per share, of the Registrant.*

    4.02          Specimen Certificate representing the Public Warrants of the
                  Registrant.*

    4.03 Form of Public Warrant Agreement among the Registrant, Whale Securities Co., L.P. as Underwriter and American Stock Transfer & Trust Company as Warrant Agent.

    4.04 Form of Underwriter's Warrant Agreement, including form of warrant certificate.

    4.05(a) Commercial Revolving Loan, Term Loan and Security Agreement between People's Bank and the Registrant, dated June 4, 1993.

        (b) Second Modification of Commercial Revolving Loan, Term Loan and Security Agreement between People's Bank and the Registrant, dated December 21, 1995.

        (c) Letter from People's Bank to the Registrant (Third Modification of Commercial Revolving Loan, Term Loan and Security Agreement between People's Bank and the Registrant), dated February 8, 1995.

        (d) $450,000 Term Promissory Note from the Registrant to People's Bank, dated June 4, 1993.

        (e) $400,000 Amended and Restated Revolving Loan Note from the Registrant to People's Bank, dated December 21, 1995.

        (f) $150,000 Irrevocable Standby Letter of Credit in favor of Seaboard Stamford Investors Associates LLC, between People's Bank and the Registrant, dated January 25, 1996.

    4.06 $75,000 Loan Note from the Registrant to People's Bank, dated November 8, 1996.

    5.01 Opinion and Consent of Shipman & Goodwin LLP as to the legality of the shares to be registered.*

    9.01 Stock Purchase, Option and Shareholder Agreement among COMSAT Investments, Inc., the Registrant, Eugene D. Story, Robert D. Ohmes and Donald F. Logan, Jr., dated June 20, 1990.

    10.01(a) Form of Purchase Warrant for the Purchase of Common Stock, par value $.001 per share.

         (b)      Schedule of Warrant Holders.

    10.02         $300,000 Subordinated Note from the Registrant to Eugene D.
                  Story, dated July 1, 1994.

    10.03         $200,000 Subordinated Note from the Registrant to Robert D.
                  Ohmes, dated July 1, 1994.

    10.04         $29,000 Subordinated Note from the Registrant to Eugene D.
                  Story, dated December 2, 1996.

    10.05         $10,000 Subordinated Note from the Registrant to Robert D.
                  Ohmes, dated December 2, 1996.

    10.06         $15,000 Subordinated Note from the Registrant to Mark E.
                  Story, dated December 2, 1996.

    10.07         $90,000 Subordinated Note from the Registrant to Scott R.
                  Ohmes, dated December 2, 1996.

    10.08         $22,000 Subordinated Note from the Registrant to Donald F.
                  Logan, Jr., dated December 2, 1996.

    10.09         Key Employee Agreement between the Registrant and Eugene D.
                  Story.

    10.10         Key Employee Agreement between the Registrant and Robert D.
                  Ohmes.

    10.11 Form of Key Employee Agreement between the Registrant and each of Michael P. Barney, Donald F. Logan, Jr. and Mark E. Story.

    10.12         Marine Management Systems, Inc. 1996 Key Employees' Stock
                  Option Plan.

    10.13(a) Agreement of Lease between Seaboard Stamford Investor Associates, LLC and the Registrant, dated October 31, 1995 with respect to Premises located at 470 West Avenue, Stamford, Connecticut 06902.

         (b)      Letter Amendment to Agreement of Lease, dated September 21,
                  1995.

         (c)      Letter Amendment to Agreement of Lease.

    10.14(a) United States of America Department of Transportation Maritime Administration Notification of Assistance Approval (Cooperative Agreement), Project Number: DTMA91-95-H-00069,
                  Title: Integrated Shipboard Information Technology (ISIT) Platform, Effective Date July 12, 1995.

         (b) Modification 0001 to Project Number DTMA91-95-H-00069, dated September 29, 1995.

         (c) Modification 0002 to Project Number DTMA91-95-H-00069, dated March 25, 1996.

         (d) Modification 0003 to Project Number DTMA91-95-H-00069, dated July 10, 1996.

         (e) Clarification Letter from U.S. Department of Transportation Maritime Administration to the Registrant, dated October 31, 1996.

    10.15 Federal Technology Partnership Assistance Agreement between the Registrant and Connecticut Innovations, Incorporated, dated July 31, 1995.

    10.16 Marketing and Distribution Agreement between the Registrant and Sperry Marine Inc., dated December 4, 1996.

    10.17 Warrant for the Purchase of Common Stock, par value $.002 per share, issued to Sperry Marine Inc., dated December 12, 1996.

    10.18(a) Form of Registration Rights Agreement between the Registrant and the Holder, dated as of January 29, 1997.

         (b)      Schedule of Holders.

    10.19 Consulting Agreement between the Registrant and Whale Securities Co., L.P.

    23.01         Consent of BDO Seidman, LLP.

    23.02         Consent of Shipman & Goodwin LLP, included in opinion filed as
                  Exhibit 5.01.*

    24.01 Power of Attorney, included in the signature page of this registration statement.

    27.01         Financial Data Schedule

--------------------------
         *To be filed by amendment

Item 28.  Undertakings

     (1)   The undersigned Registrant hereby undertakes that it will:

           (a) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

                  (i) Include any prospectus required by Section 10(a)(3) of the Securities Act,

                  (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price present no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

                  (iii) Include any additional or changed material information on the plan of distribution.

           (b) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

           (c) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of this offering.

     (2) The undersigned Registrant hereby undertakes to provide to the Underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     (3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (4)   The undersigned Registrant hereby undertakes that it will:

         (a) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this registration statement as of the time it was declared effective.

         (b) For determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and the offering of such securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Stamford, State of Connecticut, on February 3, 1997.


                              MARINE MANAGEMENT SYSTEMS, INC.


                              By: /s/ Eugene D. Story
                                  ---------------------------------------
                                   Eugene D. Story
                                   President and Chief Executive Officer


                                POWER OF ATTORNEY

     Know All Persons by These Presents, that each person whose signature appears below constitutes and appoints Eugene D. Story and Robert D. Ohmes, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file same, with all exhibits thereto, and other documents in connection therewith, with full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, of their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                               -------------------

     In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

          Signature                             Title                                Date
          ---------                             -----                                ----

     /s/ Eugene D. Story
-------------------------------         President, Chief Executive Officer            February 3, 1997
       Eugene D. Story                             and Director



    /s/ Robert D. Ohmes
-------------------------------          Executive Vice President, Chief              February 3, 1997
       Robert D. Ohmes                   Financial Officer, Secretary and
                                          Director (Principal Accounting
                                                     Officer)



   /s/ Donald F. Logan, Jr.
-------------------------------         Senior Vice President - Operations            February 3, 1997
     Donald F. Logan, Jr.                          and Director


     /s/ Mark E. Story
-------------------------------           Vice President - Technical and              February 3, 1997
        Mark E. Story                                Director


   /s/ Donald W. Forster
-------------------------------                      Director                         February 3, 1997
      Donald W. Forster



  /s/ Lyman C. Hamilton, Jr.
-------------------------------                      Director                         February 3, 1997
    Lyman C. Hamilton, Jr.


   /s/ Michael C. Hughes
-------------------------------                      Director                         February 3, 1997
      Michael C. Hughes



                                  Exhibit Index

                                                                                       Sequentially Numbered
Exhibit No.                 Description                                                         Page
-----------                 -----------                                                ---------------------


    1.01          Form of Underwriting Agreement.

    3.01(a)       Amended and Restated Certificate of Incorporation of the
                  Registrant.

        (b) Certificate of Amendment of Amended and Restated Certificate of Incorporation of the Registrant.

    3.02          Bylaws of the Registrant.

    4.01 Specimen Certificate representing shares of Common Stock, par value $.002 per share, of the Registrant.*

    4.02          Specimen Certificate representing the Public Warrants of the
                  Registrant.*

    4.03          Form of Public Warrant Agreement among the Registrant, Whale
                  Securities Co., L.P. as Underwriter and American Stock
                  Transfer & Trust Company as Warrant Agent.

    4.04 Form of Underwriter's Warrant Agreement, including form of warrant certificate.

    4.05(a) Commercial Revolving Loan, Term Loan and Security Agreement between People's Bank and the Registrant, dated June 4, 1993.

        (b) Second Modification of Commercial Revolving Loan, Term Loan and Security Agreement between People's Bank and the Registrant, dated December 21, 1995.

        (c)       Letter from People's Bank to the Registrant (Third
                  Modification of Commercial Revolving Loan, Term Loan and
                  Security Agreement between People's Bank and the Registrant), dated February 8, 1995.

        (d)       $450,000 Term Promissory Note from the Registrant to People's
                  Bank, dated June 4, 1993.

        (e)       $400,000 Amended and Restated Revolving Loan Note from the
                  Registrant to People's Bank, dated December 21, 1995.

        (f)       $150,000 Irrevocable Standby Letter of Credit in favor of
                  Seaboard Stamford Investors Associates LLC, between People's
                  Bank and the Registrant, dated January 25, 1996.

    4.06          $75,000 Loan Note from the Registrant to People's Bank, dated
                  November 8, 1996.

    5.01 Opinion and Consent of Shipman & Goodwin LLP as to the legality of the shares to be registered.*


    9.01          Stock Purchase, Option and Shareholder Agreement among COMSAT
                  Investments, Inc., the Registrant, Eugene D. Story, Robert D.
                  Ohmes and Donald F. Logan, Jr., dated June 20, 1990.

    10.01(a) Form of Purchase Warrant for the Purchase of Common Stock, par value $.001 per share.

         (b)      Schedule of Warrant Holders.

    10.02         $300,000 Subordinated Note from the Registrant to Eugene D.
                  Story, dated July 1, 1994.

    10.03         $200,000 Subordinated Note from the Registrant to Robert D.
                  Ohmes, dated July 1, 1994.

    10.04         $29,000 Subordinated Note from the Registrant to Eugene D.
                  Story, dated December 2, 1996.

    10.05         $10,000 Subordinated Note from the Registrant to Robert D.
                  Ohmes, dated December 2, 1996.

    10.06         $15,000 Subordinated Note from the Registrant to Mark E.
                  Story, dated December 2, 1996.

    10.07         $90,000 Subordinated Note from the Registrant to Scott R.
                  Ohmes, dated December 2, 1996.

    10.08         $22,000 Subordinated Note from the Registrant to Donald F.
                  Logan, Jr., dated December 2, 1996.

    10.09         Key Employee Agreement between the Registrant and Eugene D.
                  Story.

    10.10         Key Employee Agreement between the Registrant and Robert D.
                  Ohmes.

    10.11 Form of Key Employee Agreement between the Registrant and each of Michael P. Barney, Donald F. Logan, Jr. and Mark E. Story.

    10.12         Marine Management Systems, Inc. 1996 Key Employees' Stock
                  Option Plan.

    10.13(a)      Agreement of Lease between Seaboard Stamford Investor
                  Associates, LLC and the Registrant, dated October 31, 1995 with respect to Premises located at 470 West Avenue, Stamford, Connecticut 06902.

         (b)      Letter Amendment to Agreement of Lease, dated September 21,
                  1995.

         (c)      Letter Amendment to Agreement of Lease.

    10.14(a)      United States of America Department of Transportation Maritime
                  Administration Notification of Assistance Approval
                  (Cooperative Agreement), Project Number: DTMA91-95-H-00069,
                  Title: Integrated Shipboard Information Technology (ISIT)
                  Platform, Effective Date July 12, 1995.

         (b)      Modification 0001 to Project Number DTMA91-95-H-00069, dated
                  September 29, 1995.

         (c)      Modification 0002 to Project Number DTMA91-95-H-00069, dated
                  March 25, 1996.

         (d)      Modification 0003 to Project Number DTMA91-95-H-00069, dated
                  July 10, 1996.

         (e)      Clarification Letter from U.S. Department of Transportation
                  Maritime Administration to the Registrant, dated October 31,
                  1996.

    10.15 Federal Technology Partnership Assistance Agreement between the Registrant and Connecticut Innovations, Incorporated, dated July 31, 1995.



    10.16 Marketing and Distribution Agreement between the Registrant and Sperry Marine Inc., dated December 4, 1996.

    10.17 Warrant for the Purchase of Common Stock, par value $.002 per share, issued to Sperry Marine Inc., dated December 12, 1996.

    10.18(a) Form of Registration Rights Agreement between the Registrant and the Holder, dated as of January 29, 1997.

         (b)      Schedule of Holders.

    10.19         Consulting Agreement between the Registrant and Whale
                  Securities Co., L.P.

    23.01         Consent of BDO Seidman, LLP.

    23.02         Consent of Shipman & Goodwin LLP, included in opinion filed as
                  Exhibit 5.01.*

    24.01 Power of Attorney, included in the signature page of this registration statement.

    27.01         Financial Data Schedule

--------------------------
         *To be filed by amendment

